
   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1995

                                                  REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           THE DURIRON COMPANY, INC.
             (Exact name of registrant as specified in its charter)

             NEW YORK                            3419                           31-0267900
     (State of Incorporation)        (Primary Standard Industrial            (I.R.S. Employer
                                     Classification Code Number)           Identification No.)

                            ------------------------

                            3100 RESEARCH BOULEVARD
                               DAYTON, OHIO 45420
                                 (513) 476-6100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                             RONALD F. SHUFF, ESQ.
                  VICE PRESIDENT-SECRETARY AND GENERAL COUNSEL
                           THE DURIRON COMPANY, INC.
                            3100 RESEARCH BOULEVARD
                               DAYTON, OHIO 45420
                                 (513) 476-6100
           (Name, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                    COPY TO:

                             J. MICHAEL HERR, ESQ.
                            THOMPSON, HINE AND FLORY
                                 P.O. BOX 8801
                        2000 COURTHOUSE PLAZA, NORTHEAST
                               DAYTON, OHIO 45401

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of the registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                                                            PROPOSED
                                                           PROPOSED         MAXIMUM
                                           AMOUNT          MAXIMUM         AGGREGATE        AMOUNT OF
         TITLE OF SECURITIES               TO BE        OFFERING PRICE      OFFERING       REGISTRATION
          TO BE REGISTERED             REGISTERED(1)     PER SHARE(2)       PRICE(2)          FEE(3)
---------------------------------------------------------------------------------------------------------
Common Stock.........................    6,468,411         $25.875      $167,370,134.63      $13,269
=========================================================================================================

(1) The number of shares being registered is based upon the number of shares of Common Stock, $5.00 par value per share, of Durametallic Corporation (the
    "Durametallic Common Shares") presently outstanding or reserved for issuance under various plans and the maximum possible conversion ratio in the merger.

(2) Estimated solely based upon the reported average of the high and low prices of a share of Duriron Common Stock on September 7, 1995.

(3) The registration fee is based on the book value of the Durametallic Common
    Shares (for which no market exists) as of June 30, 1995 (the latest practicable date prior to the filing), in accordance with Rule 457(f)(2).

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A),
MAY DETERMINE.

================================================================================


                           THE DURIRON COMPANY, INC.

                           CROSS REFERENCE SHEET FOR
                       REGISTRATION STATEMENT ON FORM S-4

                   ITEMS OF FORM S-4                     PROSPECTUS CAPTION OR LOCATION
                  -------------------                   ---------------------------------
INFORMATION ABOUT THE TRANSACTION
1.    Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.....  Facing Page of Registration Statement;
                                                   Outside Front Cover Page of Joint Proxy
                                                   Statement/ Prospectus
2.    Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front Cover Page of Joint Proxy
                                                   Statement/Prospectus; Available
                                                   Information; Incorporation of Certain
                                                   Documents by Reference; Table of Contents
3.    Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information..............  Summary
4.    Terms of the Transaction...................  Summary; Background of and Reasons for the
                                                   Merger; Terms of the Merger; Federal Income
                                                   Tax Consequences; Comparison of Rights of
                                                   Holders of Durametallic Common Stock and
                                                   Duriron Common Stock
5.    Pro Forma Financial Information............  Summary; Unaudited Pro Forma Condensed
                                                   Combined Financial Statements
6.    Material Contacts with the Company
      Being Acquired.............................  Summary; Background of and Reasons for the
                                                   Merger
7.    Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      be Underwriters............................  Not Applicable
8.    Interests of Named Experts and Counsel.....  Legal Opinions; Experts
9.    Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Not Applicable

INFORMATION ABOUT THE REGISTRANT
10.   Information with Respect to S-3
      Registrants................................  Available Information; Incorporation of
                                                   Certain Documents by Reference; Summary;
                                                   Information concerning Duriron
11.   Incorporation of Certain Information by
      Reference..................................  Incorporation of Certain Documents by
                                                   Reference; Summary
12.   Information with Respect to S-2 or S-3
      Registrants................................  Not Applicable
13.   Incorporation of Certain Information by
      Reference..................................  Not Applicable
14.   Information with Respect to Registrants
      Other than S-2 or S-3 Registrants..........  Not Applicable

INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15.   Information with Respect to S-3
      Companies..................................  Not Applicable
16.   Information with Respect to S-2 or S-3
      Companies..................................  Not Applicable

                   ITEMS OF FORM S-4                     PROSPECTUS CAPTION OR LOCATION
                  -------------------                   ---------------------------------
17.   Information with Respect to Companies Other
      than S-2 or S-3 Companies..................  Summary; Information Concerning
                                                   Durametallic; Selected Financial Data of
                                                   Durametallic; Durametallic Management's
                                                   Discussion and Analysis of Financial
                                                   Condition and Results of Operation; Market
                                                   Prices and Dividend History

VOTING AND MANAGEMENT INFORMATION
18.   Information if Proxies, Consents or
      Authorizations are to be Solicited.........  Incorporation of Certain Documents by
                                                   Reference; Summary; Special Meetings of
                                                   Duriron and Durametallic Shareholders;
                                                   Background of and Reasons for the Merger;
                                                   Terms of the Merger; Beneficial Ownership
                                                   of Voting Securities of Durametallic
19.   Information if Proxies, Consents or
      Authorizations are not to be Solicited or
      in an Exchange Offer.......................  Not Applicable

                                 [DURIRON LOGO]

                           THE DURIRON COMPANY, INC.
                            3100 RESEARCH BOULEVARD
                               DAYTON, OHIO 45420

                                October   , 1995

Dear Fellow Shareholder:

     You are invited to attend a special meeting of shareholders which the Board has called to vote upon a proposed merger agreement between the Company and Durametallic Corporation. This meeting will be held at the Company's
headquarters on             , November   , 1995 at        a.m. EST.

     The Board is excited to recommend that you support and vote for the proposed merger by signing and returning your enclosed proxy card. Durametallic has been a valued supplier of mechanical seals to the Company for many years. These seals are a key component of the process pumps manufactured by the Company. The Board believes that the proposed merger will strengthen the Company's competitiveness in the marketplace.

     Under the proposed merger agreement, the Company will acquire Durametallic for a consideration of $150,000,000 through a tax-free exchange of common stock with the Durametallic shareholders. Durametallic has been a successful company for many years. If the merger is approved, the combination of Durametallic with the Company should help to assure the continued success of the Company.

     You will also be asked at the meeting to approve an increase in the authorized number of shares of the Company's common stock. The requested increase is from 30,000,000 to 60,000,000 shares. If the merger is completed as
requested, there will be as few as           shares left for issuance by the
Company. The Board believes that the requested increase is necessary to have adequate shares available for general corporate needs, including possible future stock splits.

     Both the merger agreement and the increase in authorized common stock are described in more detail in the attached Joint Proxy Statement/Prospectus.

     The Board strongly believes that both the merger agreement and the share increase are essential to the long-term success of the Company. The Board thus urges you to vote "FOR" both proposals on the enclosed proxy card.

     Your vote, regardless of your amount of shareholdings, is very important. Please promptly sign, date and return the enclosed proxy in the enclosed envelope.

                                          Sincerely,

                                          WILLIAM M. JORDAN
                                          President and Chief
                                          Executive Officer

                                     [LOGO]

                           THE DURIRON COMPANY, INC.
                            3100 RESEARCH BOULEVARD
                               DAYTON, OHIO 45420

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER    , 1995

     NOTICE HEREBY IS GIVEN that a Special Meeting of Shareholders of The Duriron Company, Inc. ("Duriron") will be held at Duriron's headquarters, 3100
Research Boulevard, Dayton, Ohio on             , November   , 1995, commencing
at        o'clock        a.m. EST, for the following purposes:

          1. To consider and vote upon approval of the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 11, 1995 among Duriron, Wolverine Acquisition Corp., a wholly-owned subsidiary of Duriron ("Merger Sub"), and Durametallic Corporation ("Durametallic") (a copy of which is attached as Annex A to the enclosed Joint Proxy Statement/Prospectus), which provides for the merger of Merger Sub into Durametallic. As a result of the merger, Durametallic will become a wholly-owned subsidiary of Duriron and each outstanding share of Common Stock of Durametallic will be converted into shares of Duriron Common Stock with a market value (determined as provided in the Merger Agreement) of $85.30, subject to adjustment as provided in the Merger Agreement, with cash paid in lieu of fractional shares.

          2. To consider and vote upon adoption of an amendment to Duriron's Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Duriron Common Stock from 30,000,000 to 60,000,000.

          3. To consider and act upon such other business as properly may come before the meeting or any adjournment or postponement thereof.

     Only the holders of record of Duriron Common Stock as of the close of
business on October   , 1995 are entitled to notice of and to vote at the
Special Meeting of Shareholders and any adjournments or postponements thereof.

     The Joint Proxy Statement/Prospectus enclosed with this notice is a joint proxy statement of Duriron and Durametallic for their respective special shareholders meetings and also constitutes the prospectus of Duriron for the shares of Duriron Common Stock to be issued in the proposed merger.

                                          By Order of the Board of Directors

                                          RONALD F. SHUFF
                                          Secretary
Dayton, Ohio
October   , 1995

     WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                     [LOGO]

                            DURAMETALLIC CORPORATION
                              2100 FACTORY STREET
                           KALAMAZOO, MICHIGAN 49001

                                October   , 1995

Dear Shareholder:

     You are cordially invited to attend a special meeting of shareholders of
Durametallic Corporation ("Durametallic") to be held at      a.m., local time,
on November   , 1995 at Durametallic's headquarters, 2100 Factory Street,
Kalamazoo, Michigan (the "Special Meeting").

     At the Special Meeting, you will be asked to approve an Agreement and Plan of Merger (the "Merger Agreement") between Durametallic, The Duriron Company, Inc. ("Duriron") and a subsidiary of Duriron, pursuant to which the subsidiary of Duriron will be merged with and into Durametallic (the "Merger"). The Board of Directors of Durametallic has carefully reviewed and considered the terms and conditions of the Merger and has received the opinion of William Blair & Company as to the fairness of the Merger to the shareholders of Durametallic from a financial point of view. The full text of the opinion of William Blair & Company is attached to the Joint Proxy Statement/Prospectus as Annex C. The Board of Directors of Durametallic has concluded that the Merger is fair to and in the best interests of Durametallic and Durametallic shareholders and recommends that you vote FOR the approval of the Merger Agreement.

     If the Merger Agreement is approved by the shareholders of Durametallic and the Merger is consummated, Durametallic will become a wholly-owned subsidiary of Duriron, and each share of Durametallic Common Stock outstanding at the time the Merger becomes effective will be converted into shares of Duriron Common Stock with a market value of $85.30, subject to adjustments under certain circumstances, all as more fully described in the attached Joint Proxy Statement/Prospectus.

     THE DETAILS OF THE MERGER AGREEMENT ARE DISCUSSED IN THE JOINT PROXY STATEMENT/PROSPECTUS WHICH ACCOMPANIES THIS LETTER. YOU ARE URGED TO REVIEW IT CAREFULLY. A COPY OF DURIRON'S 1995 ANNUAL REPORT TO SHAREHOLDERS AND ITS QUARTERLY REPORT TO SHAREHOLDERS FOR THE PERIOD ENDED JUNE 30, 1995 ALSO ARE ENCLOSED FOR YOUR INFORMATION.

     Under Michigan law, the Merger Agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Durametallic Common Stock. Therefore, whether or not you personally will attend the meeting, please vote for the proposed transaction by signing, dating, and promptly mailing the enclosed proxy form. You may always revoke your proxy at or prior to the time of the meeting if you wish to vote in person. Regardless of the number of shares you own, your vote is important.

     PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. Immediately after the Merger is consummated, you will be sent instructions regarding the mechanics of exchanging your existing Durametallic stock certificates for new certificates representing shares of Duriron.

                                          Sincerely,

                                          James S. Ware
                                          President and Chief Executive Officer

                                     [LOGO]

                            DURAMETALLIC CORPORATION
                              2100 FACTORY STREET
                           KALAMAZOO, MICHIGAN 49001

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER    , 1995

To the Shareholders of Durametallic Corporation:

     A Special Meeting of Shareholders of Durametallic Corporation ("Durametallic") will be held at Durametallic's headquarters, 2100 Factory
Street, Kalamazoo, Michigan on November   , 1995, at             a.m., local
time, for the following purposes:

          1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of September 11, 1995, among The Duriron Company, Inc. ("Duriron"), Wolverine Acquisition Corp., a wholly-owned subsidiary of Duriron ("Merger Sub"), and Durametallic, which provides for the merger of Merger Sub into Durametallic. As a result of the merger, Durametallic will become a wholly-owned subsidiary of Duriron and each outstanding share of common stock of Durametallic will be converted into shares of common stock of Duriron, subject to certain conditions and limitations described in the Joint Proxy Statement/Prospectus.

          2. To transact such other business as properly may come before the meeting.

     The Board of Directors has established the close of business on October   ,
1995, as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.
                                          By Order of the Board of Directors

                                          --------------------------------------
                                          Clark D. Hurlbert
                                          Senior Vice President
                                          Finance/Corporate Secretary
Kalamazoo, Michigan
October   , 1995

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                           THE DURIRON COMPANY, INC.
                                      AND

                            DURAMETALLIC CORPORATION

                             JOINT PROXY STATEMENT
                                      FOR

          SPECIAL MEETING OF SHAREHOLDERS OF THE DURIRON COMPANY, INC.
                                 TO BE HELD ON
                               NOVEMBER    , 1995
                                      AND

          SPECIAL MEETING OF SHAREHOLDERS OF DURAMETALLIC CORPORATION
                                 TO BE HELD ON
                               NOVEMBER    , 1995
                            ------------------------

                           THE DURIRON COMPANY, INC.
                                   PROSPECTUS
                                      FOR
                       6,468,411 SHARES OF COMMON STOCK,
                           $1.25 PAR VALUE PER SHARE
                            ------------------------

     The Duriron Company, Inc., a New York corporation ("Duriron"), and Durametallic Corporation, a Michigan corporation ("Durametallic"), are furnishing this Joint Proxy Statement/Prospectus to their respective shareholders in connection with (i) the solicitation of proxies by the Board of Directors of Duriron for use at a special meeting of the shareholders of Duriron
to be held at      a.m. EST on November   , 1995 at 3100 Research Boulevard,
Dayton, Ohio and at any adjournments or postponements thereof, and (ii) the solicitation of proxies by the Board of Directors of Durametallic for use at a
special meeting of the shareholders of Durametallic to be held at      a.m. EST
on November   , 1995 at 2100 Factory Street, Kalamazoo, Michigan and at any
adjournments or postponements thereof (the "Durametallic Meeting").

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of Duriron with respect to up to 6,458,558 shares of Duriron Common Stock, $1.25 par value per share ("Duriron Common Stock"), to be issued in connection with the proposed merger (the "Merger") of Wolverine Acquisition Corp., a wholly-owned subsidiary of Duriron, with and into Durametallic. Upon consummation of the Merger, except as otherwise described herein, the outstanding shares of Durametallic's Common Stock, $5.00 par value per share ("Durametallic Common Shares"), will be converted into shares of Duriron Common Stock on the following basis:

          (i) if the average of the closing sale prices of a share of Duriron Common Stock during the first 10 of the last 15 trading days immediately preceding the date of the Durametallic Meeting (the "Market Value"), as reported on the Nasdaq National Market ("NASDAQ"), is more than $23.225 and less than $29.225, each Durametallic Common Share will be converted into a number of shares of Duriron Common Stock determined by dividing $85.30 by the Market Value of a share of Duriron Common Stock; or

          (ii) if the Market Value of a share of Duriron Common Stock is less than or equal to $23.225, each Durametallic Common Share will be converted into 3.6728 shares of Duriron Common Stock; or

          (iii) if the Market Value of a share of Duriron Common Stock is greater than or equal to $29.225, each Durametallic Common Share will be converted into 2.9187 shares of Duriron Common Stock.

     If the Market Value had been determined as of October   , 1995, it would
have been $          , and each Durametallic Common Share would have been
converted into           shares of Duriron Common Stock in the Merger.

     The Duriron Common Stock is quoted on NASDAQ. The closing sale price of a
share of Duriron Common Stock on October   , 1995, as reported on NASDAQ, was
$          .
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY
        STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                            ------------------------

     The date of this Joint Proxy Statement/Prospectus is October   , 1995.

                             AVAILABLE INFORMATION

     Duriron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Duriron has filed a Registration Statement on Form S-4 (the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), covering the Duriron Common Stock to be issued in the Merger. As permitted by the rules and regulations of the SEC, this Joint Proxy Statement/Prospectus omits certain information, exhibits, and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information. Statements contained herein concerning such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Registration Statement and the exhibits thereto, as well as the reports, proxy statements, and other information filed with the SEC by Duriron under the Exchange Act, may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located in the R.J. Donnelly Building, 75 Park Place, New York, New York 10007, and the Kluczynski Building, Room 3190, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO RONALD F. SHUFF, VICE PRESIDENT-SECRETARY AND GENERAL COUNSEL OF DURIRON, 3100 RESEARCH BOULEVARD, DAYTON, OHIO 45420 (TELEPHONE 513/476-6175). IN ORDER TO ENSURE TIMELY DELIVERY
OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER   , 1995.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Duriron with the SEC under the Exchange Act are hereby incorporated by reference into this Joint Proxy
Statement/Prospectus:

          (a) Duriron's Annual Report on Form 10-K for the year ended December 31, 1994.

          (b) Duriron's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

          (c) Duriron's Current Report on Form 8-K filed with the SEC on September 11, 1995.

          (d) The description of Duriron's Common Stock contained in the Registration Statement filed with the SEC under the Exchange Act for the purpose of registering such stock (and any amendment or report filed for the purpose of updating the description).

          (e) The description of the rights to purchase Duriron's Series A Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A dated August 13, 1986 filed with the SEC.

     All documents filed by Duriron under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Durametallic Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     The information relating to Duriron contained in this Joint Proxy Statement/Prospectus should be read together with the information in the documents incorporated by reference.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DURIRON OR DURAMETALLIC. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF DURIRON OR DURAMETALLIC OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                               TABLE OF CONTENTS

                                                                                     PAGE NO.
                                                                                     --------
AVAILABLE INFORMATION.............................................................        2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................        2
SUMMARY...........................................................................        6
SPECIAL MEETINGS OF DURIRON AND DURAMETALLIC SHAREHOLDERS.........................       13
  Duriron Meeting.................................................................       13
  Durametallic Meeting............................................................       14
BACKGROUND OF AND REASONS FOR THE MERGER..........................................       15
  Background of the Merger........................................................       15
  Reasons for the Merger..........................................................       17
  Opinions of Financial Advisors..................................................       18
  Recommendations of Boards of Directors of Durametallic and Duriron..............       24
  Interests of Certain Persons in the Merger......................................       24
TERMS OF THE MERGER...............................................................       26
  General.........................................................................       27
  Conversion of Durametallic Common Shares into Duriron Common Stock..............       27
  Manner of Exchanging Durametallic Certificates for Duriron Certificates.........       28
  Conditions to the Merger........................................................       28
  Certain Covenants...............................................................       30
  Amendment and Termination.......................................................       32
  Expenses of the Merger; Termination Fee.........................................       33
  Effective Time of the Merger....................................................       34
  Operation of Durametallic after the Merger......................................       34
  Regulatory Approvals............................................................       34
  Federal Income Tax Consequences of the Merger...................................       35
  Accounting Treatment of the Merger..............................................       36
  NASDAQ Listing of Duriron Common Stock..........................................       36
  Resale of Duriron Common Stock Issued in the Merger; Affiliates.................       36
  Dissenters' Rights..............................................................       37
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS......................................................................       37
INFORMATION CONCERNING DURIRON....................................................       45
INFORMATION CONCERNING DURAMETALLIC...............................................       45
BENEFICIAL OWNERSHIP OF VOTING SECURITIES OF DURAMETALLIC.........................       49
SELECTED FINANCIAL DATA OF DURAMETALLIC...........................................       52
DURAMETALLIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...........................................................       53
DESCRIPTION OF DURIRON CAPITAL STOCK..............................................       56
     Duriron Common Stock.........................................................       56
     Duriron Preferred Stock......................................................       57
     Provisions Affecting Control.................................................       57
     Comparison of Rights of Durametallic and Duriron Shareholders................       58
MARKET PRICES AND DIVIDEND MARKET PRICES AND DIVIDEND HISTORY.....................       60
     Durametallic.................................................................       60
     Duriron......................................................................       60
LEGAL MATTERS.....................................................................       60
EXPERTS...........................................................................       60
PROPOSED AMENDMENT TO DURIRON CERTIFICATE OF INCORPORATION........................       61

                                                                                     PAGE NO.
                                                                                     --------
SHAREHOLDER PROPOSALS FOR 1996 DURIRON ANNUAL MEETING.............................       62
OTHER MATTERS.....................................................................       62
INDEX TO DURAMETALLIC CONSOLIDATED FINANCIAL STATEMENTS...........................      F-1
  ANNEX A -- Agreement and Plan of Merger.........................................      A-1
  ANNEX B -- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation.......      B-1
  ANNEX C -- Opinion of William Blair & Company...................................      C-1

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the documents attached hereto and the documents incorporated herein. Shareholders are urged to read this Joint Proxy Statement/Prospectus in its entirety.

INTRODUCTION

     The Boards of Directors of The Duriron Company, Inc., a New York corporation ("Duriron"), and Durametallic Corporation, a Michigan corporation ("Durametallic"), each have unanimously approved and adopted, respectively, the Agreement and Plan of Merger dated as of September 11, 1995 (the "Merger Agreement"), pursuant to which Wolverine Acquisition Corp., a Michigan corporation and wholly-owned subsidiary of Duriron ("Merger Sub"), will be merged (the "Merger") with and into Durametallic if the shareholders of both Duriron and Durametallic approve the Merger by the requisite shareholder votes and certain other conditions are satisfied. In the Merger, each share of Durametallic's Common Stock, $5.00 par value per share ("Durametallic Common Shares"), other than any Durametallic Common Shares held by Durametallic or held by Duriron or any subsidiary of Duriron or Durametallic, will be converted into shares of Duriron's Common Stock, $1.25 par value per share ("Duriron Common Stock"). As a result of the Merger, Durametallic will become a wholly-owned subsidiary of Duriron. No change will be effected in the terms of the outstanding Duriron Common Stock. A copy of the Merger Agreement is attached as Annex A and is incorporated herein by reference.

     DURIRON. Duriron is principally engaged in the design, manufacture and marketing of fluid handling equipment, primarily pumps and valves, for industries that utilize difficult-to-handle and often corrosive fluids in manufacturing processes. Duriron specializes in the development of precision-engineered equipment that is capable of withstanding the severely deteriorating effects associated with the flow of acids, chemical solutions, slurries and gases. The address of Duriron's principal executive office is 3100 Research Boulevard, Dayton, Ohio 45420, and its telephone number is 513/476-6100.

     DURAMETALLIC. Durametallic is a leading manufacturer of mechanical seals and sealing systems used primarily in process pumps, compressors, mixing equipment, agitators and other rotating equipment and is a major manufacturer of specialty welded metal bellows products for use in various aerospace, vacuum and electronics industries. The address of Durametallic's principal executive office is 2100 Factory Street, Kalamazoo, Michigan 49001, and its telephone number is 616/381-2650.

SPECIAL MEETING OF DURIRON SHAREHOLDERS

     A special meeting of the shareholders of Duriron (the "Duriron Meeting") will be held at Duriron's headquarters, 3100 Research Boulevard, Dayton, Ohio on
November   , 1995 at             a.m. EST, to consider and vote upon approval of
the Merger Agreement. In addition, the Duriron shareholders will be asked to consider and vote upon adoption of an amendment to Duriron's Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Duriron Common Stock from 30,000,000 to 60,000,000 (the "Certificate Amendment"). See "PROPOSED AMENDMENT TO DURIRON CERTIFICATE OF INCORPORATION." The Board of Directors of Duriron has fixed the close of business on October , 1995 as the record date (the "Duriron Record Date") for the determination of the holders of Duriron Common Stock entitled to notice of and to vote at the Duriron Meeting.

     The affirmative vote of the holders of a majority of the shares of Duriron Common Stock voting at the Duriron Meeting is required to approve the Merger Agreement, and the affirmative vote of the holders of a majority of the outstanding shares of Duriron Common Stock is required to adopt the Certificate Amendment. Approval of the Merger Agreement is not contingent on adoption of the Certificate Amendment nor is adoption of the Certificate Amendment contingent on approval of the Merger Agreement. On the Duriron Record Date, there were shares of Duriron Common Stock outstanding and entitled to vote, held by
approximately                holders of record, of which
(approximately        % of the outstanding shares) were beneficially owned by
directors and executive officers of Duriron.

SPECIAL MEETING OF DURAMETALLIC SHAREHOLDERS

     A special meeting of shareholders of Durametallic (the "Durametallic Meeting") will be held at Durametallic's headquarters, 2100 Factory Street,
Kalamazoo, Michigan on November      , 1995 at           a.m. EST, to consider
and vote upon the approval of the Merger Agreement. The Board of Directors of
Durametallic has fixed the close of business on October      , 1995 as the
record date (the "Durametallic Record Date") for the determination of the holders of Durametallic Common Shares entitled to notice of and to vote at the Durametallic Meeting.

     Under Michigan law, the affirmative vote of the holders of a majority of the outstanding Durametallic Common Shares is required for approval of the Merger Agreement. On the Durametallic Record Date, there were
Durametallic Common Shares outstanding and entitled to vote and held by
approximately           holders of record, of which           (approximately
       % of the outstanding shares) were beneficially owned by directors and executive officers of Durametallic. See "BENEFICIAL OWNERSHIP OF VOTING SECURITIES OF DURAMETALLIC."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF DURAMETALLIC AND DURIRON

     The Boards of Directors of Duriron and Durametallic, by unanimous votes, have approved and adopted, respectively, the Merger Agreement, determined that the Merger is fair to, and in the best interests of, their respective companies and shareholders and recommended to their respective shareholders that the shareholders vote FOR approval of the Merger Agreement. For a discussion of the factors taken into consideration by the respective Boards of Directors of Duriron and Durametallic in making their determinations, see "BACKGROUND OF AND REASONS FOR THE MERGER."

OPINIONS OF FINANCIAL ADVISORS

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to the Board of Directors of Duriron in connection with the Merger, has delivered to the Duriron Board of Directors its written opinion dated September 9, 1995 to the effect that, as of the date of the opinion, the consideration to be paid by Duriron in the Merger is fair to Duriron and Duriron's shareholders from a financial point of view.

     William Blair & Company ("Blair"), financial advisor to the Board of Directors of Durametallic in connection with the Merger, has delivered to the Durametallic Board of Directors its written opinion dated September 10, 1995 to the effect that, as of the date of the opinion, the consideration to be received by the holders of the Durametallic Common Shares in the Merger is fair to such shareholders from a financial point of view.

     For a description of the matters considered and the assumptions made by DLJ and Blair in reaching their respective opinions and the fees to be received by DLJ and Blair, see "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinions of Financial Advisors."

TERMS OF THE MERGER

     MERGER CONSIDERATION. Each Durametallic Common Share outstanding at the time of the Merger will be converted into shares of Duriron Common Stock (the "Merger Consideration"), as follows:

          (i) if the average of the closing sale prices (the "Market Value") of a share of Duriron Common Stock during the first 10 of the last 15 trading days immediately preceding the date of the Durametallic Meeting, as reported on NASDAQ, is more than $23.225 and less than $29.225, each Durametallic Common Share will be converted into a number of shares of Duriron Common Stock determined by dividing $85.30 by the Market Value of a share of Duriron Common Stock; or

          (ii) if the Market Value of a share of Duriron Common Stock is less than or equal to $23.225, each Durametallic Common Share will be converted into 3.6728 shares of Duriron Common Stock; or

          (iii) if the Market Value of a share of Duriron Common Stock is greater than or equal to $29.225, each Durametallic Common Share will be converted into 2.9187 shares of Duriron Common Stock.

     No fractional shares of Duriron Common Stock will be issued in the Merger, and each holder of Durametallic Common Shares who otherwise would be entitled to receive a fractional share of Duriron Common Stock in the Merger will be paid, in lieu of a fractional share, an amount in cash equal to the closing sale price of a share of Duriron Common Stock on the trading day immediately preceding the Effective Time (as hereinafter defined) of the Merger, multiplied by the fractional interest of one share of Duriron Common Stock to which the holder otherwise would be entitled.

     Each Durametallic stock option which is outstanding immediately prior to the Effective Time (as hereinafter defined) of the Merger will be converted in the Merger into an option to purchase, on the same terms and conditions as the Durametallic option, a number of shares of Duriron Common Stock determined by multiplying the number of Durametallic Common Shares subject to the option by the Conversion Ratio (as hereinafter defined), at an exercise price per share determined by dividing the exercise price per Durametallic Common Share under the option by the Conversion Ratio. Shares of Duriron Common Stock into which restricted Durametallic Common Shares issued under the Durametallic Executive Incentive Bonus Plan are converted will be subject to the same restrictions as the restricted Durametallic Common Shares. The "Conversion Ratio" is the number of shares of Duriron Common Shares to be issued in the Merger for each Durametallic Common Share.

     Each share of Duriron Common Stock issued in the Merger will be accompanied by a right issued under the Rights Agreement dated as of August 1, 1986, between Duriron and KeyCorp Shareholder Services, Inc., as amended (the "Duriron Rights Agreement"), to purchase 1/225 of a share of Duriron's Series A Junior Participating Preferred Stock, $1.00 par value per share, at a price of $13.33 per share. See "DESCRIPTION OF DURIRON CAPITAL STOCK -- Duriron Rights Plan."

     INFORMATION ON THE CONVERSION RATIO. SHAREHOLDERS OF BOTH DURAMETALLIC AND DURIRON MAY CALL TOLL FREE 1-800-443-8726 ANY TIME BETWEEN 8:30 A.M. AND 4:30
P.M. ON OR AFTER OCTOBER   , 1995 THROUGH AND INCLUDING NOVEMBER   , 1995 FOR
THE THEN CURRENT AVERAGE CLOSING SALE PRICE ON NASDAQ OF SHARES OF DURIRON COMMON STOCK FOR THE FIRST 10 OF THE LAST 15 CONSECUTIVE TRADING DAYS IMMEDIATELY PRECEDING THE DATE THE CALL IS PLACED TO THE TOLL FREE NUMBER AND THE CONVERSION RATIO THAT WOULD BE IN EFFECT IF SUCH AVERAGE WERE THE MARKET VALUE OF A SHARE OF DURIRON COMMON STOCK. THE ACTUAL MARKET VALUE OF A SHARE OF DURIRON COMMON STOCK AND THE ACTUAL CONVERSION RATIO WILL BE CALCULATED BASED ON THE FIRST 10 OF THE LAST 15 CONSECUTIVE TRADING DAYS IMMEDIATELY PRECEDING THE DATE OF THE DURAMETALLIC MEETING, AS DESCRIBED ABOVE.

     EFFECTIVE TIME. The Merger will become effective at such time (the "Effective Time") as a Certificate of Merger is filed with the Department of Commerce of the State of Michigan in accordance with the Michigan Business Corporation Act (the "Michigan BCA"). It is anticipated that this filing will be made as soon as practicable after the Merger Agreement is approved by the shareholders of Duriron and Durametallic and all other conditions to the consummation of the Merger are satisfied or waived. See "TERMS OF THE
MERGER -- Effective Time of the Merger." After the Effective Time, Durametallic shareholders will be given transmittal forms and instructions for surrender of their stock certificates representing Durametallic Common Shares. DURAMETALLIC SHAREHOLDERS SHOULD NOT SEND IN THEIR SHARE CERTIFICATES WITH THEIR PROXY CARDS. See "TERMS OF THE MERGER -- Manner of Exchanging Durametallic Certificates for Duriron Certificates."

     CONDITIONS TO CONSUMMATION OF THE MERGER. The respective obligations of Duriron, Merger Sub and Durametallic to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of certain conditions, including approval of the Merger Agreement by the shareholders of Duriron and Durametallic. See "TERMS OF THE MERGER -- Conditions of the Merger."

     TERMINATION OF THE MERGER AGREEMENT; FEES AND EXPENSES. The Merger Agreement may be terminated: (i) by mutual consent of Duriron and Durametallic,
(ii) by either Duriron or Durametallic, if the Merger is not consummated before April 30, 1996 (or such later date as Duriron and Durametallic may agree), (iii) by Duriron, if the average of the closing prices of a share of Duriron Common Stock during the first 10 of the last 15 trading days immediately preceding the date of the Durametallic Meeting exceeds $31.225,
(iv) by Durametallic, if the average of the closing prices of a share of Duriron Common Stock during the first 10 of the last 15 trading days immediately preceding the date of the Durametallic Meeting is less than $21.225 and (iv) by one or both of Duriron and Durametallic in certain other circumstances. See "TERMS OF THE MERGER -- Amendment and Termination."

     If either Duriron or Durametallic terminates the Merger Agreement as a result of a material breach of a representation, warranty or agreement by the other, the other party may be required to reimburse the terminating party for all of its out-of-pocket expenses, up to a maximum of $600,000, unless the other party is receiving a termination fee. If the Merger Agreement is terminated under certain circumstances involving a party's knowing breach of a representation or warranty or an intentional breach of a covenant or agreement or the withdrawal or change (in a manner adverse to the other party) by the Board of Directors of the party of its recommendation to the shareholders of the party to approve the Merger Agreement, that party may be required to pay the other party a termination fee in the amount of $3,000,000. Also, under certain circumstances, if the Merger Agreement is terminated and Durametallic consummates a change of control transaction yielding consideration greater than the Merger Consideration within 365 days thereafter, Durametallic may be required to pay Duriron a termination fee of $5,250,000 (less the amount of any other termination fee paid to Duriron). See "TERMS OF THE MERGER -- Expenses of the Merger; Termination Fee."

TAX AND ACCOUNTING TREATMENT OF THE MERGER

     Consummation of the Merger is conditioned upon receipt by Duriron and Durametallic of an opinion of Thompson, Hine and Flory, counsel to Duriron, to the effect that the Merger will constitute a tax-free reorganization for federal income tax purposes. Consummation of the Merger also is conditioned upon receipt by Duriron of a letter from Ernst & Young LLP, and upon receipt by Durametallic of a letter from KPMG Peat Marwick LLP based upon its review of relevant Durametallic financial transactions and agreements, to the effect that, for financial accounting purposes, the Merger qualifies for "pooling-of-interests" accounting treatment. See "TERMS OF THE MERGER -- Federal Income Tax Consequences of the Merger" and "-- Accounting Treatment of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     If the Merger is consummated, James S. Ware and Clark D. Hurlbert will become entitled to certain benefits. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Interests of Certain Persons in the Merger."

DISSENTERS' RIGHTS

     The holders of the Duriron Common Stock will not be entitled to dissenters' rights with respect to the Merger or any other matter to be considered at the Duriron Meeting. See "TERMS OF THE MERGER -- Dissenters' Rights."

     The holders of the Durametallic Common Shares will not be entitled to dissenters' rights in connection with the Merger. See "TERMS OF THE
MERGER -- Dissenters' Rights."

OPERATIONS OF DURAMETALLIC AFTER THE MERGER

     Duriron has informed Durametallic that Duriron currently intends that, following consummation of the Merger, Durametallic's business will be carried on as a subsidiary of Duriron under its present name and management and with its current facilities. Duriron and the management of Durametallic will continue to evaluate Durametallic's business operations, corporate structure and organization after the Merger, however, and will make such changes as are deemed appropriate. In addition, James S. Ware has announced that he will retire as President and Chief Executive Officer of Durametallic, effective April 12, 1996, and Clark D. Hurlbert has announced that he will retire as Senior Vice President Finance/Corporate Secretary of

Durametallic, effective June 30, 1996, in each case, subject to consummation of the Merger. Upon retirement of Mr. Ware, Thomas E. Haan, presently Executive Vice President and Chief Operating Officer of Durametallic, will become the President and Chief Executive Officer of Durametallic. See "TERMS OF THE
MERGER -- Operation of Durametallic after the Merger" and "BACKGROUND OF AND REASONS FOR THE MERGER -- Interests of Certain Persons in the Merger."

COMPARISON OF RIGHTS OF SHAREHOLDERS OF DURAMETALLIC AND DURIRON

     The rights of holders of Duriron Common Stock differ in certain respects from the rights of holders of Durametallic Common Shares, including the fact that Duriron is subject to the informational requirements of the Exchange Act, and trading in Duriron's Common Stock is reported on NASDAQ. For a comparison of these rights, see "DESCRIPTION OF DURIRON CAPITAL STOCK -- Comparison of Rights of Durametallic and Duriron Shareholders."

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The summary financial data set forth below is selected historical financial information of Duriron and Durametallic, and selected unaudited pro forma financial data for Duriron and Durametallic after giving effect to the Merger on a pooling-of-interests accounting basis, assuming the Merger had been effective during the periods presented. The unaudited pro forma information is not necessarily indicative of the results of operations or the financial condition that actually would have been reported had the Merger been in effect during those periods or which will occur in the future. Actual performance will differ, and the differences may be material. The information presented below is based on and should be read in conjunction with the consolidated financial statements of Duriron and the notes thereto which are incorporated by reference in this Joint Proxy Statement/Prospectus from Duriron's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE") and the consolidated financial statements of Durametallic and the notes thereto, which are included in this Joint Proxy Statement/Prospectus under "FINANCIAL STATEMENTS OF DURAMETALLIC."

             THE DURIRON COMPANY, INC. AND DURAMETALLIC CORPORATION

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

THE DURIRON COMPANY, INC.

                                      SIX MONTHS ENDED
                                          JUNE 30,                       YEARS ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1995       1994       1994       1993       1992       1991       1990
                                     --------   --------   --------   --------   --------   --------   --------
Net sales..........................  $190,622   $163,708   $345,388   $313,920   $300,357   $296,489   $296,787
Earnings from continuing
  operations.......................    11,739      7,777     17,158     16,492     13,229     19,601     20,910
Total assets.......................   291,097    272,213    274,104    247,940    250,560    213,385    206,395
Long-term debt.....................    43,528     41,444     39,032     34,925     41,963     21,064     26,786

DURAMETALLIC CORPORATION

                                      SIX MONTHS ENDED
                                          JUNE 30,                       YEARS ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1995       1994       1994       1993       1992       1991       1990
                                     --------   --------   --------   --------   --------   --------   --------
Net sales..........................  $ 63,888   $ 56,578   $116,557   $109,138   $105,577   $102,238   $ 92,413
Earnings from continuing
  operations.......................     3,941      3,424      7,238      5,078      7,275      6,227      4,226
Total assets.......................    75,849     66,729     70,162     66,568     65,123     68,820     67,977
Long-term debt.....................     4,422      6,270      3,966        360        519      7,658      8,120

THE DURIRON COMPANY, INC.
AND DURAMETALLIC CORPORATION
UNAUDITED PRO FORMA COMBINED

                                      SIX MONTHS ENDED
                                          JUNE 30,            YEARS ENDED DECEMBER 31,
                                     -------------------   ------------------------------
                                       1995       1994       1994       1993       1992
                                     --------   --------   --------   --------   --------
Net sales..........................  $254,510   $220,286   $461,945   $423,058   $405,934
Earnings from continuing
  operations.......................    15,680     11,201     24,396     21,570     19,793
Total assets.......................   366,946    340,272    338,942    314,508    319,528
Long-term debt.....................    47,950     47,714     42,998     35,285     42,482

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

COMPARATIVE PER SHARE DATA

     The following table presents historical per share data and unaudited pro forma condensed combined per share data for Duriron and Durametallic adjusted to reflect consummation of the Merger. The unaudited pro forma information is not necessarily indicative of the results of operations or the financial condition that actually would have been reported had the Merger been in effect during those periods or which will occur in the future. Actual performance will differ, and the differences may be material. The information presented below is based on and should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Information and the separate historical financial statements of Duriron and of Durametallic and the notes thereto, all of which are included elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference. The Duriron per share information is adjusted to give effect retroactively to the three-for-two stock split paid by Duriron on March 25, 1994 in the form of a 50% stock dividend. The Durametallic per share information is adjusted to give effect retroactively to the four-for-one stock split paid by Durametallic to shareholders of record on May 29, 1992 in the form of a stock dividend. Pro forma amounts were calculated based on the minimum Conversion Ratio of 2.9187 shares of Duriron Common Stock for each Durametallic Common Share and the maximum Conversion Ratio of 3.6728 shares of Duriron Common Stock for each Durametallic Common Share, assuming in each case that no cash would be paid for fractional shares.

             THE DURIRON COMPANY, INC. AND DURAMETALLIC CORPORATION

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

                                      SIX MONTHS
                                         ENDED
                                       JUNE 30,                   YEARS ENDED DECEMBER 31,
                                    ---------------     ---------------------------------------------
                                    1995      1994      1994      1993      1992      1991      1990
                                    -----     -----     -----     -----     -----     -----     -----
Duriron per share data:
  Earnings from continuing
     operations...................  $0.61     $0.41     $0.90     $0.86     $0.69     $1.03     $1.11
  Cash dividends..................   0.23      0.21      0.42      0.40      0.40      0.37      0.33
  Book value......................   7.79      6.98      7.32      6.73      6.36      7.26      6.62
Durametallic per share data:
  Earnings from continuing
     operations...................  $2.30     $1.84     $4.05     $2.81     $4.02     $3.14     $2.09
  Cash dividends..................   0.40      0.54      1.04      0.99      0.90      0.62      0.52
  Book value......................  22.41     17.77     20.55     18.52     21.77     18.99     17.00
Unaudited pro forma combined per
  share data based upon maximum
  Conversion Ratio of 3.6728:
  Earnings from continuing
     operations...................  $0.61     $0.43     $0.95     $0.84     $0.77
  Cash dividends..................   0.20      0.19      0.39      0.37      0.36
  Book value......................   7.19                6.89
Unaudited pro forma combined per
  share data based upon minimum
  Conversion Ratio of 2.9187:
  Earnings from continuing
     operations...................  $0.65     $0.46     $1.00     $0.89     $0.81
  Cash dividends..................   0.21      0.20      0.41      0.39      0.38
  Book value......................   7.57                7.26

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                        SPECIAL MEETINGS OF DURIRON AND
                           DURAMETALLIC SHAREHOLDERS

     This Joint Proxy Statement/Prospectus is being furnished to the shareholders of Duriron in connection with the solicitation of proxies by the Board of Directors of Duriron from the holders of Duriron Common Stock for use at the Duriron Meeting to consider and vote on: (i) approval of the Merger Agreement, and (ii) adoption of the Certificate Amendment to increase the number of authorized shares of Duriron Common Stock from 30,000,000 to 60,000,000. This Joint Proxy Statement/Prospectus also is being furnished to the shareholders of Durametallic in connection with the solicitation of proxies by the Board of Directors of Durametallic from the holders of Durametallic Common Shares for use at the Durametallic Meeting to consider and vote on approval of the Merger Agreement. This Joint Proxy Statement/Prospectus is first being mailed to
shareholders of Duriron and Durametallic on or about October   , 1995.

     All information contained in this Joint Proxy Statement/Prospectus relating to Duriron has been furnished by Duriron, and Durametallic is relying on the accuracy of that information. All information contained in this Joint Proxy Statement/Prospectus relating to Durametallic has been furnished by Durametallic, and Duriron is relying on the accuracy of that information.

DURIRON MEETING

     DATE, TIME AND PLACE.  The Duriron Meeting will be held on November   ,
1995, commencing at      a.m. EST, at Duriron's headquarters at 3100 Research
Boulevard, Dayton, Ohio.

     PURPOSES OF MEETING. The purpose of the Duriron Meeting is to consider and vote upon (i) approval of the Merger Agreement, and (ii) adoption of the Certificate Amendment.

     RECORD DATE. The close of business on October , 1995, has been fixed by the Executive Committee of the Board of Directors of Duriron as the record date for the determination of the holders of Duriron Common Stock entitled to notice of and to vote at the Duriron Meeting (the "Duriron Record Date"). At the close
of business on October   , 1995, there were        shares of Duriron Common
Stock issued and outstanding and held by      holders of record. Holders of
record of Duriron Common Stock on the record date are entitled to one vote per share.

     QUORUM; VOTE REQUIRED. The presence in person or by proxy of the holders of a majority of the outstanding shares of Duriron Common Stock is necessary to constitute a quorum for the transaction of business at the Duriron Meeting. The affirmative vote of the holders of a majority of the shares of Duriron Common Stock voting at the Duriron Meeting is required to approve the Merger Agreement and the affirmative vote of the holders of a majority of the shares of Duriron Common Stock outstanding on the Duriron Record Date is required to adopt the Certificate Amendment. Abstentions, failures to vote and broker non-votes will not be counted as votes either in favor of or against approval of the Merger Agreement or adoption of the Certificate Amendment. Since adoption of the Certificate Amendment requires the affirmative vote of a majority of the outstanding shares of Duriron Common Stock, however, a shareholder who fails to return a proxy or otherwise to vote or who abstains from voting on the Certificate Amendment will have effectively voted against the proposal for purposes of determining the number of votes needed for approval of the Certificate Amendment at the Duriron Meeting.

     Approval of the Merger Agreement is not contingent on adoption of the Certificate Amendment, and adoption of the Certificate Amendment is not contingent on approval of the Merger Agreement.

     As of October   , 1995, the directors and executive officers of Duriron
beneficially owned a total of             shares of Duriron Common Stock
entitled to vote at the Duriron Meeting, constituting approximately      % of
the outstanding shares of Duriron Common Stock entitled to vote.

     VOTING; SOLICITATION AND REVOCATION OF PROXIES. Proxies for use at the Duriron Meeting accompany copies of this Joint Proxy Statement/Prospectus delivered to record holders of shares of Duriron Common Stock. Shares of Duriron Common Stock which are represented by properly executed proxies, unless such proxies previously have been revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement and adoption of the Certificate Amendment and in the discretion of the proxy holder as to any other matter which may properly come before the Duriron Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Duriron Meeting by filing with the Secretary of Duriron, at the address set forth in the "Summary," a written revocation bearing a later date than a proxy being revoked, or by submission of a validly executed proxy bearing a later date than the proxy being revoked, or by voting the shares of Duriron Common Stock covered thereby in person at the Duriron Meeting.

     Duriron shareholders are requested to complete, sign, date and return promptly the enclosed proxy in the postage prepaid envelope provided for this purpose, regardless of whether they plan to attend the Duriron Meeting, to ensure that their shares are voted.

     If a quorum is not obtained, or if fewer shares of Duriron Common Stock are voted in favor of the Merger Agreement or the Certificate Amendment than the number required for approval or adoption, the Duriron Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Duriron Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked), notwithstanding that they might have been effectively voted on the same or any other matters.

     In addition to soliciting proxies by mail, officers and employees of Duriron may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication with no additional compensation for their solicitation efforts; however, they may be reimbursed for their out-of-pocket expenses. Banks, brokerage firms, other institutions, nominees and fiduciaries will be requested to forward their proxy soliciting materials to their principals and obtain authorizations for execution of proxies. Duriron will bear the cost of the Duriron Meeting and of soliciting proxies, including the cost of printing and mailing the proxy materials and the reasonable expenses incurred by brokerage firms, custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners of Duriron Common Stock. In addition, Duriron has retained [Georgeson & Co.] to assist in its solicitation. The fee of [Georgeson]
is estimated not to exceed $          plus reasonable out-of-pocket costs and
expenses.

DURAMETALLIC MEETING

     DATE, TIME AND PLACE.  The Durametallic Meeting will be held on November
     , 1995, commencing at      a.m. EST, at Durametallic's headquarters at 2100
Factory Street, Kalamazoo, Michigan.

     PURPOSE OF MEETING. The purpose of the Durametallic Meeting is to consider and vote upon approval of the Merger Agreement.

     RECORD DATE.  The close of business on October      , 1995, has been fixed
by the Board of Directors of Durametallic as the record date for the determination of the holders of Durametallic Common Shares entitled to notice of and to vote at the Durametallic Meeting (the "Durametallic Record Date"). At the
close of business on October      , 1995, there were           Durametallic
Common Shares issued and outstanding and held by           holders of record.
Holders of record of Durametallic Common Shares on the record date are entitled to one vote per share.

     QUORUM; VOTE REQUIRED. The presence in person or by proxy of the holders of a majority of the outstanding Durametallic Common Shares is necessary to constitute a quorum for the transaction of business at the Durametallic Meeting. The affirmative vote of the holders of at least a majority of the Durametallic Common Shares outstanding on the Durametallic Record Date is required to approve the Merger Agreement. Abstentions, failures to vote and broker non-votes will not be counted as votes either in favor of or against approval of the Merger Agreement. Since approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Durametallic Common Shares, however, a shareholder who fails to return a proxy or otherwise to vote or who abstains from voting on the Merger Agreement will have effectively voted against the proposal.

     As of the Durametallic Record Date, the directors and executive officers of
Durametallic beneficially owned a total of      Durametallic Common Shares
entitled to vote at the Durametallic Meeting, constituting approximately    % of
the outstanding Durametallic Common Shares entitled to vote. See "BENEFICIAL OWNERSHIP OF VOTING SECURITIES OF DURAMETALLIC."

     VOTING; SOLICITATION AND REVOCATION OF PROXIES. Proxies for use at the Durametallic Meeting accompany copies of this Joint Proxy Statement/Prospectus delivered to record holders of Durametallic Common Shares. Durametallic Common Shares which are represented by properly executed proxies, unless such proxies previously have been revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement and in the discretion of the proxy holder as to any other matter which may properly come before the Durametallic Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Durametallic Meeting by filing with the Secretary of Durametallic, at the address set forth in the "Summary" above, a written revocation bearing a later date than a proxy being revoked, or by submission of a validly executed proxy bearing a later date than the proxy being revoked, or by voting the Common Shares covered thereby in person at the Durametallic Meeting.

     Durametallic shareholders are requested to complete, sign, date and return promptly the enclosed proxy in the postage prepaid envelope provided for this purpose, regardless of whether they plan to attend the Durametallic Meeting, to ensure that their shares are voted.

     If a quorum is not obtained, or if fewer Durametallic Common Shares are voted in favor of the Merger Agreement than the number required for approval, it is expected that the Durametallic Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Durametallic Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked), notwithstanding that they might have been effectively voted on the same or any other matter.

     Officers and employees of Durametallic may solicit proxies personally, by mail, or by telephone, telegram or other forms of wire or facsimile communication with no additional compensation for their solicitation efforts. They may be reimbursed, however, for their out-of-pocket expenses. Banks, brokerage firms, other institutions, nominees and fiduciaries will be requested to forward their proxy soliciting materials to their principals and obtain authorizations for execution of proxies. Durametallic will bear the cost of the Durametallic Meeting and of soliciting proxies, including the cost of printing and mailing the proxy materials, and the reasonable expenses incurred by brokerage firms, custodians, nominees, and fiduciaries in forwarding proxy materials to owners of Durametallic Common Shares.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

     The Merger evolved from many years of joint business activities between Duriron and Durametallic, which included a long-term customer/vendor relationship. Durametallic is a supplier of mechanical seals that are used in the process pumps manufactured by Duriron, and Duriron therefore has been an important original equipment manufacturer customer of Durametallic over the years. Recent activities have evolved into a higher level of business collaboration. The parties' engineering groups have worked together in designing a "pump of the future" involving the joint design of advanced technology in mechanical seals within process pumps. They also have collaborated in a joint business arrangement in Singapore in repairing process pumps and seals.

     Both Durametallic and Duriron have recognized that many mutual customers are increasingly seeking a single source of responsibility for their process equipment maintenance needs, including the base pump provided by Duriron and the mechanical seal for the pump provided by Durametallic. There are increased marketplace pressures to coordinate the responsibilities for maintenance of both process pumps and mechanical seals. The parties have discussed this emerging market trend over the recent past.

     In September 1993, Durametallic engaged Blair to act as its financial advisor with respect to Durametallic's strategic alternatives and any possible sale, merger or other business combination of Durametallic.

     On October 29, 1993, at a special meeting of the Durametallic Board of Directors, representatives of Blair discussed with the Board various strategic alternatives, including the alternative of pursuing a business affiliation with another company, and the potential advantages and disadvantageous of each alternative. The Board of Directors discussed Durametallic's market, its position in the industry, its financial condition and the best interests of Durametallic's shareholders, employees and customers. The Board of Directors concluded that management should continue to review and analyze strategic alternatives, including the possibility of a business affiliation with another company, to determine which alternative, if any, would be in the best interests of Durametallic's shareholders, employees and customers.

     In November 1993, Duriron and Durametallic signed confidentiality agreements permitting each company to review additional financial information provided by the other company. John S. Haddick, Chairman of Duriron, sent a letter to Blair dated November 30, 1993, describing the potential business advantages of a consolidation of the two companies. The letter noted that a merger of Duriron and Durametallic would provide a strong single source that could supply their mutual customers with both the base pump manufactured by Duriron and the mechanical seal manufactured by Durametallic.

     On December 10, 1993, Duriron, after interviewing several candidates, engaged DLJ to assist to evaluating the possible business combination with Durametallic. DLJ thereafter provided to Duriron several financial analyses of the business valuation of Durametallic using various valuation techniques. On December 16, 1993, the Board of Directors of Duriron reviewed and considered a potential merger with Durametallic. As part of this review, the Board of Directors of Duriron examined certain preliminary financial analyses prepared by DLJ. At this meeting, the Board of Directors expressed its interest in the possible business combination with Durametallic. The Board authorized Duriron's management to continue its investigation and negotiations with Durametallic.

     On December 17, 1993, at a special meeting, the Board of Directors of Durametallic reviewed and analyzed various strategic business alternatives, including a potential business affiliation between Durametallic and either Duriron or another company with which Durametallic had held discussions. The Board of Directors authorized management to continue discussion with both companies.

     After Duriron conducted further inquiries and analyses regarding Durametallic, Mr. Haddick sent a letter to James S. Ware, Chairman, President and Chief Executive Officer of Durametallic, dated January 10, 1994, which outlined a proposal for a combination of Duriron and Durametallic on the basis of a pooling of interests. The letter provided certain strategic business reasons for the Merger and proposed certain terms and conditions, including financial terms based upon a tax-free exchange of shares.

     On January 21, and 31, 1994, the Board of Directors of Durametallic met to consider and evaluate, among other strategic business alternatives, the proposals received from Duriron and the other company. Blair was present at the meetings and reviewed the two proposals with the Board of Directors. Blair presented analyses of the business and financial condition of each company. Each company was offered the opportunity to review and improve its proposal.

     On February 8 and 24, 1994, the Board of Directors of Durametallic met with representatives of Blair to review and discuss the improved proposals of each company. Blair provided financial analyses of the improved proposals. As a result of its deliberations, the Board of Directors determined that it would be in the best interests of Durametallic's shareholders, employees and customers to negotiate further the business combination proposed by Duriron.

     On February 9, 1994, Mr. Ware met with the Board of Directors of Duriron at a regularly scheduled meeting to discuss Durametallic and to confirm Durametallic's interest in a possible business combination with Duriron. After Mr. Ware departed, DLJ presented an updated financial analysis of Durametallic and reviewed this analysis with the Duriron Board of Directors.

     In early March 1994, the negotiations between Duriron and Durametallic were terminated. Although Duriron and Durametallic continued to maintain their normal business relationship, no further discussions of a business combination were conducted until June 1995. In June 1995, management of Duriron and Durametallic held informal meetings to again discuss a potential business combination.

     On July 21, 1995, Mr. William M. Jordan, Duriron's President and Chief Executive Officer discussed with the Duriron Board of Directors at a regularly scheduled meeting the merits of reopening discussions with Durametallic. Mr. Jordan provided an updated preliminary financial analysis of a proposed pooling of interests transaction with Durametallic. Following the meeting, Mr. Jordan sent a letter to Blair dated July 21, 1995, with a revised proposal for a business combination of Durametallic and Duriron through a pooling of interests and tax-free exchange of shares.

     During the following week, Duriron, Durametallic and their advisors engaged in negotiations regarding the significant terms of the proposed transaction, including the appropriate business valuation of Durametallic. Based on these discussions, Mr. Jordan sent a revised proposal to Durametallic's counsel, Warner Norcross & Judd LLP, dated July 28, 1995, reaffirming Duriron's interest in proceeding with the proposed transaction.

     On July 28 and August 18, 1995, the Board of Directors of Durametallic discussed with Blair the terms of Duriron's proposal and whether to proceed with a business combination with Duriron. During the month of August 1995, Duriron and Durametallic engaged in further negotiations, document preparation and due diligence investigations.

     The Board of Directors of Duriron met on September 9, 1995, and the Board of Directors of Durametallic met on September 10, 1995, in separate special meetings, to review the Merger Agreement that had been negotiated between the companies. Legal counsel and financial advisors for each company were present at these meetings and reviewed the proposed Merger Agreement with the respective Boards of Directors. DLJ provided its opinion to the Duriron Board of Directors that the consideration to be paid by Duriron to the shareholders of Durametallic in the proposed Merger was fair to Duriron and its shareholders from a financial point of view. Blair provided its opinion to the Durametallic Board of Directors that the consideration to be received in the proposed Merger was fair to Durametallic's shareholders from a financial point of view. DLJ and Blair discussed their respective financial analyses and other factors considered by each in rendering their opinions. The Board of Directors of each company discussed the Merger Agreement, the results of each company's due diligence, related legal and financial matters, and the potential effects of the Merger on the shareholders, employees and customers of the respective companies.

     Following these discussions, the Board of Directors of Durametallic and the Board of Directors of Duriron each voted unanimously to adopt the Merger and to authorize execution of the Merger Agreement and submission of the Merger Agreement for approval by their respective shareholders.

     Prior to the opening of business on September 11, 1995, Duriron and Durametallic executed the definitive Merger Agreement and issued a joint press release announcing the Merger Agreement.

REASONS FOR THE MERGER

     DURIRON'S REASONS FOR THE MERGER. At a meeting held on September 9, 1995, the Board of Directors of Duriron, with the assistance of its financial and legal advisors, considered the terms of the Merger and reviewed the business, financial, legal, accounting and other considerations involved in the Merger. In determining to enter into the Merger Agreement and to recommend that Duriron's shareholders approve the Merger Agreement, the Duriron Board of Directors considered, among other things, the following (without assigning any relative or specific weights):

          (i) the business, results of operations, assets and financial condition of Duriron and Durametallic, on an historical and prospective basis, including information concerning the two companies on a pro forma combined basis;

          (ii) the enhanced ability of Duriron, after the Merger, to respond to customer demands for: (1) a single-source of supply for pumps and the associated mechanical seals, (2) vendor assistance with the design of complete pumping systems, and (3) more extensive pumping system operational training and maintenance services;

          (iii) the opportunity for greater penetration of foreign markets by combining the foreign operations of Durametallic and Duriron;

          (iv) a Conversion Ratio, including an upper and lower collar which would set a minimum and maximum number of shares of Duriron Common Stock to be issued, and a "walk-away" right that would permit Duriron to terminate the Merger Agreement if the price per share of the Duriron Common Stock increases above an established maximum price per share;

          (v) the results of an extensive due diligence investigation of Durametallic which provided the basis for the conclusion that the business, asset quality and financial condition of Durametallic would enhance the profitability and growth potential of Duriron after the Merger;

          (vi) the probability that the business combination with Durametallic would provide greater short-term and long-term value to the Duriron shareholders by improving the competitiveness of Duriron; and

          (vii) the opinion of DLJ to the effect that the consideration payable by Duriron in connection with the Merger is fair to Duriron and the shareholders of Duriron from a financial point of view.

     DURAMETALLIC'S REASONS FOR THE MERGER. The terms of the Merger and the Merger Agreement, including the Conversion Ratio, were the result of arms-length negotiations between Durametallic and Duriron and their respective representatives. In the course of reaching its decision to approve the Merger Agreement, the Board of Directors of Durametallic consulted with its legal and financial advisors as well as with management of Durametallic and, without assigning any relative or specific weights, considered numerous factors, including but not limited to the following:

          (i) the business, results of operations, asset quality and financial condition of Duriron, the future growth prospects of Duriron and Durametallic following the Merger and the potential synergies expected to be realized from the Merger;

          (ii) the probability that a business combination with a larger company, such as Duriron, would provide both greater short-term and long-term value to Durametallic's shareholders than other alternatives available and would enhance Durametallic's competitiveness and its ability to serve its customers;

          (iii) a Conversion Ratio, including an upper and lower collar which would set a minimum and maximum number of shares of Duriron Common Stock to be issued, and a "walk-away" right that would permit Durametallic to terminate the Merger Agreement if the price per share of the Duriron Common Stock declines below an established minimum price per share;

          (iv) receipt by Durametallic shareholders of a tax-deferred gain as a result of the Merger;

          (v) the prospect for Durametallic shareholders receiving higher dividends, greater liquidity for their shares and more achievable prospects for future growth than if Durametallic were to remain independent;

          (vi) the business efficiencies, cost savings and enhanced customer service resulting from the ability of Duriron and Durametallic to jointly design advanced pumping systems and to supply mutual customers with a final product integrating both Duriron pumps and Durametallic mechanical seals; and

          (vii) the presentations of Blair, Durametallic's financial advisor, and the opinion it rendered to the effect that the Merger Consideration was fair, from a financial point of view, to the holders of Durametallic Common Shares.

OPINIONS OF FINANCIAL ADVISORS

     DURIRON. In its role as financial advisor to Duriron, DLJ was asked by Duriron to render its opinion to the Duriron Board of Directors as to the fairness from a financial point of view to Duriron and its shareholders of the consideration to be paid by Duriron to the shareholders of Durametallic pursuant to the Merger Agreement. DLJ issued to the Duriron Board of Directors its written opinion (the "DLJ Opinion") on

September 9, 1995, that the consideration to be paid by Duriron to the shareholders of Durametallic pursuant to the Merger Agreement is fair to Duriron and its shareholders from a financial point of view.

     A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX B. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ. THE SUMMARY OF THE OPINION OF DLJ SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE DLJ OPINION WAS PREPARED FOR THE DURIRON BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE FAIRNESS AS OF SEPTEMBER 9, 1995, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID BY DURIRON TO THE DURAMETALLIC SHAREHOLDERS PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE AT EITHER THE DURIRON MEETING OR THE DURAMETALLIC MEETING.

     The DLJ Opinion does not constitute an opinion as to the price at which Duriron Common Stock will actually trade at any time. No restrictions or limitations were imposed by the Duriron Board of Directors upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

     In arriving at its opinion, DLJ reviewed a final draft of the Merger Agreement dated September 7, 1995. Changes subsequently made to the draft Merger Agreement prior to or on the date of the DLJ opinion did not affect DLJ's opinion. DLJ also reviewed financial and other information regarding Duriron and Durametallic that was publicly available or furnished to DLJ by Duriron, including information provided during discussions with Duriron and Durametallic managements. Included in the information provided during discussions with Duriron and Durametallic managements were certain financial projections for the period beginning January 1, 1995, and ending December 31, 2000, which projections were prepared by the managements of Duriron and Durametallic.

     In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information available to it from public sources that was provided to DLJ by Duriron or Durametallic and their respective representatives or that was otherwise reviewed by DLJ. With respect to the financial projections supplied to DLJ, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of Duriron and Durametallic as to the future operating and financial performance of both companies. DLJ made no independent investigation of any legal matters affecting Duriron or Durametallic and assumed the correctness of all legal, accounting and tax advice given to the Duriron Board of Directors by their counsel and accountants.

     The consideration referenced in the DLJ Opinion is based on the number of shares of Duriron Common Stock into which the Durametallic Common Shares would be converted pursuant to the draft Merger Agreement plus the total debt of Durametallic to be outstanding at its Effective Time. Duriron and Durametallic estimated that this debt would approximate $21,000,000, which was the parties' mutual estimate of the amount of such debt that would be outstanding at the Effective Time. Such debt could be greater than or lower than such estimate, which could result in a consideration that is higher or lower. At August 31, 1995, the amount of the outstanding Durametallic debt was approximately $21,500,000.

        COMPARABLE COMPANY ANALYSIS. DLJ reviewed and analyzed certain publicly available financial and market information for meter and flow control companies, including Duriron, BWIP Inc., Goulds Pumps Incorporated, Keystone International, Inc., Parker Hannifin Corporation, and Watts Industries, Inc. (collectively, the "Comparable Companies") that, in DLJ's judgment, were comparable to Durametallic for purposes of this analysis. DLJ noted that no company reviewed was identical to Durametallic and that, accordingly, the Comparable Company analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Durametallic and other factors that would affect the value of the companies to which it is being compared. The Comparable Companies were selected on the basis of, among other factors, having similar product lines or customers, exhibiting similar demand characteristics, or having similar manufacturing processes. Such financial and market information included, among other things, market value, earnings per share, market price as a multiple of earnings per share and aggregate enterprise value (defined as equity value, plus long-term debt and short-term debt, less cash and cash equivalents (the "Aggregate Enterprise Value") as a multiple of revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). The analysis indicated that, based on Durametallic's actual latest twelve months ("LTM") ended June 30, 1995 financial results and projected 1995 financial results, taking into account the effect of the acquisition of Pac Seal, Inc. and two affiliated corporations ("Pac Seal") by Durametallic, the aggregate equity purchase price of $150,000,000 for Durametallic represented an Aggregate Enterprise Value multiple of 1.2x revenue, 8.7x EBITDA, 11.5x EBIT, and an equity value multiple of 17.5x net income for the LTM, and 16.9x projected 1995 net income. These multiples compared to the Comparable Companies range of multiples of 0.8x to 1.4x revenue, with a mean of 1.2x (excluding minimum and maximum), a range of 6.9x to 8.4x EBITDA for the Comparable Companies with a mean of 7.8x (excluding minimum and maximum) and a range of 9.2x to 11.9x EBIT for the Comparable Companies with a mean of 10.7x (excluding minimum and maximum). In addition, the Comparable Companies' range of multiples for LTM net income were 14.9x to 19.2x with a mean of 16.7x (excluding minimum and maximum) and for 1995 projected net income were 12.5x to 17.6x with a mean of 15.4x (excluding minimum and maximum).

        ANALYSIS OF COMPARABLE ACQUISITION TRANSACTIONS. DLJ reviewed the financial terms, to the extent publicly available, of seven selected completed merger and acquisition transactions of companies engaged in meter and flow control manufacturing that were announced since January 1, 1990 (collectively, the "Comparable Acquisition Transactions"). DLJ reviewed the price paid in such transactions in terms of the equity value as a multiple of LTM earnings, and in terms of Aggregate Enterprise Value as a multiple of LTM revenue, as a multiple of LTM EBITDA and as a multiple of LTM EBIT. DLJ noted that no transaction reviewed was identical to the Merger and that, accordingly, the comparable acquisition analysis necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics of Durametallic and other factors that would affect the acquisition value of the Comparable Companies. The analysis indicated that, for the Comparable Acquisition Transactions, the range of multiples of equity value to LTM earnings was 9.2x to 59.5x, with a mean (excluding minimum and maximum) of 23.9x, and the range of multiples of Aggregate Enterprise Value to LTM revenue was 0.9x to 1.7x with a mean (excluding minimum and maximum) of 1.5x. In addition, the range of multiples of Aggregate Enterprise Value to LTM EBITDA was 6.3x to 13.9x with a mean (excluding minimum and maximum) of 9.7x, and the range of multiples of Aggregate Enterprise Value to LTM EBIT was 7.6x to 23.2x with a mean (excluding minimum and maximum) of 15.3x.

        DISCOUNTED CASH FLOW ANALYSIS. DLJ calculated the estimated unlevered after-tax cash flows over the five-year period ending December 31, 2000, resulting from Durametallic management's projections of Durametallic's future financial performance as provided to DLJ and reviewed by Duriron's management. Using these projections, DLJ then calculated terminal values for Durametallic at the end of the five-year period reflecting Durametallic's weighted average cost of capital and reflecting anticipated growth of Durametallic's fiscal year ending December 31, 2000 unlevered after-tax cash flow, as estimated by Duriron's and Durametallic's respective management. The unlevered after-tax cash flows for the projected five-year period and the range of terminal values were then discounted to December 31, 1995 using annual discount rates ranging from 10.0% to 12.0% (chosen to reflect the weighted average cost of capital of Durametallic and other similar industrial and manufacturing companies).

        CONTRIBUTION ANALYSIS. DLJ analyzed Duriron's and Durametallic's relative contribution to the combined companies with respect to revenues, EBITDA, EBIT, net income and various balance sheet measures. Such analysis was performed in both absolute dollar terms and on a percentage basis and was made, where applicable, for the twelve months ended June 30, 1995 (based on Duriron and Durametallic unaudited financial results), and for the periods covered by the projections. As a result of the Merger, Durametallic shareholders will own approximately 22.9% of the outstanding Duriron Common Stock assuming a Market Value of $26.225 per share of Duriron Common Stock. This compares with Durametallic's contribution to the combined companies' pro forma results for the twelve-month period ended June 30, 1995, taking into account the effect of the acquisition of Pac Seal, of 26.6% of revenues, 26.4% of EBITDA, and 20.6% of shareholders' book value of equity.

     In connection with the review of the Merger by the Duriron Board of Directors, DLJ performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith, all of which are summarized above. The summary set forth above does not purport to be a complete description of the presentation by DLJ to the Duriron Board of Directors or the analyses performed by DLJ in arriving at its opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. In addition, DLJ may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be DLJ's view of the actual value of Durametallic. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Durametallic.

     DLJ's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of September 8, 1995. It should be understood that, although subsequent developments may affect this opinion, DLJ does not have any obligation to update, revise or reaffirm this opinion.

     DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, DLJ makes a market in Duriron Common Stock and trades such stock for its own account and for the account of its customers and may at any time hold a long or short position in such stock.

     For its services as financial advisor, Duriron has paid DLJ a retainer fee of $50,000 and a fee of $250,000 at the time DLJ delivered its opinion to the Duriron Board of Directors, and has agreed to pay to DLJ a transaction fee of $800,000 (against which the other fees will be credited) and to reimburse DLJ for its reasonable out-of-pocket expenses. In addition, Duriron has agreed to indemnify DLJ against certain liabilities, including liabilities under the federal securities laws, except in any case where it is found that any such loss resulted primarily from DLJ's bad faith or gross negligence.

     DURAMETALLIC. Blair acted as exclusive financial advisor to Durametallic in connection with the Merger and has assisted the Board of Directors in its examination of the fairness, from a financial point of view, of the consideration to be received by Durametallic's shareholders in the Merger (the "Merger Consideration").

     BLAIR DELIVERED ITS WRITTEN OPINION TO THE BOARD OF DIRECTORS TO THE EFFECT THAT, AS OF SEPTEMBER 10, 1995, THE MERGER CONSIDERATION WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO DURAMETALLIC'S SHAREHOLDERS. THE FULL TEXT OF THE WRITTEN OPINION OF BLAIR SETTING FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATION ON AND SCOPE OF THE REVIEW BY BLAIR IN RENDERING ITS OPINION IS ATTACHED AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. DURAMETALLIC'S SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. THE OPINION IS DIRECTED TO THE BOARD OF DIRECTORS AND RELATES SOLELY TO THE MERGER CONSIDERATION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

     In connection with its opinion, Blair presented a written report to the Board of Directors dated September 10, 1995. Blair reviewed a final draft of the Merger Agreement, a final draft of this Joint Proxy Statement/Prospectus and certain financial and other information that was publicly available or furnished to Blair by Durametallic and Duriron, including certain internal financial analyses, financial forecasts, reports and other information prepared by management of Durametallic and Duriron. Blair held discussions with members of management of Durametallic and Duriron concerning each company's historical and current operations, financial conditions and prospects. In addition, Blair (i) compared the financial position and operating results of Durametallic with those of publicly traded companies Blair deemed relevant for its opinion; (ii) compared certain financial terms of the Merger to certain financial terms of other selected business combinations Blair deemed relevant for its opinion; and
(iii) conducted such other financial studies, analyses and investigations and reviewed such other factors as Blair deemed appropriate for the purposes of rendering its opinion.

     In rendering its opinion, Blair relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available or furnished or otherwise communicated to Blair by Durametallic or Duriron. Blair assumed that the financial forecasts which it examined were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of Durametallic's management as to the future performance of Durametallic. Blair did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities of Durametallic and assumed that all material assets and liabilities (contingent or otherwise, known or unknown) of Durametallic are as set forth in the consolidated financial statements of Durametallic. Blair's opinion is based upon economic, monetary and market conditions existing on the date of such opinion. Durametallic did not place any limitation upon Blair with respect to the procedures followed or factors considered by Blair in rendering its opinion.

     Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analysis, Blair made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Durametallic's control. Any estimates contained in Blair's analyses are not necessarily indicative of future results or accrual values, which may be significantly more or less favorable than such estimates. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, none of Durametallic, Blair or any other person assumes responsibility for their accuracy.

     In connection with rendering its written opinion and preparing its written and oral reports to the Durametallic Board of Directors, Blair performed a variety of financial analyses and considered a variety of factors, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed or factors considered by Blair in this regard.

        SUMMARIES OF VALUATION ANALYSES. In connection with its opinion and the presentation of its opinion to the Board of Directors of Durametallic, Blair performed certain valuation analyses, including: (1) a comparison with comparable publicly traded companies (2) an analysis of certain comparable acquisitions (3) a discounted cash flow analysis and (4) a combination analysis. Such analyses are summarized below.

        COMPARABLE PUBLIC COMPANIES. Blair analyzed the relative performance and valuation of Durametallic by comparing certain financial information for Durametallic with the corresponding data and statistics of 17 publicly traded companies similar to Durametallic. These included Baldor Electric, Briggs & Stratton, BWIP, Gorman-Rupp, Goulds Pumps, Graco, Idex, Keystone, Magnetek, Met-Pro, Regal Beloit, Robbins & Myers, Roper, Sundstrand, Tecumseh Products, and Watts Industries. While no company in the comparable group is identical to Durametallic, they were chosen principally because they are engaged, to some degree, in the manufacture of industrial fluid handling products or related components. All but Gorman-Rupp, Met-Pro and Roper are substantially larger than Durametallic. Among the information considered were revenues, gross profits, earnings before interest and taxes ("EBIT"), EBIT before depreciation and amortization ("EBITDA") and net income; gross profit margins, EBIT margins and net income margins; growth in revenues and net income; return on assets and equity; and capital structure. It was noted that if the median of six revenue and earnings multiples of the comparable companies were applied to the corresponding data of Durametallic, the implied valuation of Durametallic Common Shares would range from $87.81 to $61.32 per share, with a median of $75.40 per share, compared to $85.30 implied by the terms of the Merger. Blair observed that the multiples of total enterprise value (defined as the market value of the common equity plus total debt less cash and equivalents) to EBIT and EBITDA and multiples of equity value to net income implied by the terms of the Merger compared favorably, from Durametallics perspective, to the median of corresponding multiples of the comparable companies. Specifically, the terms of the Merger implied 1.4 times revenues for the latest 12 months ("LTM"), (compared to multiples of the comparable companies ranging from 0.5 to 3.6, with a median of 1.2); 13.7 times LTM EBIT (4.5 to 18.8, with a median of 10.8); 10.1 times LTM EBITDA (3.3 to 15.8, with a median of 8.1); 19.3 times LTM net income (8.0 to 28.8, with a median of 18.4); 17.9 times estimated 1995 net income (8.2 to 21.6, with a median of 15.2); and 13.9 times estimated

1996 net income (8.5 to 19.0, with a median of 12.8). It also was noted that, in making these comparisons with the comparable group of publicly traded companies, no change of control premium was implied in the prevailing average of the aforementioned values.

        COMPARABLE ACQUISITIONS. Blair reviewed the acquisitions of 30 companies engaged in the manufacture of a variety of engineered metal industrial products. These transactions occurred during the period 1989-1995. Among the statistics considered by Blair were the multiples of total enterprise value to LTM revenues, EBIT and EBITDA, and equity value to net income, in each such acquisition. If the median of the observed multiples of the comparable acquisitions were applied to the corresponding data of Durametallic, the implied valuation of Durametallic Common Shares would range from $84.67 to $66.68 per share, with a median of $73.00 per share, compared to $85.30 implied by the terms of the Merger. The multiples of revenue, EBIT, EBITDA and net income implied by the Merger Consideration compared favorably, from Durametallic's perspective, to the corresponding multiples for the transactions reviewed. Specifically, the terms of the Merger implied 1.4 times LTM revenues (compared to multiples of the comparable acquisitions ranging from 0.3 to 2.2, with a median of 1.1); 13.7 times LTM EBIT (2.2 to 30.0, with a median of 11.3); 10.1 times LTM EBITDA (1.8 to 73.1, with a median of 9.3); and 19.3 times LTM net income (7.2 to 82.3, with a median of 19.2).

     The companies and transactions used in the foregoing analyses of comparable public companies and comparable acquisitions are not necessarily substantially comparable to Durametallic or the Merger. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of Durametallic and other factors that could affect the public trading value of companies to which Durametallic is being compared.

        DISCOUNTED CASH FLOW. Using a discounted cash flow ("DCF") analysis, Blair calculated the net present value of the unleveraged free cash flows that Durametallic would produce over a five-year period from calendar years 1995 through 1999 if Durametallic performed in accordance with the forecasts of Durametallic's management for such years. Blair considered two additional scenarios of Durametallic's operating performances, which assumed variants of projected growth in revenues and variants of projected profit margins. In each case projections were made as to income, depreciation expense, capital expenditures and working capital changes, resulting in projections of annual free cash flow. In calculating the terminal value, Blair assumed such multiples of total enterprise value to EBIT ranging from 7.0 to 11.0, as were believed by Blair to be appropriate for such an analysis. The annual and terminal year free cash flows were discounted to determine a net present value of the unleveraged equity value of Durametallic. Discount rates ranging from 11.2% to 13.2% were chosen based upon an analysis of the weighted average cost of capital for an industry peer group of Durametallic. The DCF analyses indicated a mid-point valuation of the equity of Durametallic ranging from $81.77 to $57.32 per Durametallic Common Share, with a median of $75.09 per Durametallic Common Share. As a result, Blair believes that the Merger Consideration compares favorably, from Durametallic's perspective, to the range of values indicated by the DCF analyses.

        COMBINATION ANALYSIS. Blair compared certain financial attributes of ownership of Durametallic Common Shares to those of shares of Duriron Common Stock to be received in the Merger. Such comparisons observed that the most tangible factors of market value and cash dividends per share would be significantly increased by 116% and 33%, respectively, as a result of the Merger. Among less tangible factors, shareholders' equity per share would be increased by 6%, but estimated 1995 earnings per share would be decreased by 10%. Blair noted that the opportunity for liquidity of the shares would be greatly enhanced, as there is no active market for the Durametallic Common Shares. The aggregate number of shares of Duriron Common Stock to be issued in the Merger equates to the average volume of Duriron Common Stock on NASDAQ over a recent period of approximately 2.5 months.

     The above factors provided Blair with a factual predicate and basis of understanding which, when taken together with the conclusions drawn from the analyses previously discussed, supported Blair's opinion that the Merger Consideration was fair, from a financial point of view, to Durametallic's shareholders.

     The analyses set forth above are not necessarily indicative of actual values, which may be significantly more or less than suggested by the analyses. The preparation of a fairness opinion is not necessarily susceptible to partial analysis. Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses, would create an incomplete view of the process underlying its opinion.

     Blair is a nationally recognized investment banking firm, and as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Durametallic selected Blair as its financial advisor because of Blair's experience and expertise in transactions similar to the Merger as well as Blair's prior relationship and familiarity with Durametallic.

     In the past, Blair has performed investment banking and financial advisory services for Durametallic for which it has received customary compensation. Prior to its engagement by Durametallic, Blair advised Durametallic that it had previously provided similar services to, and received compensation from, Duriron in unrelated transactions. In the ordinary course of its business, Blair also makes a market in Duriron Common Stock and trades such stock for its own account and for the account of its customers and may at any time hold a long or short position in such stock.

     In connection with its engagement of Blair, Durametallic has paid Blair as of the date of this Joint Proxy Statement/Prospectus retainers totalling $100,000 and a fee of $150,000 for the preparation and delivery of its opinion as to the fairness of the Merger Consideration. If the Merger is consummated, Durametallic will pay Blair an additional fee of approximately $1,465,000. In addition, Durametallic has agreed to reimburse Blair and, to the full extent lawful, to indemnify and hold harmless Blair and certain related parties against certain liabilities in connection with Blair's engagement.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF DURIRON AND DURAMETALLIC

     DURIRON. Duriron's Board of Directors has determined that the consideration to be paid in the Merger is fair to Duriron and its shareholders and is in the best interests of such shareholders, and, therefore, has approved the Merger Agreement. THE BOARD OF DIRECTORS OF DURIRON UNANIMOUSLY RECOMMENDS THAT THE DURIRON SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     DURAMETALLIC. Durametallic's Board of Directors has determined that the consideration to be paid in the Merger is fair to, and in the best interests of the Durametallic shareholders and, therefore, has adopted the Merger Agreement. THE BOARD OF DIRECTORS OF DURAMETALLIC UNANIMOUSLY RECOMMENDS THAT THE DURAMETALLIC SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. The Durametallic Board of Directors has the right, under certain circumstances, to withdraw the foregoing recommendation. See "TERMS OF THE MERGER -- Certain Agreements."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Durametallic Board of Directors with respect to the Merger, shareholders should be aware that members of Durametallic's management and Board of Directors have certain interests which may present them with potential conflicts of interest in connection with the Merger, as summarized below.

     As of October      , the directors and executive officers of Durametallic,
together with their affiliates and associates, as a group, were entitled to vote
approximately    shares of Durametallic Common Shares representing approximately
   % of the Durametallic Common Shares outstanding. These persons will be entitled to receive the same consideration for their shares as any other Durametallic shareholder upon approval of the Merger. These directors and executive officers are expected to vote their Durametallic Common Shares in favor of the Merger. After the Merger, Durametallic's directors and executive
officers will own approximately    % of the shares of Duriron Common Stock
outstanding.

     DURIRON BOARD OF DIRECTORS AFTER THE MERGER. The Merger Agreement provides that, as promptly as practicable after the Effective Time, the Board of Directors of Duriron will elect Mr. Ware, the current Chairman, President and Chief Executive Officer of Durametallic, as a director of Duriron.

     EMPLOYMENT ARRANGEMENTS. Under the Merger Agreement, Duriron is obligated to cause Durametallic, after the Effective Time, to honor its obligations with respect to compensation and benefits for certain employees of Durametallic under certain pre-existing agreements between Durametallic and those employees.

     Under a Consulting Agreement between Durametallic and Mr. Ware dated April 12, 1991, Mr. Ware has agreed to provide consulting services to Durametallic for ten years following his retirement, for which he will receive compensation in the amount of $110,000 per year. Under a Senior Executive Death Benefit Agreement between Durametallic and Mr. Ware dated April 12, 1991, Durametallic is obligated to pay to Mr. Ware's designated beneficiary or estate $100,000 per year if he dies while employed by Durametallic or while acting as a consultant for a period ending upon the tenth anniversary of his retirement as an employee. Duriron has agreed to cause Durametallic to honor this Consulting Agreement and Senior Executive Death Benefit Agreement after the Effective Time. Duriron and Mr. Ware also have agreed that Mr. Ware will, at Duriron's option, continue for at least three years as Chairman of Durametallic after his retirement as President and Chief Executive Officer of Durametallic and that he will provide expanded consulting services under a new consulting agreement (the "New Consulting Agreement") directly to the Chief Executive Officer of Duriron. In return, Duriron will procure an executive "split dollar" life insurance policy for him with a death benefit of $5,000,000, payable to a trust to be established by Mr. Ware upon the last to die of him and his wife, provided that the continuation of such policy is contingent upon Mr. Ware not refusing to perform such services without good cause. Duriron and Mr. Ware have further agreed that Mr. Ware will retire as President and Chief Executive of Durametallic effective April 12, 1996 and begin providing services under the Consulting Agreement and the New Consulting Agreement. Mr. Ware will be entitled to receive certain severance benefits upon retirement. See "Severance Agreements."

     Durametallic also is a party to Senior Executive Death Benefit Agreements dated April 12, 1991 with each of Messrs. Haan and Hurlbert which provide that Durametallic will pay the designated beneficiary or estate of the respective executive $60,000 per year for ten years if he dies before reaching age 62 while still employed by Durametallic, provided that his right to payment also will vest if he is involuntarily terminated without cause prior to age 62. In addition, under 1991 Deferred Compensation Agreements with Mr. Haan and Mr. Hurlbert, respectively, Durametallic is required to pay the respective executive $60,000 per year for ten years, beginning six months after the later of the date he terminates his employment or the date he reaches age 62, provided that he remains in employment until age 62 unless his employment is terminated prior to age 62 due to his disability or by Durametallic without cause.

     Duriron and Mr. Hurlbert have agreed that his Senior Executive Death Benefit Agreement and his Deferred Compensation Agreement will be canceled effective upon his anticipated retirement on June 30, 1996. Mr. Hurlbert will be entitled to receive certain severance benefits upon his retirement. See "Severance Agreements." Mr. Hurlbert and Duriron also have agreed to enter into a Consulting Agreement to become effective July 1, 1996 under which Mr. Hurlbert will provide services directly to Duriron in connection with the financial integration of Durametallic into Duriron subsequent to the Merger. Under this Agreement, Mr. Hurlbert will be required to provide or be available to provide at least 80 hours of service each month in return for compensation of $4,000 per month. The Consulting Agreement will extend until June 30, 1999. Durametallic also entered into a non-competition agreement with Mr. Hurlbert that will pay him $10,000 per year during this three-year period, contingent upon his compliance with its terms.

     Mr. Ware, Mr. Haan and Mr. Hurlbert also participate in Durametallic's Executive Incentive Bonus Plan, as amended (the "Incentive Plan"). Each participant is allocated points at the beginning of each year representing a portion of a bonus pool established by the Durametallic Board of Directors. Based on a percentage of Durametallic adjusted consolidated income for the year (the short-term portion of the Incentive Plan) and the return on shareholders' equity over the preceding five years (the long-term portion of the Incentive
Plan). Amounts earned under the short-term portion of the Incentive Plan are payable in cash following the end of the year in which earned. Amounts earned under the long-term portion of the Incentive Plan are payable 50% in cash over a period of four years and 50% in stock which is restricted for three years. Durametallic has agreed under the Merger Agreement to use its best efforts to obtain the consent of the participants in the Incentive Plan to receive Duriron Common Stock in lieu of such restricted stock in an amount determined by the Conversion Ratio. Messrs. Ware, Haan and Hurlbert hold 1,455, 774, and 969 restricted shares granted under the Incentive Plan, respectively.

     STOCK OPTIONS. As of the record date for the Durametallic Meeting, options to purchase [41,582] Durametallic Common Shares were outstanding under the Durametallic Corporation 1991 Stock Option Plan (the "Durametallic Option Plan") at exercise prices ranging between $18.52 and $35.25 per Durametallic Common Share. The directors and executive officers of Durametallic held options covering [37,450] Durametallic Common Shares as of the Durametallic Record Date. The Merger Agreement prohibits Durametallic from granting any additional options for Durametallic Common Shares. Messrs. Ware, Haan and Hurlbert hold options to acquire [9,668, 5,500 and 5,200] Durametallic Common Shares, respectively.

     The Merger Agreement provides that, at the Effective Time, each then outstanding stock option to purchase Durametallic Common Shares granted under the Durametallic Option Plan will be converted into an option to purchase shares of Duriron Common Stock on the same terms and conditions. See "TERMS OF THE MERGER -- Conversion of Durametallic Common Shares into Duriron Common Stock."

     SEVERANCE AGREEMENTS. On January 6, 1994, Durametallic entered into Executive Severance Agreements with each of Messrs. Ware, Haan and Hurlbert and three other current Durametallic officers. In August, 1995, Durametallic entered into identical Executive Severance Agreements with the three Durametallic executives who became officers of Durametallic subsequent to January 6, 1994. The agreements are in effect for the longer of a period of three years or 36 months following a change of control of Durametallic which occurs during the initial three year term. If, during the term of the agreements, the employment of the executive is terminated other than (i) as a result of death or disability, (ii) by Durametallic for cause or (iii) by the executive other than for good reason, the executive is entitled to receive three times his average compensation during the preceding five years and continuation of his benefits for three years after employment is terminated. Amounts payable under the agreements are capped at 2.99 times the executive's "base amount." Under these Agreements, Mr. Ware would be entitled to receive $1,087,000, Mr. Haan would be entitled to receive $511,000 and Mr. Hurlbert would be entitled to receive $625,000 if their employment were terminated following the Merger under circumstances entitling them to payment under the agreements. Duriron has agreed that Messrs. Ware and Hurlbert may retire as employees after the Merger (effective April 12, 1996 and June 30, 1996, respectively) and receive such severance benefits from Durametallic, due to Duriron's acknowledgement that such retirements will constitute a resignation "for good reason" under the Severance Agreements.

     INDEMNIFICATION. Under the Merger Agreement, Duriron has acknowledged that all rights of indemnification existing in favor the directors, officers and employees of Durametallic and its subsidiaries will survive the Merger and will continue with respect to acts and omissions occurring prior to the Effective Time. In addition, subject to availability, Duriron will use reasonable efforts to maintain for a period of six years after the Effective Time a policy or policies of directors' and officers' liability insurance protecting (to the extent customary) the directors and officers of Durametallic at the time the Merger Agreement was executed with respect to acts or omissions occurring prior to the Effective Time on terms providing for at least $10,000,000 in coverage (or lesser coverage if required) in order that the premiums, or incremental premiums, would exceed $100,000 per year, or $600,000 in the aggregate. Duriron may, at its option, elect to self insure such risk.

     The Merger Agreement also provides for a waiver by Duriron and Durametallic of any claim or action against any officer or director of Durametallic in office as of September 11, 1995 which arises out of or pertains to the Merger Agreement or the Merger.

                              TERMS OF THE MERGER

     The description of the Merger Agreement set forth in this section does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein in its entirety.

GENERAL

     The Merger Agreement sets forth the terms and conditions upon which the Merger is to be effected. If the Merger Agreement is approved at the Duriron Meeting and at the Durametallic Meeting by the requisite votes and if all other conditions to the obligations of the parties thereto to consummate the Merger are satisfied or waived, the Merger will be consummated. At the Effective Time, Merger Sub will merge with and into Durametallic, and Durametallic, which will be the surviving corporation in the Merger, will thereby become a wholly-owned subsidiary of Duriron.

CONVERSION OF DURAMETALLIC COMMON SHARES INTO DURIRON COMMON STOCK

     Pursuant to the Merger Agreement, each Durametallic Common Share which is outstanding immediately prior to the Effective Time (other than Durametallic Common Shares that are held by Durametallic or are held by Duriron or any subsidiary of Duriron or Durametallic) will be cancelled and converted into the Merger Consideration. Upon consummation of the Merger, holders of Durametallic Common Shares will possess no further interest in, or rights as shareholders of, Durametallic.

     The Merger Consideration for each Durametallic Common Share will be as follows:

          (i) if the Market Value of a share of Duriron Common Stock is more than $23.225 and less than $29.225, each Durametallic Common Share will be converted into a number of shares of Duriron Common Stock determined by dividing $85.30 by the Market Value of a share of Duriron Common Stock; or

          (ii) if the Market Value of a share of Duriron Common Stock is less than or equal to $23.225, each Durametallic Common Share will be converted into 3.6728 shares of Duriron Common Stock; or

          (iii) if the Market Value of a share of Duriron Common Stock is greater than or equal to $29.225, each Durametallic Common Share will be converted into 2.9187 shares of Duriron Common Stock.

The number of shares of Duriron Common Stock into which the Durametallic Common Shares are to be converted in the Merger and the Conversion Ratio are subject to adjustment in the event that the outstanding shares of Duriron Common Stock are changed into a different number of shares prior to the Effective Time by reason of any stock split, reclassification, recapitalization, split-up, combination or exchange of shares or if the record date for a stock dividend occurs prior to the Effective Time, as well as if the number of outstanding Durametallic Common Shares and options is greater than as warranted by Durametallic.

     In addition, the Merger Agreement provides that each Durametallic stock option granted under the Durametallic Option Plan which is outstanding immediately prior to the Effective Time will be converted in the Merger into an option to purchase, on the same terms and conditions as the Durametallic option, a number of shares of Duriron Common Stock (rounded down to the next full share) determined by multiplying the number of Durametallic Common Shares subject to the option by the Conversion Ratio, at an exercise price per share (rounded to the nearest whole cent) determined by dividing the exercise price per Durametallic Common Share of the Durametallic stock option by the Conversion Ratio. As of the Durametallic Record Date, options to purchase [41,582] Durametallic Common Shares were outstanding, with exercise prices ranging from $18.52 to $35.25 per share.

     Based on the number of Durametallic Common Shares outstanding on the Durametallic Record Date and assuming that the Market Value of a share of Duriron Common Stock will be $26.225 (the midpoint in the range of Market Values between $23.225 and $29.225 per share to be used to calculate the actual Conversion Ratio) and that the conversion of Durametallic Common Shares into shares of Duriron Common Stock will result in no fractional shares, 5,584,337 shares of Duriron Common Stock will be issued upon conversion of Durametallic
Common Shares in the Merger, representing approximately   % of the outstanding
shares of Duriron Common Stock as of the Duriron Record Date, after giving effect to the Merger. An additional 135,230 shares of Duriron Common Stock
(approximately   % of the outstanding shares of Duriron Common Stock as of the
Duriron Record Date) will be available for issuance under Durametallic stock options that are converted into options to purchase shares of Duriron Common Stock (assuming no

Durametallic stock options are exercised after the Durametallic Record Date and prior to the Effective Time). No assurance can be given that the Market Value of a share of Duriron Common Stock will be $26.225, and such price will be influenced by a number of factors both before and during the period in which such Market Value will be determined. If the Market Value of a share of Duriron
Common Stock had been determined as of                    , 1995, it would have
been $          , and the resultant Merger Consideration for a Durametallic
Share would have been             shares of Duriron Common Stock.

     Shares of Duriron Common Stock into which restricted Durametallic Common Shares issued under the Incentive Plan are converted will be subject to the same restrictions as the restricted Durametallic Common Shares.

     No fractional shares of Duriron Common Stock will be issued in the Merger. Each holder of a Durametallic Common Share who otherwise would have been entitled to receive a fractional share of Duriron Common Stock will be paid an amount in cash, without interest, upon surrender of such holder's certificate(s), determined by multiplying the closing sale price of a share of Duriron Common Stock on the trading day immediately preceding the day of the Effective Time, as reported on NASDAQ, by the fraction of such share of Duriron Common Stock to which such holder otherwise would have been entitled.

MANNER OF EXCHANGING DURAMETALLIC CERTIFICATES FOR DURIRON CERTIFICATES

     As soon as practicable after the Effective Time, the exchange agent selected by Duriron (the "Exchange Agent"), will mail or otherwise deliver a transmittal form and instructions to each holder of record of certificates which immediately prior to the Effective Time represented outstanding Durametallic Common Shares (the "Durametallic Certificates") to be used in forwarding the Durametallic Certificates for surrender and exchange for (i) certificates representing the number of whole shares of Duriron Common Stock which such holder has the right to receive and (ii) cash for any fractional shares of Duriron Common Stock to which such holder otherwise would be entitled. From and after the Effective Time and until surrendered and exchanged as provided above, Durametallic Certificates will be deemed to represent for all purposes (other than payment of dividends or other distributions, if any, to shareholders of Duriron) the right to receive the Merger Consideration upon surrender of the Certificate and compliance with the other terms of the transmittal form and instructions. Upon surrender of a Durametallic Certificate, there shall be paid to the person in whose name the Duriron Common Stock is issued any dividends or other distributions declared and paid to shareholders of record subsequent to the Effective Time with respect to the number of whole shares of Duriron Common Stock represented by such Durametallic Certificate. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. The Exchange Agent will provide appropriate instructions for shareholders whose Durametallic Certificates have been lost, stolen or destroyed.

     Any dividends or other distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Durametallic Certificates and unclaimed at the end of 180 days from the Effective Time will be repaid or redelivered by the Exchange Agent to Duriron, after which time any holder of Durametallic Certificates who has not theretofore surrendered such Durametallic Certificates to the Exchange Agent, subject to applicable law, will look as a general creditor only to Duriron for payment or delivery of such dividends or distributions, as the case may be. Notwithstanding the foregoing, none of Duriron, the Merger Sub, the Exchange Agent or Durametallic will be liable to a holder of Durametallic Common Stock for any Duriron Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable escheat or unclaimed funds laws.

CONDITIONS TO THE MERGER

     Under the Merger Agreement, the obligations of Duriron, Merger Sub and Durametallic to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of certain conditions or the waiver thereof. Among such conditions are: (i) the Merger Agreement shall have been approved by the requisite vote of the shareholders of Duriron and Durametallic; (ii) no injunction, restraining order or other order issued by a court, governmental authority or other regulatory or administrative agency or commission that adversely affects the Merger shall be in effect and no suit, action or proceeding seeking to prohibit consummation of the Merger or have it declared illegal shall be pending by or with any governmental authority; (iii) the registration statement of which this Joint Proxy Statement/Prospectus is a part shall have become effective and shall not be subject to a stop order; and (iv) receipt by Duriron and Durametallic shall have received the Tax Opinion (as hereinafter defined) from Thompson, Hine and Flory.

     The obligations of Duriron and Merger Sub to effect the Merger are further subject to the fulfillment at or prior to the Effective Time of certain additional conditions, any one or more of which may be waived by Duriron and Merger Sub. Such conditions include (but are not limited to) the following: (i) all agreements, covenants and conditions of the Merger Agreement to be complied with or performed or fulfilled by Durametallic at or prior to the Effective Time shall have been complied with, performed and fulfilled in all material respects;
(ii) the representations and warranties of Durametallic contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except (a) for changes resulting from the exercise of Durametallic stock options disclosed in the Merger Agreement, (b) insofar as any of such representations or warranties relate solely to a particular date or period in which case they shall be true and correct in all material respects as related to such date or period, and (c) such other exceptions as do not, in the aggregate, have a material adverse effect on Durametallic; (iii) since December 31, 1994, there shall have been no change, except as disclosed by Durametallic in the schedules to the Merger Agreement, in the financial condition, results of operations, business, properties or prospects of Durametallic and specified subsidiaries that, when aggregated with all such changes, would have a material adverse effect on Durametallic, (iv) there shall be no pending action or proceeding by any governmental entity seeking to prohibit, and no action shall have been taken or statute, rule, regulation or order enacted or applied which would prohibit, the ownership or operation by Duriron or the surviving corporation in the Merger of all or a material portion of Durametallic's business or assets or seeking to compel, or which would compel, Duriron to dispose or hold separate all or a material portion of the business or assets of Duriron or Durametallic as a result of the Merger which, in the reasonable judgment of Duriron based on a legal opinion, could result in the relief sought or could render Duriron or Durametallic unable to consummate the Merger; (v) each Durametallic affiliate shall have entered into a pooling of interests agreement in the form of Exhibit A to the Merger Agreement; (vi) Duriron shall have received a certificate of the chief executive officer and the chief financial officer of Durametallic, certifying satisfaction of the conditions set forth in clauses (i), (ii) and
(iii) above; (vii) all filings and registrations with, and notifications to, all federal, state, local and foreign authorities, required for consummation of the Merger shall have been made by Durametallic, and all waivers, approvals, consents, licenses, permits and authorizations of all federal, state, local and foreign authorities required for consummation of the Merger shall have been received and shall be in full force and effect, except for such filings, registrations, notifications, approvals, licenses, permits and authorizations, the absence of which would not in the aggregate prevent the Merger from becoming effective or have a material adverse effect on the business or financial condition of Durametallic; (viii) Duriron shall have received a letter from Ernst & Young LLP, and Durametallic shall have received a letter from KPMG Peat Marwick LLP based upon its review of relevant Durametallic financial transactions and agreements, to the effect that the Merger qualifies for pooling-of-interests accounting treatment; (ix) Duriron shall have received an opinion from Warner, Norcross and Judd LLP, counsel to Durametallic, in substantially the form attached to the Merger Agreement; (x) Duriron shall have received resignations or other evidence of removal of certain directors of Durametallic and its subsidiaries; (xi) the number of Durametallic Common Shares as to which dissenters' rights (if applicable) shall have been asserted and not withdrawn or forfeited or as to which dissenters' rights yet may be asserted shall not exceed 5% of the outstanding Durametallic Common Shares; (xii) Duriron shall have received a certificate of Durametallic's officer responsible for its stock transfer records setting forth the number of issued and outstanding Durametallic Common Shares; (xiii) Duriron shall have received evidence satisfactory to it that persons holding Durametallic stock options and persons entitled to receive Durametallic Common Shares under the Incentive Plan shall have agreed to the substitution of shares of Duriron Common Stock for the Durametallic Common Shares on the terms set forth in the Merger Agreement and that the persons entitled to receive Durametallic Common Shares under the Incentive Plan shall have agreed, without cost or liability to Duriron, Durametallic or any Durametallic subsidiary, that the forfeiture provisions or restrictions on disposition to which such shares are subject will not cease to apply as a result of the Merger; and (xiv) DLJ (or another financial advisor satisfactory to the Board of Directors of Duriron) and Blair shall have delivered, and not withdrawn, their opinions with respect to the fairness of the Merger, from a financial point of view.

     The obligation of Durametallic to effect the Merger is further subject to the fulfillment at or prior to the Effective Time of certain additional conditions, any one or more of which may be waived by Durametallic. Such conditions include (but are not limited to) the following: (i) all agreements, covenants and conditions of the Merger Agreement to be complied with or performed or fulfilled by Duriron or Merger Sub at or prior to the Effective Time shall have been complied with, performed and fulfilled in all material respects; (ii) the representations and warranties of Duriron or Merger Sub contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except (a) as disclosed on the schedules to the Merger Agreement, (b) insofar as any of such representations or warranties relate solely to a particular date or period, in which case the same shall be true and correct in all material respects as related to such date or period, and (c) such other exceptions as do not, in the aggregate, have a material adverse effect on Durametallic; (iii) since December 31, 1994, there has been no change, except as disclosed by Duriron in the schedules to the Merger Agreement, in the financial condition, results of operations, business, properties or prospects of Duriron and specified subsidiaries that, when aggregated with all such changes, would have a material adverse effect on Duriron, (iv) there is no pending action or proceeding before any governmental entity seeking to prohibit, and no action has been taken or statute, rule, regulation or order enacted or applied which would prohibit, the ownership or operation by Duriron or the surviving corporation in the Merger of all or a material portion of Duriron's business or assets or seeking to compel, or which would compel, Durametallic to dispose or hold separate all or a material portion of the business or assets of Durametallic or Duriron as a result of the Merger which, in the reasonable judgment of Durametallic based on a legal opinion, could result in the relief sought or could render Durametallic or Duriron unable to consummate the Merger, (v) Durametallic shall have received a certificate of the chief executive officer and chief fiscal officer of Duriron, certifying satisfaction of the conditions set forth in clauses (i), (ii) and (iii) above; (vi) all filings and registrations with, and notifications to, all federal, state, local and foreign authorities, required for consummation of the Merger shall have been made by Duriron, and all waivers, approvals, consents, licenses, permits and authorizations of all federal, state, local and foreign authorities required for consummation of the Merger shall have been received and shall be in full force and effect, except for such filings, registrations, notifications, approvals, licenses, permits and authorizations, the absence of which would not in the aggregate prevent the Merger from becoming effective or have a material adverse effect on the business or financial condition of Duriron; (vii) Durametallic shall have received the opinion of Thompson, Hine and Flory, counsel for Duriron, in substantially the form attached to the Merger Agreement; (viii) the Duriron Common Stock to be issued in the Merger shall have been listed on NASDAQ, if required by applicable rules; and (ix) Blair and DLJ (or another financial advisor satisfactory to the Board of Directors of Duriron) shall have delivered, and not withdrawn, their opinions with respect to the fairness of the Merger, from a financial point of view.

     The Merger Agreement includes (in Articles IV and V, respectively) various representations and warranties of Durametallic and of Duriron and Merger Sub which are typical in such agreements.

     The Merger Agreement provides that, at any time prior to the Effective Time, any party may waive compliance with any obligation, covenant, agreement or condition contained therein. The Merger Agreement also provides that, subject to applicable law, it may be amended by the parties at any time before or after approval of the Merger by the shareholders of either Durametallic or Duriron. After such approval, however, no amendment may be made that modifies the consideration to be given to the holders of Durametallic Common Shares without the further approval of the shareholders of both companies.

CERTAIN COVENANTS

     DURAMETALLIC CHANGE OF CONTROL PROPOSALS. The Merger Agreement provides that neither Durametallic nor any of its subsidiaries, officers, directors, employees, representatives or agents, directly or indirectly, may (i) solicit or initiate any proposals or offers relating to certain significant mergers, sales of assets, sales of shares or similar transactions involving Durametallic (a "Durametallic Change of Control Transaction"), or

(ii) except to the extent the Board of Directors of Durametallic determines (based upon written advice of legal counsel) that it is required to do so in order to discharge its fiduciary duties in accordance with applicable law, participate in any discussions or negotiations regarding, or furnish to any other person any information or assistance with respect to, a Durametallic Change of Control Transaction. Durametallic has agreed promptly to notify Duriron of any Durametallic Change of Control Transaction which is proposed to Durametallic or, to the best of Durametallic's knowledge, to any other persons and whether Durametallic intends to participate in any such discussions or negotiations or to furnish any such information (and, if so, Durametallic is required to inform Duriron of the nature and substance of such discussions, negotiations and information).

     CONDUCT OF DURAMETALLIC'S BUSINESS PRIOR TO THE MERGER. The Merger Agreement provides that, prior to the Effective Time, except as otherwise contemplated by the Merger Agreement, as required by law or as agreed to in writing by Duriron, Durametallic will (and will cause each designated subsidiary to): (i) conduct its business and the business of its subsidiaries only in the regular course in substantially the same manner as heretofore conducted, and will use its best efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationship with its franchisees, customers, suppliers and others having business dealings with it to the end that its goodwill and business will be unimpaired at the Effective Time, (ii) not make any change or amendment to or repeal its Articles of Incorporation or Bylaws or comparable governing documents, (iii) not issue or sell shares of capital stock or other securities (other than to Durametallic or to certain designated subsidiaries or pursuant to the exercise of certain Durametallic stock options) or issue any securities convertible into or exchangeable for, or any rights to purchase, any such shares, or enter into certain other transactions with respect to such shares or any Durametallic stock options, (iv) not declare, set aside or pay any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of Durametallic's capital stock, other than regular quarterly cash dividends (commencing with a record date not earlier than October 1, 1995) in an amount not to exceed $.20 per Durametallic Common Share and an annual extra year-end cash dividend (with a record date not earlier than November 15, 1995) in an amount not to exceed $.32 per share, (v) adopt or amend any bonus, profit sharing, compensation, severance, stock option, pension, retirement or other employee benefit agreement, trust plan or arrangement for the benefit of any present or former director, officer or employee or increase the compensation or fringe benefits of any such person (except for individual merit increases and promotional increases not to exceed 10% of salary in accordance with past practices for non-officer employees) or pay any bonus, compensation or benefit not required by any existing plan or arrangement, or hire any employee at an annual rate of compensation in excess of $75,000, or enter into any agreement to do any of the foregoing, or (vi) other than in the ordinary course of business, not purchase, lease, sell or dispose of, or contract to purchase, lease, sell or dispose of, any asset or group of assets, in any single transaction or series of related transactions, having a value in excess of $250,000, or (vii) not make capital investments in, or loan or advance to, or enter into or renew any guarantee on behalf of, any person other than a direct or indirect wholly-owned subsidiary, or (viii) not take any action that would cause any of Durametallic's representations or warranties to be untrue as of the Effective Time.

     CONDUCT OF DURIRON'S BUSINESS PRIOR TO THE MERGER. The Merger Agreement provides that, prior to the Effective Time, except as contemplated by the Merger Agreement, as required by law or as agreed to in writing by Durametallic, Duriron will not declare or pay any dividend or make any distribution with respect to, or purchase or redeem, any of its capital stock, other than quarterly cash dividends in an amount not to exceed $.13 per share, an annual extra year-end cash dividend in an amount not to exceed $.20 per share, a stock dividend payable in Duriron Common Stock, and issuance of rights pursuant to the Rights Plan upon issuance of Duriron Common Stock, (ii) amend its Certificate of Incorporation or By-laws in any manner adverse to the interests of the Duriron shareholders, and (iii) take any action, or permit any subsidiary to take any action, which would cause any of the representations and warranties made by Duriron in the Merger Agreement to be untrue as of the Effective Time.

     CERTAIN AGREEMENTS. The Merger Agreement contains a number of other covenants of the parties that are typical for such agreements, including, without limitation, agreements of the parties: (i) to provide each other with access to information and to maintain the confidentiality of information, (ii) to take certain actions with respect to their respective shareholder meetings,
(iii) for their respective Boards of Directors to recommend that their respective shareholders vote in favor of and approve the Merger Agreement (unless the Board determines that it is required to withdraw the recommendation, based on written advice of its legal counsel, in the discharge of its fiduciary obligations under applicable law), (iv) not intentionally to take any action that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" under the meaning of Section 368(a) of the Code; (v) to give notice to each other of certain matters; and (vi) to use reasonable efforts to take all actions necessary to consummate the Merger.

     The Merger Agreement also requires that Durametallic: (i) amend the Durametallic Executive Incentive Bonus Plan to provide for the substitution of Duriron Common Stock for Durametallic Common Shares under the plan after the Effective Time (and to use its best efforts to obtain from each person entitled to receive Durametallic Common Shares under the plan a binding agreement to accept Duriron Common Stock and to agree that any forfeiture provisions or restrictions on disposition which would cease to apply as a result of the Merger will not cease to apply as a result of the Merger), and (ii) use its best efforts to obtain the binding agreement of each holder of a Durametallic stock option to the conversion of the option into an option to receive shares of Duriron Common Stock in accordance with the Merger Agreement.

AMENDMENT AND TERMINATION

     The Merger Agreement may be amended by agreement of the parties thereto at any time before or after approval by the shareholders of Duriron and Durametallic, to the extent permitted by law.

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Duriron or Durametallic: (a) by the mutual written consent authorized by the Boards of Directors of Duriron and Durametallic; or
(b) by either Duriron or Durametallic, if the Merger is not consummated on or before April 30, 1996 (or such later date as Duriron and Durametallic may agree in writing) so long as any failure of the terminating party to perform any material obligation or fulfill any material condition within the control of such party has not been the proximate cause of, or resulted in, the failure of the Merger to be consummated.

     ADDITIONAL DURIRON TERMINATION RIGHTS. In addition, Duriron may terminate the Merger Agreement if: (i) the Board of Directors of Durametallic (or any committee of such Board of Directors) withdraws or changes in a manner adverse to Duriron its recommendation to the shareholders of Durametallic to approve the Merger Agreement and the Merger, or recommends, approves or authorizes any Control Acquisition Transaction; (ii) the shareholders of Durametallic fail to approve the Merger Agreement and the Merger at the Durametallic Meeting; (iii) Durametallic enters into, or announces its intention to enter into, an agreement, letter of intent or agreement in principle regarding a Control Acquisition Transaction; (iv) events occur that render one or more of the conditions to the obligations of Duriron and Merger Sub under the Merger Agreement impossible of satisfaction, and such condition or conditions is not waived by Duriron and Merger Sub; (v) a material breach by Durametallic of any representation, warranty, covenant or agreement in the Merger Agreement occurs and is not cured as soon as reasonably practicable after written notice thereof is given to Durametallic; (vi) the average of the closing sale prices of a share of Duriron Common Stock during the first 10 of the last 15 trading days immediately preceding the date of the Durametallic Meeting, as reported on NASDAQ, exceeds $31.225; or (vii) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Duriron or any of its affiliates, shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 40% of the Durametallic Common Shares (on either a primary or fully diluted basis), and (viii) any change shall occur or any condition shall exist which, individually or in the aggregate and irrespective of any disclosure, has a material adverse effect on Durametallic at any time prior to the Effective Time.

     ADDITIONAL DURAMETALLIC TERMINATION RIGHTS. In addition, Durametallic may terminate the Merger Agreement if: (i) the Board of Directors of Duriron (or any committee of such Board of Directors) withdraws or changes in a manner adverse to Durametallic its recommendation to the shareholders of Duriron to approve the Merger Agreement and the Merger; (ii) the shareholders of Duriron fail to approve the Merger Agreement or the Merger at the Duriron Meeting; (iii) Duriron enters into, or announces its intention to enter into, an agreement, letter of intent or agreement in principle regarding certain significant mergers, sales of assets, sales of shares or similar transactions involving Duriron (a "Duriron Change of Control Transaction") or Duriron enters into a formal written confidentiality agreement in connection with and for the purpose of pursuing a Duriron Change of Control Transaction, or a Duriron Change of Control Transaction occurs; (iv) events occur that render one or more of the conditions to the obligations of Durametallic as set forth in the Merger Agreement impossible of satisfaction, and such condition or conditions is not waived by Durametallic; (v) a material breach by Duriron or Merger Sub of any representation, warranty, covenant or agreement in the Merger Agreement occurs and is not cured as soon as reasonably practicable after written notice thereof is given to Duriron or Merger Sub, as the case may be; (vi) the average of the closing sale prices of a share of Duriron Common Stock during the first 10 of the last 15 trading days immediately preceding the date of the Durametallic Meeting, as reported on NASDAQ, is less than $21.225; (vii) following the withdrawal by the Durametallic Board of Directors of its recommendation to the shareholders of Durametallic to approve the Merger Agreement (in the circumstances in which the Merger Agreement permits such withdrawal), Durametallic enters into, or publicly announces its intention to enter into, an agreement, letter of intent or agreement in principle regarding a Durametallic Change of Control Transaction, if Durametallic pays the termination fee described under "Expenses of the Merger; Termination Fee;" (viii) any person (other than Durametallic or any affiliate of Durametallic or any person acting in concert with Durametallic or any affiliate of Durametallic) becomes the beneficial owner of more than 15% of the outstanding shares of Duriron Common Stock and such person shall have expressly stated that the shares were acquired for the purpose of changing or influencing the control of Duriron; or (ix) any change shall occur or any condition shall exist which, individually, or in the aggregate and irrespective of any disclosure, has a material adverse effect on Duriron at any time prior to the Effective Time.

     In the event the Merger Agreement is terminated by either Duriron or Durametallic, neither Duriron or Durametallic will have any liability or further obligation thereunder, other than pursuant to the confidentiality, expenses and termination fee provisions described below, which will survive the termination.

     If the Merger Agreement is terminated as provided therein, no party thereto shall have any liability or further obligation to any other party to the Merger Agreement other than as results from a breach thereof and except that the provisions with respect to fees and expenses (see "Expenses of the Merger; Termination Fee") shall remain in full force and effect.

EXPENSES OF THE MERGER; TERMINATION FEE

     The Merger Agreement provides that, whether or not the Merger is consummated, all out-of-pocket costs and expenses incurred in connection with the Merger will be paid by the party incurring such expenses. The Merger Agreement further provides that, without Duriron's consent, Durametallic will not pay or incur obligations to investment bankers, outside legal counsel, outside accountants, other advisors and finders or business brokers for services in connection with the Merger Agreement and the transactions contemplated thereby in excess of $2,000,000.

     Durametallic is required to pay Duriron a termination fee of $3,000,000 if
(a) the Merger Agreement is terminated by Duriron for the reasons set forth in
(i) or (iii) above under "Additional Duriron Termination Rights", (b) the Merger Agreement is terminated by Durametallic for the reason set forth in (vii) above under "Additional Durametallic Termination Rights" or (c) the Merger Agreement is terminated by Duriron for the reason set forth in (v) above under "Additional Duriron Termination Rights", but only if the breach of the representation or warranty by Durametallic is knowing or the breach of the covenant by Durametallic is intentional.

     In addition, Durametallic also is required to pay Duriron a termination fee of $5,250,000 (reduced by the amount of fee paid as described in the preceding paragraph) if, within 365 days after termination of the Merger Agreement, Durametallic consummates a Durametallic Change of Control Transaction yielding consideration per Durametallic Common Share greater than the Merger Consideration per Durametallic Share and either (i) a termination fee otherwise is payable to Duriron under the Merger Agreement as described above, (ii) the Merger Agreement is terminated by Duriron for the reason set forth in (vii) above under "Additional Duriron Termination Rights" and the person or group referred to therein is a party to the

Durametallic Change of Control Transaction; or (iii) the Durametallic shareholders fail to approve the Merger Agreement at the Durametallic Meeting, and, at such time, a Durametallic Change of Control Transaction has been publicly announced or an officer of Durametallic has received a proposal for a Durametallic Change of Control Transaction.

     Duriron is required to pay Durametallic a termination fee of $3,000,000 if the Merger Agreement is terminated by Durametallic for the reason set forth in
(i) above under "Additional Durametallic Termination Rights" or for the reason set forth in (v) of the same section, but only if the breach of the representation or warranty by Duriron or Merger Sub is knowing or the breach of the covenant or agreement by Duriron or Merger Sub is intentional.

     If Duriron or Merger Sub or Durametallic terminates the Merger Agreement based upon a material breach of any representation, warranty, covenant or agreement of the other party, the breaching party is required to reimburse the terminating party for all of its documented out-of-pocket expenses in connection with the transactions contemplated by the Merger Agreement (including, without limitation, due diligence expenses and fees and expenses of professional advisors) up to a maximum of $600,000 ("Transaction Expenses"), but only if the terminating party is not entitled to a termination fee, as previously described. In addition, if Durametallic terminates the Merger Agreement for the reason set forth in (iii) above under "Additional Durametallic Termination Rights," Duriron is required to pay and reimburse Durametallic for its Transaction Expenses.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at such time as a Certificate of Merger with respect to the Merger is filed with the Department of Commerce of the State of Michigan in accordance with the Michigan BCA. The filing is expected to be made as soon as practicable after the Merger Agreement is approved by the shareholders of Duriron and Durametallic and all of the other conditions to consummation of the Merger are satisfied or waived. See "Conditions to the Merger."

OPERATION OF DURAMETALLIC AFTER THE MERGER

     Duriron has informed Durametallic that, following consummation of the Merger, it currently intends that Durametallic's business will be carried on under its present name and management (except as described below) and with its present facilities as a subsidiary of Duriron and that its headquarters will remain in Kalamazoo, Michigan. In addition, Duriron has stated that it intends that, after the Merger, Durametallic will provide its key employees with total compensation no less favorable than that provided under Durametallic's past practices, taking into account all forms of incentive compensation and fringe benefits. Durametallic's business will be conducted under the direction of its Board of Directors, the members of which will be designated by Duriron and which are expected to include Mr. Ware.

     Duriron and the management of Durametallic are not presently considering any material changes to Durametallic's business operations, corporate structure or organization, and it is expected that following the Merger the business and operations of Durametallic will be continued substantially as they are currently being conducted. However, Duriron and the management of Durametallic will continue to evaluate Durametallic's business operations, corporate structure and organization after the Merger and to make such changes as are deemed appropriate. In addition, Mr. Ware and Mr. Hurlbert have announced that if the Merger is consummated, they will retire as President and Chief Executive Officer of Durametallic and as Senior Vice President Finance/Corporate Secretary of Durametallic, respectively, on April 12, 1996 and June 30, 1996, respectively.

REGULATORY APPROVALS

     The Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended (the "HSR Act"), provides that certain acquisition transactions (including the Merger) may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice ("Justice") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. At any time before or after the consummation of the Merger, Justice or the FTC or some other person could seek to enjoin or rescind the Merger on antitrust grounds. Duriron and Durametallic filed information with Justice and the FTC with respect to the
Merger on September   , 1995, and on             , 1995             . See
"CONDITIONS TO THE MERGER."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE DISCUSSION SET FORTH BELOW CONCERNING FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY. THE ACTUAL CONSEQUENCES TO A PARTICULAR DURAMETALLIC SHAREHOLDER MAY VARY DEPENDING UPON HIS OR HER PARTICULAR CIRCUMSTANCES. FOR EXAMPLE, THE FOLLOWING DISCUSSION MAY NOT BE APPLICABLE TO A DURAMETALLIC SHAREHOLDER WHO ACQUIRED HIS OR HER SHARES PURSUANT TO THE EXERCISE OF STOCK OPTIONS, THE VESTING OF RESTRICTED SHARES OR OTHERWISE AS COMPENSATION. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAXES.

     It is a condition to the obligation of Duriron and Durametallic to consummate the Merger that they receive an opinion of Thompson, Hine and Flory stating that the federal income tax consequences of the Merger will be as follows:

          (1) The Merger will constitute a "reorganization" within the meaning of Internal Revenue Code Sections 368(a)(1)(A) and 368(a)(2)(E), and Durametallic, Merger Sub and Duriron will be parties to such reorganization.

          (2) Except for cash received in lieu of fractional shares of Duriron Common Stock, any Durametallic shareholder whose Durametallic Common Shares are converted solely into shares of Duriron Common Stock pursuant to the Merger will not recognize gain or loss.

          (3) No gain or loss will be recognized by Durametallic, Duriron or Merger Sub on the merger of Merger Sub into Durametallic pursuant to the Merger Agreement.

          (4) The aggregate tax basis of the shares of Duriron Common Stock (including fractional share interests deemed received) to be received by a holder of Durametallic Common Shares will be the same as the aggregate tax basis of the Durametallic Common Shares to be converted in exchange therefor.

          (5) The holding period of the shares of Duriron Common Stock (including fractional share interests deemed received) to be received by the Durametallic shareholders will include the holding period during which the Durametallic Common Shares were held, provided such Durametallic Common Shares were held as a capital asset on the date of the exchange.

          (6) Any cash received by a shareholder of Durametallic in lieu of a fractional share of Duriron Common Stock will be treated as if a fractional share were distributed as part of the exchange and then a cash distribution is received in redemption of such fractional share qualifying for capital gain treatment, provided that the Durametallic Common Shares exchanged were held as a capital asset on the date of the exchange.

          (7) No gain or loss will be recognized by the holders of nonqualified stock options to purchase Durametallic Common Shares upon the conversion of such options into nonqualified stock options to purchase shares of Duriron Common Stock.

     Thompson, Hine and Flory's opinion that the Merger will qualify as a tax-free reorganization will be based on the position that the Durametallic shareholders will (a) be treated as the "historic shareholders" of Durametallic and (b) retain a "continuing interest" in Duriron through the ownership of shares of Duriron Common Stock. In order for the Merger to qualify as a tax-free reorganization, both of these component parts of the continuity of interest requirement must be met.

     The historic shareholder component requires that Durametallic shareholders who participate in the Merger have held their interest in Durametallic Common Shares for a substantial period of time prior to the execution of the Merger Agreement. The continuing interest component as applied by the Internal Revenue

Service requires that the historic Durametallic shareholders as a group receive shares of Duriron Common Stock which are equal in value to at least 50% of the value of the outstanding Durametallic Common Shares immediately prior to the Merger and that such shares of Duriron Common Stock will be retained by the former historic Durametallic shareholders for a significant period of time.

     Thompson, Hine and Flory's opinion with respect to the continuity of interest requirement will be based on the representation of Durametallic that over 50% of the total outstanding Durametallic Common Shares have been held by the same Durametallic shareholders for the five-year period preceding the Merger and the representation of Durametallic and Duriron that they have no knowledge of any plan or intention by the Durametallic shareholders to sell or otherwise dispose of shares of Duriron Common Stock. Thompson, Hine and Flory will not request a representation to this effect from the approximately 250 shareholders of Durametallic.

     The Internal Revenue Service has not issued specific guidance as to how to apply the continuity of interest requirement in a situation where the shares of a corporation, like Durametallic, are held by many shareholders each holding a relatively small interest. Thompson, Hine and Flory's opinion will be based on the premise that the Durametallic shareholders will act in a manner consistent with the representations given by Durametallic and Duriron with respect to the continuity of interest requirement.

     Thompson, Hine and Flory's opinion will discuss only the principal federal income tax consequences that are expected to apply to United States persons (e.g., citizens of the United States, trusts and domestic corporations). It will not discuss the special tax consequences that might apply to shareholders entitled to special treatment under the Code (such as foreign persons, tax-exempt organizations, retirement plans, life insurance companies, regulated investment companies and S corporations) or to shareholders who acquired their shares as compensation. It also will not address state, local and foreign tax consequences.

     The preceding discussion should not be considered as a substitute for an individual analysis of the tax consequences of the Merger to each Durametallic shareholder. Durametallic shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Merger.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger is intended to qualify as a "pooling-of-interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Durametallic and Duriron will be carried forward at their recorded amounts to the consolidated financial statements of Duriron following the Merger. Consummation of the Merger is conditioned upon receipt by Duriron of a letter from Ernst & Young LLP, and by Durametallic of a letter from KPMG Peat Marwick LLP based upon its review of relevant Durametallic financial transactions and agreements, stating that the Merger, in their respective opinions, will qualify as a pooling-of-interests for accounting purposes. Each holder of Durametallic Common Shares identified by Durametallic in the Merger Agreement as being an affiliate of Durametallic has entered into a pooling-of-interest agreement with Duriron as described below under "Resale of Duriron Common Stock Issued in the Merger; Affiliates." Representatives of Ernst & Young LLP are expected to be present at the Duriron Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. At the Durametallic Meeting, respesentatives of KPMG Peat Marwick LLP will have the opportunity to make a statement if they desire to do so and are expected to respond to appropriate questions. See "Conditions to the Merger."

NASDAQ LISTING OF DURIRON COMMON STOCK

     Duriron will use its best efforts to have the shares of Duriron Common Stock to be issued in the Merger listed on NASDAQ if so required by applicable rules.

RESALE OF DURIRON COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

     The Duriron Common Stock to be issued to the holders of Durametallic Common Shares in the Merger will be freely transferable under the Securities Act, except for Duriron Common Stock issued to any person deemed to be an affiliate of Durametallic for purposes of Rule 145 under the Securities Act at the time of the Durametallic Meeting ("Affiliates"). Affiliates may not sell their shares of Duriron Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Durametallic has represented to Duriron in the Merger Agreement that each director and executive officer and Thomas R. Ware are the only Affiliates of Durametallic. Each has entered into an agreement with Duriron and Durametallic which provides that the Affiliate will not, without prior consent, transfer any shares of Duriron Common Stock or any Durametallic Common Shares prior to the earlier of the expiration or termination of the Merger Agreement or the date after the Effective Time on which quarterly financial results (including a quarterly earnings report that includes combined sales and net income) covering at least 30 days of post-Merger combined operations of Duriron and Durametallic have been published by Duriron.

DISSENTERS' RIGHTS

     Because outstanding shares of Duriron Common Stock will not be exchanged in the Merger, holders of Duriron Common Stock are not entitled to dissenters' rights with respect to the Merger or any of the other actions to be taken at the Duriron Special Meeting.

     The Michigan BCA does not provide a shareholder with dissenters' rights with respect to any merger in which the holders receive stock of a corporation which, at the record date for the shareholder meeting to act upon the merger, is held of record by not less than 2,000 persons. The Duriron Common Stock was, on the record date for the Durametallic Meeting, held of record by persons. Accordingly, Durametallic shareholders do not have dissenters' rights with respect to the Merger.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined balance sheet as of June 30, 1995 and the pro forma condensed combined statements of operations for the six months ended June 30, 1995 and 1994, and for each of the three years in the period ended December 31, 1994 give effect to the Merger accounted for as a pooling of interests. This pro forma information is based on the historical consolidated financial statements of Duriron and Durametallic and their subsidiaries under the assumptions and adjustments set forth in the accompanying notes.

     The unaudited pro forma condensed combined financial statements have been prepared by the managements of Duriron and Durametallic based upon their respective historical consolidated financial statements. Pro forma per share amounts are based on the minimum Conversion Ratio in the Merger of 2.9187 shares of Duriron Common Stock for each Durametallic Common Share and the maximum Conversion Ratio in the Merger of 3.6728 shares of Duriron Common Stock for each Durametallic Common Share. The pro forma condensed combined financial statements, which include results of operations as if the Merger had been consummated on January 1, 1992, do not reflect the Merger expenses expected to be incurred by Duriron and Durametallic, or any anticipated cost savings. As a result, the pro forma condensed combined financial condition and results of operations of Duriron as of and after the Effective Time may not be indicative of the results that actually would have occurred if the Merger had been in effect during the periods presented or which may be attained in the future. Actual performance will differ, and the differences may be material. The pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Duriron incorporated by reference herein, the historical consolidated financial statements and notes thereto of Durametallic contained herein and the unaudited consolidated condensed historical information, including the notes thereto, appearing elsewhere herein. The Duriron per share information is adjusted to give effect retroactively for the three-for-two stock split paid by Duriron on March 25, 1994 in the form of a 50% stock dividend. The Durametallic per share information is adjusted to give effect retroactively to the four-for-one stock split paid by Durametallic to shareholders of record on May 29, 1992 in the form of a stock dividend. See "SUMMARY -- Selected Financial Data."

             THE DURIRON COMPANY, INC. AND DURAMETALLIC CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1995
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               JUNE 30, 1995
                                            ---------------------------------------------------
                                                                                         PRO
                                                                        PRO FORMA       FORMA
                                            DURIRON      DURAMETALLIC  ADJUSTMENTS     COMBINED
                                            --------     ---------     -----------     --------
ASSETS
Current assets:
  Cash and cash equivalents...............  $ 17,662      $ 2,949                       $20,611
  Accounts receivable.....................    73,879       21,482                        95,361
  Inventories.............................    68,474       14,291                        82,765
  Prepaid expenses........................     5,736        3,381                         9,117
                                            --------      -------                      --------
     Total current assets.................   165,751       42,103                       207,854
Property, plant and equipment, at cost....   193,697       46,351                       240,048
  Less accumulated depreciation and
     amortization.........................   112,047       25,420                       137,467
                                            --------      -------                      --------
  Net property, plant and equipment.......    81,650       20,931                       102,581
Intangibles and other assets..............    43,696       12,815                        56,511
                                            --------      -------                      --------
     Total assets.........................  $291,097      $75,849                      $366,946
                                            ========      =======                      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................  $ 20,708      $ 6,432                       $27,140
  Notes payable...........................     3,072        4,017                         7,089
  Income taxes............................       942        1,066                         2,008
  Accrued liabilities.....................    28,320        9,127        $ 4,600 (5)     42,047
  Long-term debt due within one year......     4,069           91                         4,160
                                            --------      -------        -------       --------
     Total current liabilities............    57,111       20,733          4,600         82,444
Long-term debt due after one year.........    43,528        4,422                        47,950
Postretirement benefits and other
  deferred items..........................    42,271       12,213                        54,484
Shareholders' equity:
  Serial preferred stock, $1.00 par value,
     no shares issued.....................        --           --                           --
  Common stock, $1.25 par value...........    23,788        8,584         (1,434)(4)     31,108
  Capital in excess of par value..........     3,817                       1,434 (4)      5,081
  Retained earnings.......................   119,090       30,347         (4,600)(5)    144,837
                                            --------      -------        -------       --------
                                             146,695       38,931         (4,600)       181,026
Foreign currency and other equity
  adjustments.............................     1,492         (450)                        1,042
                                            --------      -------        -------       --------
     Total shareholders' equity...........   148,187       38,481         (4,600)       182,068
                                            --------      -------        -------       --------
Total liabilities and shareholders'
  equity..................................  $291,097      $75,849        $     0       $366,946
                                            ========      =======        =======       ========

   See Notes To Unaudited Pro Forma Condensed Combined Financial Statements.

             THE DURIRON COMPANY, INC. AND DURAMETALLIC CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                       FOR THE SIX MONTHS ENDED JUNE 30, 1995
                                                 ---------------------------------------------------
                                                                                              PRO
                                                                             PRO FORMA       FORMA
                                                 DURIRON      DURAMETALLIC  ADJUSTMENTS     COMBINED
                                                 --------     ---------     -----------     --------
Net sales......................................  $190,622      $63,888                      $254,510
Costs and expenses:
  Cost of sales................................   118,155       32,826         $ 745 (2)     151,726
  Selling and administrative...................    45,151       20,503          (542)(3)      65,112
  Research, engineering and development........     4,258        3,788          (745)(2)       7,301
  Interest.....................................     2,074          375                         2,449
  Other, net...................................     2,345          (95)          542 (3)       2,792
                                                 --------      -------         -----        --------
                                                  171,983       57,397                       229,380
Earnings before income taxes...................    18,639        6,491                        25,130
Provision for income taxes.....................     6,900        2,550                         9,450
                                                 --------      -------         -----        --------
Net earnings...................................  $ 11,739      $ 3,941         $   0        $ 15,680
                                                 ========      =======         =====        ========
Per share data:
Based upon maximum Conversion Ratio of 3.6728
  Net earnings per share.......................  $   0.61      $  2.30                      $   0.61
  Average shares outstanding...................    19,245        1,716                        25,549
Based upon minimum Conversion Ratio of 2.9187
  Net earnings per share.......................  $   0.61      $  2.30                      $   0.65
  Average shares outstanding...................    19,245        1,716                        24,255

   See Notes To Unaudited Pro Forma Condensed Combined Financial Statements.

             THE DURIRON COMPANY, INC. AND DURAMETALLIC CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1994
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                      FOR THE SIX MONTHS ENDED JUNE 30, 1994
                                               -----------------------------------------------------
                                                                                              PRO
                                                                             PRO FORMA       FORMA
                                               DURIRON      DURAMETALLIC    ADJUSTMENTS     COMBINED
                                               --------     ---------       -----------     --------
Net sales....................................  $163,708      $56,578                        $220,286
Costs and expenses:
  Cost of sales..............................   102,839       28,279           $ 610 (2)     131,728
  Selling and administrative.................    40,843       19,448            (505)(3)      59,786
  Research, engineering and development......     4,780        3,173            (610)(2)       7,343
  Interest...................................     1,978          252                           2,230
  Other, net.................................       831          (55)            505 (3)       1,281
                                               --------      -------            ----        --------
                                                151,271       51,097                         202,368
Earnings before income taxes.................    12,437        5,481                          17,918
Provision for income taxes...................     4,660        2,057                           6,717
                                               --------      -------            ----        --------
Net earnings.................................  $  7,777      $ 3,424           $   0        $ 11,201
                                               ========      =======            ====        ========
Per share data:
Based upon maximum Conversion Ratio of 3.6728
  Net earnings per share.....................  $   0.41      $  1.84                        $   0.43
  Average shares outstanding.................    19,145        1,857                          25,965
Based upon minimum Conversion Ratio of 2.9187
  Net earnings per share.....................  $   0.41      $  1.84                        $   0.46
  Average shares outstanding.................    19,145        1,857                          24,565

   See Notes To Unaudited Pro Forma Condensed Combined Financial Statements.

             THE DURIRON COMPANY, INC. AND DURAMETALLIC CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                        FOR THE YEAR ENDED DECEMBER 31, 1994
                                                 ---------------------------------------------------
                                                                                              PRO
                                                                             PRO FORMA       FORMA
                                                 DURIRON      DURAMETALLIC  ADJUSTMENTS     COMBINED
                                                 --------     ---------     -----------     --------
Net sales......................................  $345,388     $ 116,557                     $461,945
Costs and expenses:
  Cost of sales................................   217,249        58,046       $ 1,220 (2)    276,515
  Selling and administrative...................    85,345        40,745        (1,009)(3)    125,081
  Research, engineering and development........     9,613         6,520        (1,220)(2)     14,913
  Interest.....................................     4,346           555                        4,901
  Other, net...................................     1,897          (942)        1,009 (3)      1,964
                                                 --------      --------       -------       --------
                                                  318,450       104,924                      423,374
Earnings before income taxes...................    26,938        11,633                       38,571
Provision for income taxes.....................     9,780         4,395                       14,175
                                                 --------      --------       -------       --------
Net earnings...................................  $ 17,158     $   7,238       $     0       $ 24,396
                                                 ========      ========       =======       ========
Per share data:
Based upon maximum Conversion Ratio of 3.6728
  Net earnings per share.......................  $   0.90     $    4.05                     $   0.95
  Average shares outstanding...................    19,147         1,787                       25,711
Based upon minimum Conversion Ratio of 2.9187
  Net earnings per share.......................  $   0.90     $    4.05                     $   1.00
  Average shares outstanding...................    19,147         1,787                       24,364

   See Notes To Unaudited Pro Forma Condensed Combined Financial Statements.

             THE DURIRON COMPANY, INC. AND DURAMETALLIC CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                            FOR THE YEAR ENDED DECEMBER 31, 1993
                                                    ----------------------------------------------------
                                                                                                  PRO
                                                                                                 FORMA
                                                    DURIRON      DURAMETALLIC  ELIMINATIONS     COMBINED
                                                    --------     ---------     ------------     --------
Net sales.......................................... $313,920     $109,138                       $423,058
Costs and expenses:
  Cost of sales....................................  195,837       53,975        $  1,187 (2)    250,999
  Selling and administrative.......................   78,969       37,969          (2,259)(3)    114,679
  Research, engineering and development............    9,178        5,881          (1,187)(2)     13,872
  Interest.........................................    3,852          700                          4,552
  Other, net.......................................     (309)         937           2,259 (3)      2,887
                                                    --------     --------         -------       --------
                                                     287,527       99,462                        386,989
Earnings before income taxes.......................   26,393        9,676                         36,069
Provision for income taxes.........................    9,901        4,598                         14,499
                                                    --------     --------         -------       --------
Earnings from continuing operations before
  cumulative effect of changes in accounting
  principles.......................................   16,492        5,078                         21,570
Discontinued operation:
  Loss on disposal, net of income taxes............                (2,938)                        (2,938)
Earnings before cumulative effect of changes in
  accounting principles............................   16,492        2,140                         18,632
Cumulative effect of change in method of accounting
  for postemployment benefits......................     (385)        (560)                          (945)
Cumulative effect of change in method of accounting
  for postretirement benefits......................                (5,990)          5,990(1)
Cumulative effect of change in method of accounting
  for income taxes.................................                   121                            121
                                                    --------     --------         -------       --------
Net earnings (losses).............................. $ 16,107     $ (4,289)       $  5,990       $ 17,808
                                                    ========     ========         =======       ========
Per share data:
Based upon maximum Conversion Ratio of 3.6728
  Earnings per share from continuing operations
     before cumulative effect of changes in
     accounting principles......................... $   0.86     $   2.81                       $   0.84
  Loss on disposal of discontinued operation.......     0.00        (1.63)                         (0.12)
  Cumulative effect of changes in accounting
     principles....................................    (0.02)       (3.55)                         (0.03)
                                                    --------     --------                       --------
  Net earnings (losses) per share.................. $   0.84     $  (2.37)                      $   0.69
                                                    ========     ========                       ========
  Average shares outstanding.......................   19,078        1,809                         25,721
Based upon minimum Conversion Ratio of 2.9187
  Earnings per share from continuing operations
     before cumulative effect of changes in
     accounting principles......................... $   0.86     $   2.81                       $   0.89
  Loss on disposal of discontinued operation.......     0.00        (1.63)                         (0.12)
  Cumulative effect of changes in accounting
     principles....................................    (0.02)       (3.55)                         (0.03)
                                                    --------     --------                       --------
  Net earnings (losses) per share.................. $   0.84     $  (2.37)                      $   0.73
                                                    ========     ========                       ========
  Average shares outstanding.......................   19,078        1,809                         24,357

   See Notes To Unaudited Pro Forma Condensed Combined Financial Statements.

             THE DURIRON COMPANY, INC. AND DURAMETALLIC CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1992
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                           FOR THE YEAR ENDED DECEMBER 31, 1992
                                                   -----------------------------------------------------
                                                                                                  PRO
                                                                               PRO FORMA         FORMA
                                                   DURIRON      DURAMETALLIC  ADJUSTMENTS       COMBINED
                                                   --------     ---------     -----------       --------
Net sales........................................  $300,357     $ 105,577                       $405,934
Costs and expenses:
  Cost of sales..................................   188,857        51,281       $ 2,226 (1, 2)   242,364
  Selling and administrative.....................    72,169        36,528        (1,086)(3)      107,611
  Research, engineering and development..........     9,193         5,300        (1,097)(2)       13,396
  Interest.......................................     2,916         1,065                          3,981
  Other, net.....................................       598        (1,061)        1,086 (3)          623
  Restructuring..................................     5,965            --                          5,965
                                                   --------      --------       -------         --------
                                                    279,698        93,113         1,129          373,940
Earnings before income taxes.....................    20,659        12,464        (1,129)          31,994
Provision for income taxes.......................     7,430         5,189          (418)(1)       12,201
                                                   --------      --------       -------         --------
Earnings from continuing operations before
  cumulative effect of a change in accounting
  principle......................................    13,229         7,275          (711)          19,793
Discontinued operation:
  Loss from discontinued operation, net of
     taxes.......................................                    (259)                          (259)
                                                   --------      --------       -------         --------
Earnings before cumulative effect of a change in
  accounting principle...........................    13,229         7,016          (711)          19,534
Cumulative effect of change in method of
  accounting for postretirement benefits.........   (21,063)                     (5,836)(1)      (26,899)
                                                   --------      --------       -------         --------
Net earnings (losses)............................  $ (7,834)    $   7,016       $(6,547)        $ (7,365)
                                                   ========      ========       =======         ========
Per share data:
Based upon maximum Conversion Ratio of 3.6728
  Earnings per share from continuing operations
     before cumulative effect of a change in
     accounting principle........................  $   0.69     $    4.02                       $   0.77
  Loss on disposal of discontinued operation.....      0.00         (0.14)                         (0.01)
  Cumulative effect of a change in accounting
     principle...................................     (1.10)         0.00                          (1.05)
                                                   --------      --------                       --------
  Net earnings (losses) per share................  $  (0.41)    $    3.88                       $  (0.29)
                                                   ========      ========                       ========
  Average shares outstanding.....................    19,070         1,808                         25,709
Based upon minimum Conversion Ratio of 2.9187
  Earnings per share from continuing operations
     before cumulative effect of a change in
     accounting principle........................  $   0.69     $    4.02                       $   0.81
  Loss on disposal of discontinued operation.....     (0.00)        (0.14)                         (0.01)
  Cumulative effect of a change in accounting
     principle...................................     (1.10)         0.00                          (1.10)
                                                   --------      --------                       --------
  Net earnings (losses) per share................  $  (0.41)    $    3.88                       $  (0.30)
                                                   ========      ========                       ========
  Average shares outstanding.....................    19,070         1,808                         24,346

   See Notes To Unaudited Pro Forma Condensed Combined Financial Statements.

             THE DURIRON COMPANY, INC. AND DURAMETALLIC CORPORATION

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) In 1992, Duriron early complied with SFAS No. 106, "Employers Accounting for Postretirement Benefits". Durametallic complied with this accounting principle in 1993. Pro forma financial results reflect an adjustment to record Durametallic's compliance with the accounting principle as of January 1, 1992. The adjustment decreased 1992 net earnings by $5.8 million for the recognition of the cumulative transition obligation and increased postretirement benefit expense in 1992 by an after tax amount of $.7 million. The adjustment increased 1993 net earnings by $6.0 million for reversal of the cumulative transition obligation recorded in 1992.

(2) Certain Durametallic research and development expenses have been reclassified to cost of sales to reflect consistent accounting policies on a pro forma combined basis.

(3) Durametallic management incentive compensation and goodwill amortization have been reclassified from selling and administrative expenses to other, net costs and expenses to reflect consistent accounting policies on a pro forma combined basis.

(4) The pro forma condensed combined financial statements reflect the issuance of 5,719,587 shares of Duriron Common Stock in exchange for all the outstanding Durametallic Common Shares. This reflects a 3.2526 exchange ratio of Duriron for Durametallic shares.

(5) Total costs to be incurred by Duriron and Durametallic in connection with the Merger are estimated at $4.6 million after tax. Approximately $3.3 million of these costs relate to financial advisory, legal, accounting, printing and other related services. These non-tax deductible costs will be charged against income of the combined company in the period of consummation. The remaining costs of $1.3 million after tax include termination fees for James S. Ware and Clark D. Hurlbert related to their retirement as detailed in "TERMS OF THE MERGER -- Operation of Durametallic after the Merger" and "BACKGROUND OF AND REASONS FOR THE MERGER -- Interests of Certain Persons in the Merger" and will be charged against income of the combined company in the period of consummation. The liabilities associated with these costs have been applied to reduce shareholders' equity in the pro forma financial statements. The costs related to the Merger incurred for these services by each company were not material to pro forma condensed net income in the six months ended June 30, 1995.

                           INFORMATION CONCERNING DURIRON

     Duriron was incorporated under the laws of the State of New York on May 1, 1912. Duriron principally is engaged in the design, manufacture and marketing of fluid handling equipment, primarily pumps and valves, for industries that utilize difficult to handle and often corrosive fluids in manufacturing processes. Duriron specializes in the development of precision-engineered equipment that is capable of withstanding the severely deteriorating effects associated with the flow of acids, chemical solutions, slurries and gases.

     Based upon its analysis of trade association data and other market information, Duriron considers itself a leading supplier of corrosion resistant fluid movement and control equipment to the chemical process industries. Duriron's materials expertise, design and engineering capabilities and applications know-how have enabled it to develop product lines that are responsive to the chemical process industries' desire to achieve manufacturing efficiencies, avoid premature equipment failure and reduce maintenance cost.

                      INFORMATION CONCERNING DURAMETALLIC

GENERAL

     Durametallic is a leading manufacturer of mechanical seals and sealing systems used primarily in process pumps, compressors, mixing equipment, agitators and other rotating equipment and is a major manufacturer of specialty welded metal bellows products for use in various aerospace, vacuum and electronics industries.

     Durametallic was incorporated in 1917 under the laws of the State of Michigan. Self-lubricated metallic foil packings were Durametallic's first products. In the early 1940's, Durametallic started an entirely new concept in shaft sealing with the introduction of the Dura Seal mechanical seal. This special mechanical seal, which rotates with the shaft, gained wide acceptance in the industry and now represents approximately 90% of Durametallic's business. The balance of Durametallic's business today is comprised of sales of auxiliary sealing products and welded metal bellows.

     Durametallic sells its mechanical sealing products worldwide, with a small percentage of the welded metal bellows products sold outside the United States. Durametallic estimates that its international sales accounted for approximately 31% of its consolidated sales in 1994. Durametallic distributes its products through approximately 135 direct-sales employees and through approximately 110 independent sales agents.

     In September 1983, Durametallic acquired all the outstanding stock of Metal Fab Machine Corporation ("Metal Fab") and two affiliated companies. Both affiliated companies were subsequently merged into Metal Fab. Metal Fab manufactures welded metal bellows used in the aerospace, vacuum, and electronics industries and manufactures welded metal bellows mechanical seals. Metal Fab is located in Ormond Beach, Florida.

     In September, 1988, Durametallic acquired a mechanical seal company located in Australia, with operations in both Australia and New Zealand. In January, 1990, Durametallic acquired a 40% interest in Korea Seal Master Co. Ltd, a Korean corporation. Both of these organizations are engaged in the manufacture and sale of mechanical seals and related products.

     In August 1995, Durametallic acquired all of the outstanding stock in Pac Seal, Inc. and two affiliated companies for approximately $13 million. Pac Seal is located in Burr Ridge, Illinois, and is engaged in the manufacture and sale of mechanical seals used primarily in water pump applications.

MECHANICAL SEALS

     Sales of mechanical seals or sealing systems constituted approximately 90% of Durametallic's sales in fiscal year 1994. Durametallic sells mechanical seals to several thousand user, resale and original equipment manufacturing groups. User groups basically consist of chemical, petrochemical, petroleum refiners, pulp and paper processors, power companies and miscellaneous other users. Resalers consist of contracted and uncontracted distributors, pump repair houses and miscellaneous other wholesalers. Original equipment manufacturers consist of pump manufacturers, mixing equipment manufacturers and miscellaneous other rotating equipment manufacturers. Durametallic estimates that its current share of the domestic market in mechanical seals is approximately 18%.

     The production of mechanical seals involves various metal machining processes, grinding, lapping and welding. Mechanical seal components can consist of a variety of raw materials and purchased parts. Raw materials can be specialty high alloy metals, tungsten carbide, high grade carbons and teflon. Purchased parts can be various types of O-rings, ceramic, silicon carbide, and various other minor parts. Metal Fab supplies the welded metal bellows for Durametallic's mechanical seals.

     Approximately 33% of Durametallic's sales of mechanical seals are to customers located outside the United States. Durametallic estimates that its share of the foreign market in mechanical seals is approximately 12%. Competition in the manufacture and sale of mechanical seals outside the United States varies by region. The Canadian and European market are well established and very competitive. Some other areas of the world are not as competitive.

     Durametallic considers the processing industries as its major markets for mechanical seals. Durametallic faces substantial competition in the domestic and foreign markets in its mechanical seal products. Durametallic faces competition from many entities smaller than it, and also from entities which have resources and annual sales substantially exceeding those of Durametallic.

     Durametallic has identified that some pump companies are marketing sealless pumps which do not use mechanical seals. Market analyses show that currently less than 10% of all pumps sold in the United States are sealless pumps. Management believes that sealless pumps will grow slightly as a percentage of total pump population, but will be restricted primarily to hazardous or toxic applications.

     Principal elements of competition in the mechanical seal business include product availability, timely delivery, a high degree of quality control and pricing. Management believes that Durametallic's high quality and innovative product lines, its ability to produce a high quality product at a reasonable cost and its worldwide distribution network enable Durametallic to compete favorably.

SPECIALTY WELDED METAL BELLOWS

     Specialty welded metal bellows constituted approximately 5% of Durametallic's sales in 1994. In 1983, Durametallic acquired Metal Fab, a manufacturer of specialty welded metal bellows. Metal Fab sells welded metal bellows to the aerospace, electronic, vacuum and other high technology industries. Metal Fab estimates that it has approximately 14% of the estimated $50 million specialty welded metal bellows market in the United States. Metal Fab is not actively engaged in foreign markets and does not anticipate becoming actively engaged in such markets in the near future.

     The production of welded metal bellows involves the process of welding thin gauge metal leaflets together to form bellows. Also, various metal end pieces are machined to fit onto the bellows to make complete units sold to various customers throughout the United States.

     Durametallic faces substantial competition in its specialty welded metal bellows products. Durametallic faces competition from many entities smaller than it, and also from entities which have resources and annual sales substantially exceeding those of Durametallic. Principal elements of competition in the welded metal bellows business include a high degree of quality control, timely deliveries and price.

RAW MATERIALS

     Durametallic buys various raw materials to manufacture its products. Durametallic believes that substantially all these raw materials are readily available from a number of suppliers.

INVENTORY

     In accordance with what Durametallic believes to be the industry standard and practice, Durametallic generally maintains significant amounts of inventory to meet rapid delivery requirements of its customers.

PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS

     Durametallic currently holds numerous patents covering its products or the processes it uses to manufacture its products. Durametallic believes that such patents do not contribute significantly to Durametallic's competitive position in the industry. Also, substantial information concerning Durametallic's manufacturing processes is readily available to Durametallic's competitors. Durametallic has registered its "Dura Seal" series of names as trademarks covering its products.

     Durametallic has ongoing research and development activities devoted to new product development, design of special products to meet the special needs of customers, and the continuous upgrading of existing products. Currently, Durametallic is developing additional products and enhancing existing products. Durametallic expects such products to contribute toward sales growth in the years to come.

     Durametallic's research and development expenditures incurred aggregated approximately $2.3 million in 1994, $1.8 million in 1993, and $1.5 million in 1992.

EMPLOYEES

     At December 31, 1994, Durametallic employed 1,114 persons worldwide. In the United States, 613 persons worked for Durametallic's mechanical seal group and 115 persons worked for Metal Fab. Outside the United States, Durametallic employed 386 persons. Durametallic's acquisition of Pac Seal, Inc. in August 1995 added an additional 90 employees to the company.

FINANCING

     As of June 30, 1995, Durametallic had lines of credit and other term loan financing with foreign and domestic banks amounting to approximately $18 million at short-term floating interest rates. At June 30, 1995, approximately $10 million of such lines of credit were unused.

     At December 31, 1994, Durametallic had aggregate long-term debt of $4 million, which consisted primarily of an unsecured bank term loan of $3.7 million. This long-term debt also included an Industrial Development Revenue Bond of $313,000. Title of the property, plant and equipment financed by this bond is held by the issuing municipality and will be deeded to Durametallic upon retirement of the bond in 1999.

     Durametallic's aggregate maturities of its long-term debt are as follows for the years indicated:

                                     YEAR                            AMOUNT
                                    ------                         ----------
                                                                      (IN
                                                                   THOUSANDS)
               1995.............................................     $  100
               1996.............................................         79
               1997.............................................        569
               1998.............................................      1,674
               Later years......................................      1,644
                                                                     ------
                         Total..................................     $4,066
                                                                     ======

     Certain long-term debt and line of credit agreements contain restrictive covenants relating to payments of dividends and maintenance of working capital and debt to equity relationships. As of the date of this Joint Proxy Statement/Prospectus, Durametallic was in compliance with these covenants.

PROPERTIES AND OPERATIONS

     Durametallic's principal executive offices and research facilities are located at 2100 Factory Street, Kalamazoo, Michigan 49001. Durametallic maintains major manufacturing facilities in Kalamazoo, Michigan and Burr Ridge, Illinois for mechanical sealing products and in Ormond Beach, Florida for metal bellows products.

     Durametallic leases and subleases certain facilities, vehicles and equipment under noncancelable operating leases. Generally, Durametallic may renew these leases at its option. Rental expenses for these leases were approximately $1.7 million for each of the three years ended December 31, 1994, 1993 and 1992. Minimum payments under noncancelable operating leases are as follows for the years indicated:

                                                                   RENTAL
               YEAR                                                AMOUNT
               ----                                             -------------
                                                                (IN THOUSANDS)
               1995...........................................      $1,327
               1996...........................................         811
               1997...........................................         371
               1998...........................................          99
               1999...........................................          37
                                                                    ------
                         Total................................      $2,645
                                                                    ======

     Durametallic has branch and service center facilities in the following locations in the United States: Carson, California; Posen, Illinois; Baton Rouge, Louisiana; Bridgeport, New Jersey; Matthews, North Carolina; Cincinnati, Ohio; Houston, Texas; and Vancouver, Washington.

     Durametallic has seven other inventory warehousing facilities in the United States and a service center in Caguas, Puerto Rico. Durametallic has sales offices located in 59 countries.

     Durametallic also has foreign subsidiary operations in Buenas Aires, Argentina (100% owned); Sydney, Australia (100% owned); Auckland, New Zealand (100% owned); Sao Paulo, Brazil (99.9% owned); St. Thomas, Virgin Islands (100% owned); Ontario, Canada (100% owned); Gent, Belgium (100% owned); Frankfurt, Germany (100% owned); Singapore (70.6% owned); and Tlaxcala TL, Mexico (100% owned). Durametallic has joint ventures in Madras, India (40% owned); Seoul, Korea (40% owned); Damman, Saudi Arabia (40% owned); and Kuala Lampur, Malaysia (28.24% owned). Durametallic has branch operations in Manchester, England and Milan, Italy. Approximately 31% of Durametallic's sales were outside the United States during 1994.

LEGAL PROCEEDINGS

     Although Durametallic is involved in litigation arising from the sale of prior products and other past business activities, management does not believe that the ultimate outcome of this litigation in the aggregate will have a material adverse impact on the consolidated financial condition of Durametallic. See Note 18 of the Notes to Consolidated Financial Statements of Durametallic for the fiscal years ended December 31, 1994, 1993 and 1992 and Note 4 to Consolidated Financial Statements for the six months ended June 30, 1995.

           BENEFICIAL OWNERSHIP OF VOTING SECURITIES OF DURAMETALLIC

     The following table presents the beneficial ownership of each shareholder known to management to be the beneficial owner of more than 5% of the voting shares of Durametallic, based on information supplied by them or obtained from the stock records of Durametallic.

       NAME AND ADDRESS            AMOUNT AND NATURE OF       PERCENT           DURIRON COMMON STOCK           PERCENT
     OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP(1)     OF CLASS     TO BE RECEIVED IN THE MERGER(2)     OF CLASS
------------------------------    -----------------------     --------     -------------------------------     --------
R. D. Hall
Employee Stock Ownership Plan
2100 Factory Street
Kalamazoo, Michigan 49001

Estate of Edith M. Huysman
1700 Bronson Way #238
Kalamazoo, MI 49009

James S. Ware
1009 Essex Drive
Kalamazoo, MI 49008

Thomas R. Ware
8 Chickadee Lane
North Oaks, MN 55127


---------------

(1) These numbers include shares as to which the indicated person is legally entitled to shares voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and children over whom the indicated person may have substantial influence by reason of relationship. In some instances the indicated person may disclaim beneficial ownership of these shares.

(2) Based upon an assumed Conversion Ratio of 3.2526 shares of Duriron Common Stock for each Durametallic Common Share. This assumed Conversion Ratio assumes a Market Value of $26.225 per share of Duriron Common Stock, which is the midpoint in the range of Market Values between $23.225 and $29.225 per share to be used to calculate the actual Conversion Ratio.

     The following table discloses the total number of Durametallic Common Shares beneficially owned by each director and executive officer of Durametallic, according to information furnished to Durametallic by the directors and executive officers, and the percentage of ownership of each director and executive officer in relation to the total Durametallic Common
Shares outstanding as of               , 1995:

                                               AMOUNT AND NATURE OF BENEFICIAL
                                         OWNERSHIP OF DURAMETALLIC COMMON SHARES(1)
                                -------------------------------------------------------------
                                  SOLE VOTING       SHARED VOTING        TOTAL                       DURIRON COMMON
                                AND DISPOSITIVE     OR DISPOSITIVE     BENEFICIAL    PERCENT      STOCK TO BE RECEIVED
NAME OF BENEFICIAL OWNER(4)        POWER(2)            POWER(3)        OWNERSHIP     OF CLASS       IN THE MERGER(4)
----------------------------    ---------------     --------------     ---------     --------     --------------------
William V. Adams
John L. Bowden
Edwin W. Carpenter
S. Gopinath
Thomas E. Haan
Clark D. Hurlbert
Valda I. Karlsons
Robert W. McLean
Albert C. Schauer
Dana A. Walters
James S. Ware
Carl D. Wisner
                                    -------             -------         -------       -----              -------
All Directors and Executive
Officers as a Group
  (12 persons)

                                PERCENT
NAME OF BENEFICIAL OWNER(4)   OF CLASS(5)
----------------------------  -----------
William V. Adams
John L. Bowden
Edwin W. Carpenter
S. Gopinath
Thomas E. Haan
Clark D. Hurlbert
Valda I. Karlsons
Robert W. McLean
Albert C. Schauer
Dana A. Walters
James S. Ware
Carl D. Wisner
                                 -----
All Directors and Executive
Officers as a Group
  (12 persons)

---------------
* Less than 1 percent

(1) The numbers of shares stated are based on information furnished by the persons listed and include shares personally owned of record by each person and shares which under applicable regulations are deemed to be otherwise beneficially owned by each person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Investment power includes the power to dispose or to direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

(2) The numbers in this column include all shares that may be acquired through the exercise of stock options. Some options are presently exercisable within 60 days (as set forth below). Other options will vest at the Effective Time of the Merger pursuant to accelerated vesting provisions in the terms of the Durametallic

    Option Plan. The number of Durametallic Common Shares subject to stock options for each listed person is shown below:

                                                                              DURAMETALLIC
                                                                                 COMMON
                                                                                 SHARES
                                  EXERCISABLE WITHIN      TOTAL SHARES         RECEIVABLE
                NAME                   60 DAYS         SUBJECT TO OPTIONS   UPON SETTLEMENT
     ---------------------------  ------------------   ------------------   ----------------
     William V. Adams...........
     John L. Bowden.............
     Edwin W. Carpenter.........
     S. Gopinath................
     Thomas E. Haan.............
     Clark D. Hurlbert..........
     Valda I. Karlsons..........
     Robert W. McLean...........
     Albert C. Schauer..........
     Dana A. Walters............
     James S. Ware..............
     Carl D. Wisner.............

---------------

(3) These numbers include shares as to which the indicated person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and children over whom the indicated person may have substantial influence by reason of relationship. In some instances the indicated person may disclaim beneficial ownership of these shares.

(4) This column reflects the number of shares of Duriron Common Stock to be issued to the specified person in exchange for the number of Durametallic Common Shares shown in the "Total Beneficial Ownership" column for such person, based upon an assumed Conversion Ratio of 3.2526 shares of Duriron Common Stock for each Durametallic Common Share. See footnote (2) to the previous table for the assumptions on which this assumed Conversion Ratio is based. The amounts shown for each person, except Mr. Schauer, and for all directors and executive officers as a group, reflect Durametallic Common Shares issuable upon settlement of stock options. See footnote (2) for discussion of such stock options.

(5) This column reflects the percentage of the outstanding shares of Duriron Common Stock which the specified person will hold following consummation of the Merger. These percentages were computed with reference to a total of shares of Duriron Common Stock representing the sum of
    shares outstanding as of October             , 1995 and           shares to
    be issued in the Merger. This calculation does not take fractional shares into account.

                    SELECTED FINANCIAL DATA OF DURAMETALLIC

     The following selected financial data, insofar as it relates to each of the five years in the period ended December 31, 1994, has been derived from the consolidated financial statements of Durametallic audited by KMPG Peat Marwick LLP, to the extent set forth in their report. The report of KPMG Peat Marwick LLP covering the December 31, 1993 financial statements refers to a change in the method of accounting for income taxes; to a change in the method of accounting for post-retirement benefits other than pensions; and to a change in the method of accounting for post-employment benefits. Consolidated balance sheets of Durametallic at December 31, 1994 and 1993 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994 and notes thereto and consolidated balance sheets (unaudited) of Durametallic at June 30, 1995 and the related consolidated statements of earnings, shareholders' equity and cash flows (unaudited) for the six months ended June 30, 1995 are attached to this Joint Proxy Statement/Prospectus. This data should be read in conjunction with such consolidated financial statements and notes thereto. The Durametallic per share information is adjusted to give effect retroactively to the four-for-one stock split paid by Durametallic to shareholders of record on May 29, 1992 in the form of a stock dividend. See "Financial Statements of Durametallic."

                            DURAMETALLIC CORPORATION

                            SELECTED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                           SIX MONTHS ENDED
                               JUNE 30,                              YEARS ENDED DECEMBER 31,
                         ---------------------     ------------------------------------------------------------
                           1995         1994         1994         1993         1992         1991         1990
                         --------     --------     --------     --------     --------     --------     --------
Net sales..............  $ 63,888     $ 56,578     $116,557     $109,138     $105,577     $102,238     $ 92,413
Earnings from
  continuing
  operations...........     3,941        3,424        7,238        5,078        7,275        6,227        4,266
Total assets...........    75,849       66,729       70,162       66,568       65,123       68,820       67,977
Long-term debt.........     4,422        6,270        3,966          360          519        7,658        8,120
Earnings per share from
  continuing
  operations...........      2.30         1.84         4.05         2.81         4.02         3.14         2.09
Cash dividends per
  share................      0.40         0.54         1.04         0.99         0.90         0.62         0.52
Book value at period
  end per share........     22.41        17.77        20.55        18.52        21.77        18.99        17.00

               DURAMETALLIC MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following management's discussion and analysis reviews Durametallic's operating results for the three years ended December 31, 1994, and the six months ended June 30, 1995 and its financial condition at December 31, 1994 and June 30, 1995. This review should be read in conjunction with the Selected Financial Data, the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus and the tabular information set forth below.

ANALYSIS OF OPERATIONS

     The following table sets forth for the years indicated the relationship between certain income and expense items as a percentage of sales and the percentage increase or decrease of such items for the three years ended December 31, 1994:

                                                       PERCENT OF SALES               PERCENT INCREASE
                                                    YEAR ENDED DECEMBER 31,              (DECREASE)
                                                   -------------------------   -------------------------------
                                                   1994      1993      1992    1994 VS. 1993     1993 VS. 1992
                                                   -----     -----     -----   -------------     -------------
Net Sales........................................  100.0%    100.0%    100.0%        6.8%              3.4%
Cost of goods sold...............................   49.8      49.5      48.6         7.5               5.3
Operating expenses
  before goodwill write-off......................   40.6      40.2      39.6         7.8               4.8
Goodwill write-off...............................      *       1.2         *           *                 *
Profit from operations...........................    9.6       9.1      11.8        13.1             (20.3)
Other (expense) items............................      *         *      (0.2)          *                 *
Income taxes.....................................    3.8       4.2       4.9        (4.4)            (11.4)
Income from continuing operations................    6.2       4.7       6.9        42.5             (30.2)
Loss from discontinued operations................      *      (2.7)     (0.3)          *                 *
Cumulative effect of changes in accounting
  principles.....................................      *      (5.9)        *           *                 *
Net income (loss)................................    6.2%     (3.9%)     6.6%          *                 *

---------------

* Percentage not meaningful.

NET SALES

     Net sales were a record $116.6 million in 1994, reflecting increases of 6.8% over $109.1 million in 1993 and 10.4% over $105.6 million in 1992. New product introductions, strengthening of capital spending in the North American markets, a recovering European economy and stabilization of the Brazilian economy which led to improvements in that market contributed to the record sales in 1994. Net sales for 1993 were 3.4% over 1992 sales. Weakness in the international marketplace contributed to the lower sales growth during 1993.

     Domestic sales of mechanical seals increased to $76.4 million in 1994, reflecting an increase of 5.1% from 1993 and 4.8% from 1992. Durametallic was able to realize this increase in domestic sales with new product introductions and despite very competitive pricing pressures. International sales were $34.1 million in 1994, which represented an increase of 7.2% from 1993 sales of $31.8 million and 9.3% from 1992 sales of $31.2 million. The increase in sales was realized primarily in the European and Brazilian markets, where sales improved by 23.7% and 11.2%, respectively. Sales in Europe benefited from the improved economy in that region.

COST OF GOODS SOLD AND OPERATING EXPENSES

     The gross profit margin was 50.2% in 1994, compared with 50.5% in 1993 and 51.4% in 1992. Domestically, gross margins were unfavorably impacted in 1994 by competitive pricing pressures which restricted Durametallic from realizing price increases and prevented it from covering cost increases. In 1993, domestic gross profits decreased by .9 percentage point due to competitive pricing pressures and the change in accounting for postretirement health care costs. Internationally, gross margins were negatively impacted in 1993 by provisions for obsolete inventories and by weak local currencies.

     Operating expenses for 1994 increased by $2.0 million, or 4.5% from 1993 and 13.0% from 1992. Operating expenses for 1994 included unusually high legal costs related to corporate strategic planning alternatives and severance costs of approximately $1.2 million. Operating expenses for 1993 included the write-off of goodwill of $1.4 million related to Durametallic's Metal Fab business, unusual bad debt expenses of $742,000, and costs of $214,000 incurred for a realignment of personnel.

     Excluding the effects of the expenses mentioned in the prior paragraph, operating expenses for 1994 increased by $3.4 million, or by 7.9% from the restated operating expenses for 1993. Domestically, a significant portion of the cost increases related to Durametallic's continued research and development efforts for the new gas seal business and increased efforts to improve customer service. Internationally, most of the increases were realized in Europe and Brazil and in Argentina with the start-up of the new Argentinean facility.

     Approximately one-half of the 1993 operating expense increase was realized domestically and related to the research and development of gas seal technology and increased efforts to improve customer service. Furthermore, the cost of medical benefits increased significantly due to the change in accounting for post-retirement health care costs. Internationally, the operating cost increases for 1993 were realized in Mexico and Asia. The increase in Asia primarily relates to the write-off of a large trade receivable. In Mexico, the increase primarily relates to increased personnel costs.

     During 1993, Durametallic determined that goodwill allocable to the specialty bellows business could not be recovered based upon projected future losses for this business. Accordingly, Durametallic wrote-off the remaining goodwill balance of $1.4 million. Goodwill related to Metal Fab's mechanical seal business is forecasted to be fully recoverable.

OTHER INCOME (EXPENSE) ITEMS AND INCOME TAXES

     Other income (expense) increased operating profit by $580,000 in 1994, compared with reducing profit by $83,000 in 1993. Other income was $262,000 in 1992. The improvement in other income in 1994 was due primarily to the gain of $452,000 realized on sale of certain assets of Durametallic, including the sale of a New Jersey facility for a gain of $350,000. In 1993, Durametallic realized a loss on disposal of assets of $11,000.

     The effective income tax rate decreased significantly to 37.2% in 1994, which compares to 46.6% in 1993 and 40.8% in 1992. The primary reason for this decrease in 1994 was the significant improvement in operating results in Europe, where operating losses were substantially reduced. The effective income tax rate was high in 1993 primarily because of a significant increase in losses in Durametallic's European operations where no tax benefits were realized and a write-off of goodwill that had no income tax benefit.

DISCONTINUED OPERATION

     In 1992, Durametallic sold its 80% ownership in Leap Technologies, Inc. and deferred any gain realized on the sale due to concern for the significant financial leverage of the acquiring company. Durametallic guaranteed $3.3 million of the debt of the acquiring company, which went out of business in 1993. As a result, the loan guaranty was called and paid in full by Durametallic in 1993. This resulted in a net loss from discontinued operations of $2.9 million in 1993. Leap Technologies, Inc. was engaged in the design, manufacture and sale of injection molds and parts for the plastics industry. Its revenues were $2.8 million and $7.6 million for 1992 and 1991, respectively.

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

     Effective January 1, 1993, Durametallic adopted the principles of Statements of Financial Accounting Standards (SFAS) No. 106, 109 and 112. SFAS No. 106 requires a company to record a liability for its obligation for postretirement health care benefits, which are primarily health care costs. Durametallic recognized a $9.5 million pretax cumulative charge in 1993 for this change in accounting principle. Additionally, this change increased 1993 operating costs by $615,000. During the fourth quarter of 1993,

Durametallic implemented changes in its health care plan. These changes reduced the Durametallic's post-retirement health care obligation which had the effect of reducing operating expenses by $430,000 in 1994.

     SFAS No. 109 requires a change in the method of accounting for income taxes from the deferred method to the liability method. The impact of this change in accounting principle resulted in recording a cumulative credit to income of $121,000 in 1993.

     SFAS No. 112 requires a change in the method of accounting for post-employment benefits. The company recognized a cumulative pretax charge of $890,000 for this change in accounting principle. Compliance with SFAS No. 112 did not impact 1994 earnings and is not expected to materially impact future earnings.

NET INCOME

     Net income was $7.2 million for 1994, or $4.05 per share. This compares to income from continuing operations of $5.1 million, or $2.81 per share in 1993 and $7.3 million, or $4.02 per share in 1992. Improved business conditions partially offset by competitive pricing pressures contributed to the improvement in net income in 1994.

COMMITMENTS AND CONTINGENCIES

     Durametallic enters into forward foreign currency exchange contracts to hedge foreign currency transactions related to intercompany inventory purchases and intercompany loans. It does not engage in speculation. The effect of this practice is to reduce the impact of foreign exchange rate movements on the Durametallic's operating results. As of December 31, 1994, Durametallic had approximately $1.1 million in forward contracts outstanding, with maturities not exceeding twelve months. All contracts were in European currencies.

RESULTS OF OPERATIONS -- SIX MONTHS ENDED JUNE 30, 1995

     Net sales for the six months ended June 30, 1995 were a record of $63.9 million compared to net sales of $56.6 million for the same period in 1994. The 12.9% increase in net sales reflects an increase in shipments to original equipment manufacturers ("OEM") and resalers as well as an increase in specialty metal bellow sales. Foreign contributions to consolidated net sales were 30.6% and 29.1% for the six month periods ended June 30, 1995 and 1994, respectively. Total net sales to foreign customers including export sales from the U.S. were 33.1% and 31.3% for the first six months of 1995 and 1994, respectively.

     The gross profit margin was 48.6% for the six months ended June 30, 1995. This compares to 50% for the same period in 1994. The decline in the gross margin is a result of an increase in sales to OEM customers and resalers at a higher discount. In addition to this, raw material costs have increased approximately 2% over the prior year.

     Selling and administrative expense represented 32.1% of net sales for the six months ended June 30, 1995, compared to 34.4% for the same period in 1994. Consistent with corporate strategy, the decrease in expense as a percentage of net sales is due to an increase in sales volumes not matched by a like increase in expenses. The increase in expense of $1.1 million or 5.4% represents continued efforts to further improve customer service in the U.S. as well as an increase in costs in U.S. dollars for the European and Brazilian subsidiaries due to a strengthening of their currency against the U.S dollar.

     Research and engineering expense was $3.8 million for the first six months of 1995, compared with $3.2 million for the same period in 1994. The increase in expense of $600 or 18.8% relates to efforts to improve responsiveness. In addition, Durametallic has ongoing research and development activities devoted to new product development, design of special products to meet the special needs of customers and the continuous updating of existing products.

     The effective tax rate for the first six months of 1995 was 39.3%, compared with 37.5% in 1994. The increase in the tax rate from 1994 is due to greater losses in Europe and Australia compared to the same period in 1994, which yielded no tax benefits due to tax loss carryforward positions.

     Net earnings for the six month period ended June 30, 1995 were $3.9 million or $2.30 per share, which compares to 1994 earnings of $3.4 million, or $1.84 per share. The 15% increase in profits resulted from increased revenues on a global basis combined with a decrease in operating expenses as a percentage of sales.

CAPITAL RESOURCES AND LIQUIDITY

     Durametallic's capital structure, consisting of long-term debt and shareholders' equity, continues to enable Durametallic to finance short and long range business objectives. At June 30, 1995, long-term debt was 8.3% of Durametallic's capital structure, compared to 7.9% at December 31, 1994. Based upon a twelve month rolling average, the interest coverage ratio of Durametallic's indebtedness was 5.4 at June 30, 1995, compared with 4.4 for the twelve months ended December 31, 1994.

     Capital spending in 1995 is expected to approximate 1994 levels of $5.0 million. The 1995 expenditures will be invested in equipment and research facilities to enable Durametallic to lower its product costs and to maintain its technological advantage in the marketplace.

     Durametallic's liquidity position is reflected in a current ratio of 2.1 to 1 at June 30, 1995. This compares to 2 to 1 at December 31, 1994. Cash and cash equivalents decreased to $3.0 million from $3.3 million at December 31, 1994. Durametallic currently has lines of credit and other term loan financing arrangements amounting to $10.0 million, and believes that available cash and these lines of credit arrangements will be adequate to fund operating and capital expenditure cash requirements through the remainder of 1995.

SUBSEQUENT EVENT

     In August of 1995, Durametallic acquired all of the outstanding stock in Pac Seal, Inc., and two affiliated companies for $13 million, which was funded primarily through bank borrowings. Pac Seal is located in Burr Ridge, Illinois, and is engaged in the design, manufacture and sale of mechanical seals used primarily in water pump applications.

                      DESCRIPTION OF DURIRON CAPITAL STOCK

     Duriron has authorized 30,000,000 shares of Duriron Common Stock, of which were outstanding as of the Duriron Record Date, and 1,000,000 shares of Junior Preferred Stock, $1.00 par value per share ("Duriron Preferred Stock"), including 150,000 shares of Series A Junior Participating Preferred Stock, none of which is outstanding. If the Certificate Amendment is adopted, the authorized number of shares of Duriron Common Stock will be increased to 60,000,000. See "PROPOSED AMENDMENT TO DURIRON CERTIFICATE OF INCORPORATION."

DURIRON COMMON STOCK

     Each share of Duriron Common Stock is entitled to participate equally in dividends as and when declared by the Board of Directors, after payment of any dividends on any outstanding Duriron Preferred Stock and subject to limitations for dividends contained in certain of Duriron's debt instruments, and is entitled to participate equally in the distribution of assets in the event of liquidation, after payment of any liquidation preference of any outstanding Duriron Preferred Stock. All shares of Duriron Common Stock, when issued and fully paid, are nonassessable and not subject to redemption or conversion and have no conversion rights. Holders of Duriron Common Stock have no preemptive right to subscribe for any additional shares of any class of capital stock of Duriron, whether now or hereafter authorized.

     TRANSFER AGENT. The transfer agent for the Duriron Common Stock is KeyCorp Securityholder Services, Inc.

DURIRON PREFERRED STOCK

     The Duriron Preferred Stock may be issued from time to time in one or more series and the Board of Directors, without further approval of shareholders, is authorized to fix the dividend rights and terms, any conversion rights, any voting rights, any redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of Duriron Preferred Stock. The issuance of such stock could, among other things, adversely affect the voting, dividend, and liquidation rights of the holders of Duriron Common Stock. As described below, 150,000 shares of Duriron Preferred Stock have been designated as Series A Junior Participating Preferred Stock.

PROVISIONS AFFECTING CONTROL

     The Duriron's Restated Certificate of Incorporation and Rights Plan contain provisions that could be utilized to impede efforts to acquire control of Duriron.

     DURIRON RIGHTS PLAN. Under the Duriron Rights Agreement, one Preferred Stock Purchase Right was distributed in August, 1986 with respect to each outstanding share of Duriron Common Stock. The Duriron Rights Agreement provides that, unless the rights have been redeemed, one right will be granted for each additional share of Duriron Common Stock issued after August 1986 and prior to the earlier of the time the rights become exercisable or August 13, 1996, the termination date of the Duriron Rights Agreement. Accordingly, each of the shares of Duriron Common Stock issued in the Merger will be accompanied by a right.

     The rights are not currently exercisable and trade in tandem with the Duriron Common Stock. The rights become exercisable and trade separately from the Duriron Common Stock ten days after a person or group acquires 20% or more of the outstanding shares of Duriron Common Stock or commences a tender offer which would result in the ownership of 30% or more of the outstanding shares of Duriron Common Stock. Upon their becoming exercisable, each right entitles the registered holder to purchase 1/225 of a share of Series A Junior Participating Preferred Stock at a price of $13.33 per 1/225 of a share. Generally, each share of Duriron Series A Preferred Stock carries voting, dividend and liquidation rights equal to 100 shares of Duriron Common Stock. The rights provide that if Duriron were to be acquired in a merger or business combination after the rights become exercisable, each right may be exercised to purchase common stock of the acquiring company at a 50% discount. In addition, if a 20% shareholder (determined as provided in the Duriron Rights Agreement) either acquires Duriron by means of a reverse merger in which Duriron survives or engages in certain other transactions with Duriron, each right (other than rights held by the 20% shareholder) may be exercised to purchase shares of Duriron Series A Junior Participating Preferred Stock at a price equal to 50% of the market value of the shares. The rights are redeemable by Duriron for $.022 per right at any time prior to their becoming exercisable and will expire on August 13, 1996.

     The summary description of the rights set forth above does not purport to be complete and is qualified in its entirety by reference to the Duriron Rights Agreement.

     RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS. Duriron's Restated Certificate of Incorporation (i) requires that certain business combinations with persons who hold 10% or more of the outstanding shares of Duriron Common Stock be approved by the holders of at least 80% of the outstanding shares of Duriron Common Stock, and (ii) does not provide for cumulative voting. Duriron's By-Laws divide the Board of Directors into three classes, one of which is elected at each annual meeting of shareholders, and provide that a director may be removed only for cause. The By-Laws also provide that a shareholder intending to nominate a director must give written notice of such intention to Duriron's Secretary not less than 50 days prior to the meeting (or if fewer than 60 days' notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made).

COMPARISON OF RIGHTS OF
DURAMETALLIC AND DURIRON SHAREHOLDERS

     If the Merger is consummated, all holders of Durametallic Common Shares will become holders of shares of Duriron Common Stock. Duriron is a corporation organized under, and governed by, New York law, its Restated Certificate of Incorporation, as amended, and its Bylaws. Durametallic is a corporation organized under, and governed by, Michigan law, its Restated Articles of Incorporation, as amended, and its Bylaws. The rights of a holder of Duriron Common Stock are similar in some respects and different in other respects from the rights of a holder of Durametallic Common Shares. Certain of these similarities and differences are summarized below. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE NEW YORK BUSINESS CORPORATION LAW, THE MICHIGAN BCA, DURIRON'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, AND BYLAWS AND DURAMETALLIC'S RESTATED ARTICLES OF INCORPORATION, AS AMENDED, AND BYLAWS.

     VOTING RIGHTS. Under Michigan law, most corporate actions on which shareholders are entitled to vote must be approved by the holders of a majority of the outstanding shares. Under New York law, most corporate actions on which shareholders are entitled to vote must be approved by the holders of at least a majority of the votes cast on the matter; however Duriron's Restated Certificate of Incorporation requires that (i) adoption, amendment or repeal of any by-law or any provision of the certificate of incorporation relating to: (a) the number, classification and terms of office of directors; (b) filling any newly created directorship and vacancies occurring in the Board of Directors, or (c) the power of the Board of Directors to adopt, amend or repeal by-laws, and (ii) any amendment or repeal of the foregoing provisions must be approved by the holders of at least two-thirds of the outstanding shares.

     Under Michigan law, both the shareholders and the directors may adopt and amend the by-laws of the corporation. Under New York law, only the shareholders may adopt and amend the by-laws, unless the certificate of incorporation or by-laws adopted by the shareholders provide that the Board of Directors may adopt and amend by-laws. Duriron's By-laws provide that the Board of Directors may adopt and amend by-laws.

     SUPERMAJORITY VOTE REQUIREMENTS. Certain provisions of the Michigan BCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the "Fair Price Act"). The Fair Price Act provides that the holders of 90% of the outstanding shares and the holders of no less than two-thirds of the shares held by noninterested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others (i) the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction which result in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.

     As noted above under "DESCRIPTION OF DURIRON CAPITAL STOCK -- Provisions Affecting Control," Duriron's Restated Certificate of Incorporation requires that certain business combinations with persons who hold 10% or more of the outstanding shares of Duriron Common Stock must be approved by the holders of at least 80% of the outstanding shares of Duriron Common Stock.

     DISSENTERS' RIGHTS. Under both New York and Michigan law, a shareholder of record who does not vote in favor of certain corporate actions may have the right to obtain an appraisal of the holder's shares in certain circumstances and receive in cash the fair value of the shares (sometimes referred to as "dissenters' rights"). The New York Business Corporation law recognizes dissenters' rights in connection with certain amendments to the certificate of incorporation, mergers, consolidations, sales or other dispositions of all or substantially all of the assets of the corporation. The Michigan BCA recognizes dissenters' rights in connection with certain amendments to the articles of incorporation, mergers, share exchanges, sales or other dispositions of all or substantially all of the assets of the corporation and certain acquisitions for stock. No dissenters' rights are available under the Michigan BCA with respect to mergers, share exchanges and certain sales or other dispositions of all or substantially all of the assets of the corporation if, among other things, the shareholders receive in the transaction cash or shares listed on a national securities exchange or held of record by not less than 2,000 persons on the record date for the meeting at which the action will be considered by the shareholders.

     LIMITATION OF DIRECTOR LIABILITY. The New York Business Corporation Law and the Michigan BCA both permit corporations to limit the personal liability of their directors in certain circumstances. Duriron's Restated Certificate of Incorporation and Durametallic's Restated Articles of Incorporation, as amended, both provide that directors of the respective corporations will not be liable for monetary damages for breaches of fiduciary duty, with certain exceptions. These provisions eliminate the personal liability of directors of Duriron and Durametallic in their capacity as directors (but not in their capacity as officers) to the respective corporations and their shareholders to the full extent permitted by New York and Michigan law, as the case may be.

     OTHER. Duriron is subject to the informational requirements of the Exchange Act, which require Duriron periodically to provide certain specified information to its shareholders and to file specified reports with the SEC. In addition, trading in Duriron Common Stock is reported on NASDAQ. Durametallic is not subject to the informational requirements of the Exchange Act nor is there an active market for the Durametallic Common Shares.

         MARKET PRICES AND DIVIDEND MARKET PRICES AND DIVIDEND HISTORY

DURAMETALLIC

     The Durametallic Common Shares are not traded on a national securities exchange or in the over-the-counter market. Durametallic is not aware of any public market for the Durametallic Common Shares. Annual dividends paid on each Durametallic Common Share were $.90 in 1992, $0.99 in 1993 and $1.04 in 1994.

DURIRON

     The Duriron Common Stock is traded on NASDAQ under the symbol "DURI." On September 8, 1995, the last trading date preceding the public announcement of the Merger, the last sale price for a share of Duriron Common Stock on NASDAQ was $27.50.

     The following table sets forth the reported high and low sales prices for Duriron Common Stock on NASDAQ and the cash dividends declared per share of Duriron Common Stock during the periods indicated. The amounts have been restated to reflect the three-for-two stock split paid by Duriron on March 25, 1994 in the form of a 50% stock dividend.

                                                             SALES PRICES         CASH
                                                          ------------------    DIVIDENDS
    YEARS ENDED DECEMBER 31,                               HIGH        LOW      DECLARED
    ------------------------                              ------     -------    ---------
    1992
    First Quarter.....................................    $18.67     $14.67      $  0.10
    Second Quarter....................................    $19.00     $15.67      $  0.10
    Third Quarter.....................................    $17.50     $14.50      $  0.10
    Fourth Quarter....................................    $17.92     $14.33      $  0.10
    1993
    First Quarter.....................................    $18.17     $14.50      $  0.10
    Second Quarter....................................    $17.17     $14.00      $  0.10
    Third Quarter.....................................    $16.83     $14.07      $  0.10
    Fourth Quarter....................................    $15.83     $14.33      $  0.10
    1994
    First Quarter.....................................    $19.83     $14.83      $ 0.105
    Second Quarter....................................    $18.00     $14.50      $ 0.105
    Third Quarter.....................................    $18.75     $15.00      $ 0.105
    Fourth Quarter....................................    $18.25     $15.63      $ 0.105
    1995
    First Quarter.....................................    $20.75     $17.00      $ 0.115
    Second Quarter....................................    $23.50     $20.50      $ 0.115
    Third Quarter.....................................                           $ 0.115

                                 LEGAL MATTERS

     The legality of the Duriron Common Stock to be issued in connection with the Merger and certain other legal matters relating to the Merger are being passed upon by Thompson, Hine and Flory, Dayton, Ohio. Certain other legal matters relating to the Merger will be passed upon for Durametallic by Warner, Norcross and Judd LLP, Grand Rapids, Michigan. [Attorneys at Thompson, Hine and
Flory owned        shares of Duriron Common Stock as of September   , 1995.]

                                    EXPERTS

     The consolidated financial statements (including schedules incorporated by reference) of Duriron at December 31, 1994, and 1993, and for each of the three years in the period ended December 31, 1994, incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated herein by reference, and are incorporated by reference in reliance on their report given on their authority as experts in accounting and auditing.

     The consolidated financial statements and schedules of Durametallic as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, have been included in this Joint Proxy Statement/Prospectus in reliance upon the report of KMPG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as expert in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1993 financial statements refers to a change in the method of accounting for income taxes, to a change in the method of accounting for post-retirement benefits other than pensions, and to a change in the method of accounting for post-employment benefits.

                         PROPOSED AMENDMENT TO DURIRON
                          CERTIFICATE OF INCORPORATION

     The Duriron Board of Directors is proposing that the holders of Duriron Common Stock adopt the Certificate Amendment, which will amend Article Third of Duriron's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Duriron Common Stock from 30,000,000 to 60,000,000. If the Certificate Amendment is adopted, the first sentence of Article Third will read as follows: "The aggregate number of shares which the Corporation shall have authority to issue is 61,000,000, of which 1,000,000 shares, of the par value of $1.00 each, shall be Preferred Stock and 60,000,000 shares, of the par value of $1.25 each, shall be Common Stock." Adoption of the Certificate Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Duriron Common Stock.

     Of the 30,000,000 shares of Duriron Common Stock presently authorized, were issued and outstanding as of the Duriron Record Date and up to 6,468,411 will be issued if the Merger is consummated. An additional shares of Duriron Common Stock are reserved for issuance under
the Duriron Option Plan and                shares of Common Stock are reserved
for issuance under Duriron's 1989 Restricted Stock Plan. This leaves shares of Duriron Common Stock available for issuance, out of the 30,000,000 shares presently authorized (assuming shareholder approval of the
Merger). Upon adoption of the Certificate Amendment,                shares of
Duriron Common Stock will be available for issuance by the Board of Directors, assuming the Merger is so approved.

     While Duriron has no present intention to use the additional authorized shares of Duriron Common Stock for any purpose and has not entered into any understanding or agreement regarding the issuance of such shares, the proposed increase in the number of authorized shares will make such shares available for future issuance for cash, for acquisition of property or shares of other corporations, for share dividends, and for other corporate purposes. The Duriron Board of Directors would not seek from shareholders any authorization or approval for the issuance of additional shares of Duriron Common Stock, unless required to do so by law. Shareholders of Duriron do not have any preemptive rights with regard to the issuance of the additional shares of Duriron Common Stock authorized by the Certificate Amendment.

     Adoption of the Certificate Amendment is not contingent on shareholder approval of the Merger Agreement.

     THE DURIRON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE DURIRON SHAREHOLDERS VOTE TO ADOPT THE CERTIFICATE AMENDMENT TO AMEND DURIRON'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED SHARES OF DURIRON COMMON STOCK FROM 30,000,000 TO 60,000,000.

                           SHAREHOLDER PROPOSALS FOR
                          1996 DURIRON ANNUAL MEETING

     A proposal by a Duriron shareholder intended for inclusion in the Duriron Proxy Statement and form of proxy for the 1996 Annual Meeting of Shareholders must be received by Duriron at 3100 Research Boulevard, Dayton, Ohio 45420,
Attention: Secretary, on or before November 10, 1995 in order to be eligible for such inclusion. The 1996 Annual Meeting of Shareholders of Duriron is tentatively scheduled to be held on April 20, 1996, with such date being subject to change.

                                 OTHER MATTERS

     The Boards of Directors of Duriron and Durametallic are not aware of any matters to be presented for action at the Duriron Meeting or the Durametallic Meeting, respectively, other than matters described in this Joint Proxy Statement/Prospectus. If any other matter comes before the Duriron Meeting or the Durametallic Meeting, it is the intention of the persons named in the respective proxies to vote on such matter in accordance with their best judgment unless authority therefor is withheld on the enclosed proxy card. Such discretionary matters may include motions to adjourn the meeting for the purpose of further soliciting proxies in favor of the Merger.

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. DURAMETALLIC STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE PROXY. IF THE MERGER IS CONSUMMATED, DURAMETALLIC SHAREHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR SHARE CERTIFICATES FOR CERTIFICATES REPRESENTING SHARES OF DURIRON COMMON STOCK.

                FINANCIAL STATEMENTS OF DURAMETALLIC CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
ANNUAL FINANCIAL STATEMENTS:
  Report of Independent Auditors......................................................  F-2
  Consolidated Balance Sheets at December 31, 1994 and 1993...........................  F-3
  Consolidated Statements of Income for the years ended December 31, 1994, 1993 and
     1992.............................................................................  F-4
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
     1994, 1993 and 1992..............................................................  F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1993 and 1992.........................................................................  F-6
  Notes to Consolidated Financial Statements..........................................  F-7
INTERIM FINANCIAL STATEMENTS (UNAUDITED):
  Consolidated Balance Sheet at June 30, 1995.........................................  F-19
  Consolidated Statements of Income for the six months ended June 30, 1995 and 1994...  F-20
  Consolidated Statements of Income for the quarters ended June 30, 1995 and 1994.....  F-21
  Consolidated Statements of Stockholders' Equity for the six months ended June 30,
     1995 and 1994....................................................................  F-22
  Consolidated Statements of Cash Flows for the six months ended June 30, 1995 and
     1994.............................................................................  F-23
  Notes to Consolidated Financial Statements..........................................  F-24

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Durametallic Corporation:

     We have audited the accompanying consolidated balance sheets of Durametallic Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Durametallic Corporation and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. As discussed in notes 1 and 10 to the consolidated financial statements, the Company also adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, in 1993. As discussed in note 1 to the consolidated financial statements, the Company also adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits, in 1993.

                                          KPMG PEAT MARWICK LLP

Detroit, Michigan
February 17, 1995

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                           DECEMBER 31, 1994 AND 1993

                                                                            1994        1993
                                                                           -------     -------
                                            ASSETS
Current assets:
  Cash and cash equivalents..............................................  $ 3,284     $ 3,613
  Accounts receivable, less allowance for doubtful accounts of $589 in
     1994 and $685 in 1993...............................................   19,916      16,647
  Inventories............................................................   11,556      12,531
  Prepaid expenses and other.............................................    2,423       2,588
                                                                           -------     -------
          Total current assets...........................................   37,179      35,379
                                                                           -------     -------
Investments in affiliated companies......................................    3,782       3,462
Property, plant and equipment, net.......................................   20,714      19,955
Costs in excess of net assets of acquired subsidiaries, net of
  accumulated amortization...............................................    2,014       2,105
Other assets.............................................................    6,473       5,667
                                                                           -------     -------
                                                                           $70,162     $66,568
                                                                           =======     =======
                                         LIABILITIES
Current liabilities:
  Notes payable, banks...................................................  $ 3,654     $ 6,131
  Current maturities of long-term debt...................................      100         211
  Accounts payable.......................................................    5,589       3,071
  Income taxes payable...................................................    1,129         435
  Accrued compensation...................................................    4,992       4,032
  Accrued profit sharing contributions...................................      411       2,842
  Other accrued liabilities..............................................    2,901       3,592
                                                                           -------     -------
          Total current liabilities......................................   18,776      20,314
                                                                           -------     -------
Long-term debt, less current maturities..................................    3,966         360
Deferred income taxes and other liabilities..............................      744         704
Minority interest........................................................      815         677
Postretirement and postemployment benefits...............................   10,587      10,232


                                     STOCKHOLDERS' EQUITY

Common stock, $5 par value, 4,500,000 shares authorized; 1,716,426 and
  1,851,081 shares issued and outstanding in 1994 and 1993,
  respectively...........................................................    8,582       9,255
Paid-in capital..........................................................       --         917
Retained earnings........................................................   27,113      24,881
Cumulative translation adjustment........................................     (405)       (745)
Stock subscriptions receivable...........................................      (16)        (27)
                                                                           -------     -------
                                                                            35,274      34,281
                                                                           -------     -------
                                                                           $70,162     $66,568
                                                                           =======     =======

          See accompanying notes to consolidated financial statements.

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

                                                              1994          1993          1992
                                                            ---------     ---------     ---------
Net sales...............................................    $ 116,557     $ 109,138     $ 105,577
Cost of goods sold......................................       58,046        53,975        51,281
                                                            ----------    ----------    ----------
     Gross profit.......................................       58,511        55,163        54,296
                                                            ----------    ----------    ----------
Operating expenses:
       Engineering......................................        6,520         5,881         5,300
       Selling..........................................       22,451        21,031        20,316
       Administration...................................       18,294        16,938        16,212
       Goodwill write-off...............................           --         1,370            --
                                                            ----------    ----------    ----------
                                                               47,265        45,220        41,828
                                                            ----------    ----------    ----------
     Profit from operations.............................       11,246         9,943        12,468
Other income (expense), net.............................          580           (83)          262
                                                            ----------    ----------    ----------
     Income from continuing operations, before income
       taxes, minority interest, and cumulative effect
       of accounting changes............................       11,826         9,860        12,730
Provision for income taxes..............................        4,395         4,598         5,189
                                                            ----------    ----------    ----------
     Income from continuing operations, before minority
       interest, and cumulative effect of accounting
       changes..........................................        7,431         5,262         7,541
Minority interest.......................................         (193)         (184)         (266)
                                                            ----------    ----------    ----------
     Income from continuing operations, before
       cumulative effect of accounting changes..........        7,238         5,078         7,275
Discontinued operation:
  Loss from discontinued operation, net of income tax
     benefit of $133....................................           --            --          (259)
  Loss on disposal, net of income tax benefit of $362...           --        (2,938)           --
                                                            ----------    ----------    ----------
     Income before cumulative effect of accounting
       changes..........................................        7,238         2,140         7,016
Cumulative effect of accounting changes:
  Postretirement benefits, net of income tax benefit....           --        (5,990)           --
  Postemployment benefits, net of income tax benefit....           --          (560)           --
  Income taxes..........................................           --           121            --
                                                            ----------    ----------    ----------
                                                                   --        (6,429)           --
                                                            ----------    ----------    ----------
Net Income (Loss).......................................    $   7,238     $  (4,289)    $   7,016
                                                            ==========    ==========    ==========
Earnings per common share:
     From continuing operations before cumulative effect
       of accounting changes............................    $    4.05     $    2.81     $    4.02
     Loss from discontinued operation...................           --            --         (0.14)
     Loss on disposal of discontinued operation.........           --         (1.63)           --
     Cumulative effect of accounting changes............           --         (3.55)           --
                                                            ----------    ----------    ----------
Net income (loss) per share.............................    $    4.05     $   (2.37)    $    3.88
                                                            ==========    ==========    ==========
Average common shares outstanding.......................    1,787,000     1,809,000     1,808,000
                                                            ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                          CUMULATIVE        STOCK
                                            COMMON   PAID-IN   RETAINED   TRANSLATION   SUBSCRIPTIONS
                                            STOCK    CAPITAL   EARNINGS   ADJUSTMENT     RECEIVABLE      TOTAL
                                            ------   -------   --------   -----------   -------------   -------
Balances at December 31, 1991.............  $2,262   $   190   $ 32,272      $ (292)       $  (65)     $34,367
Net income................................     --        --       7,016        --            --          7,016
Cash dividends paid, $0.90 per share......     --        --      (1,626)       --            --         (1,626)
Purchase and retirement of common stock...     (34)      --        (154)       --            --           (188)
Translation adjustments...................     --        --         --         (392)         --           (392)
Issuance of common stock:
  Deferred compensation plan..............      16        56        --         --            --             72
  Four-for-one stock dividend.............   6,777      (246)    (6,531)       --            --            --
Payments of stock subscriptions...........     --        --         --         --              21           21
                                            ------   -------   --------     --------      -------       -------
Balances at December 31, 1992.............   9,021       --      30,977        (684)          (44)      39,270
Net loss..................................     --        --      (4,289)       --            --         (4,289)
Cash dividends paid, $0.99 per share......     --        --      (1,081)       --            --         (1,801)
Purchase and retirement of common stock...      (9)      (40)        (6)       --            --            (55)
Translation adjustments...................     --        --         --          (61)         --            (61)
Issuance of common stock:
  Deferred compensation plan..............      10        53        --         --            --             63
  Exercise of stock options...............     233       904        --         --            --          1,137
Payments of stock subscriptions...........     --        --         --         --              17           17
                                            ------   -------   --------     --------      -------       ------
Balances at December 31, 1993.............   9,255       917     24,881        (745)          (27)      34,281
Net income................................     --        --       7,238        --            --          7,238
Cash dividends paid, $1.04 per share......     --        --      (1,861)       --            --         (1,861)
Purchase and retirement of common stock...    (708)   (1,066)    (3,145)       --            --         (4,919)
Translation adjustments...................     --        --         --          340          --            340
Issuance of common stock:
  Deferred compensation plan..............       8        47        --         --            --             55
  Exercise of stock options...............      27       102        --         --            --            129
Payments of stock subscriptions...........     --        --         --         --              11           11
                                            ------   -------   --------     --------      -------      -------
Balances at December 31, 1994.............  $8,582   $   --     $27,113      $( 405)       $  (16)     $35,274
                                            ======   =======    =======     ========      =======      =======

          See accompanying notes to consolidated financial statements.

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                 1994        1993        1992
                                                                -------     -------     -------
OPERATING ACTIVITIES:
  Net income (loss)...........................................  $ 7,238     $(4,289)    $ 7,016
  Charges (credits) to income not requiring the use of cash:
     Cumulative effect of accounting changes..................    --          6,214       --
     Depreciation and amortization............................    4,296       3,749       3,335
     Deferred taxes...........................................     (711)       (573)       (992)
     (Gain) loss on disposition of assets.....................     (452)         27          (6)
     Minority interests.......................................      193         184         266
     Provisions for doubtful accounts and inventory...........      648       1,374         878
     Postretirement benefits..................................      180       --          --
     Equity in income of affiliates, less dividends
       received...............................................     (269)       (179)        (40)
     Exchange losses (gains)..................................    --            (10)         16
     Issuance of common stock as compensation.................       55          63          72
     Goodwill write-off.......................................    --          1,370       --
     Net cash effect of loss on disposal of discontinued
       operation..............................................    --           (362)      --
                                                                -------     -------     -------
                                                                 11,178       7,568      10,545
                                                                -------     -------     -------
  Changes in operating assets and liabilities:
     Accounts receivable......................................   (3,310)       (970)      1,055
     Inventories..............................................      597         411         286
     Prepaid expenses and other current assets................      581         441      (1,050)
     Accounts payable and accrued liabilities.................    1,166        (294)        193
     Income taxes payable.....................................      685        (763)        (46)
                                                                -------     -------     -------
       Cash provided from operating activities................   10,897       6,393      10,983
                                                                -------     -------     -------
FINANCING ACTIVITIES:
  Net change in notes payable, banks..........................   (3,023)     (1,080)       (795)
  Proceeds from long-term debt................................    3,645          40       1,953
  Payment of long-term debt...................................      (47)       (196)     (6,604)
  Payments received on stock subscriptions....................       11          17          21
  Dividends paid..............................................   (1,861)     (1,801)     (1,626)
  Purchase of common stock....................................   (4,919)        (55)       (188)
  Proceeds from sale of common stock..........................      129       1,137       --
                                                                -------     -------     -------
       Cash used for financing activities.....................   (6,065)     (1,938)     (7,239)
                                                                -------     -------     -------
INVESTING ACTIVITIES:
  Additions to property, plant, and equipment.................   (4,954)     (3,315)     (2,832)
  Additions to software and patents...........................     (664)       (539)       (402)
  Proceeds from disposition of assets.........................      534         102         126
  Investments in affiliated companies.........................    --           (341)       (455)
                                                                -------     -------     -------
       Cash used for investing activities.....................   (5,084)     (4,093)     (3,563)
                                                                -------     -------     -------
Effect of exchange rate changes on cash.......................      (77)         72         (70)
                                                                -------     -------     -------
Increase in cash and cash equivalents.........................     (329)        434         111
Cash and cash equivalents at the beginning of the year........    3,613       3,179       3,068
                                                                -------     -------     -------
Cash and cash equivalents at the end of the year..............  $ 3,284     $ 3,613     $ 3,179
                                                                =======     =======     =======
Supplemental cash flow disclosures:
  Income taxes paid...........................................  $ 4,250     $ 7,225     $ 6,145
                                                                =======     =======     =======
  Interest paid...............................................  $   560     $   715     $ 1,157
                                                                =======     =======     =======

          See accompanying notes to consolidated financial statements.

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                        DECEMBER 31, 1994, 1993 AND 1992

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of Durametallic Corporation (the "Company") include the accounts of the Company and its wholly and majority-owned subsidiaries. Investments in unconsolidated affiliated companies, which represent all non-majority ownership interests, are carried on the equity basis, which approximates the Company's equity in their underlying net book value.

CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all short-term investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

INVENTORIES

     Inventories are stated at the lower of cost or market. The cost of inventories of the parent company is determined using the last-in, first-out
(LIFO) method. The cost of inventories held by subsidiaries is determined primarily using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     Properties, which include expenditures for new facilities and those which significantly extend the useful lives of existing buildings and equipment, are recorded at cost.

     Depreciation of plant and equipment is provided over the estimated useful lives of the respective assets and is computed using the straight line method.

GOODWILL

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is allocated to individual lines of business and amortized on a straight-line basis over the expected periods to be benefited. The Company continually assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through expected future operating results.

POSTRETIREMENT BENEFITS

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, on the immediate recognition basis. Under this accounting method, the Company records the cost of these benefits during an employee's years of service, versus on a pay-as-you-go basis upon retirement.

INCOME TAXES

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires the use of the liability method of accounting for deferred income taxes. Under the provisions of SFAS 109, the Company elected not to restate prior years' consolidated financial statements. The cumulative effect of initial adoption on prior years' retained earnings was not significant. Additionally, the effect of adoption of SFAS 109 upon income taxes for fiscal 1993 was not significant.

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                        DECEMBER 31, 1994, 1993 AND 1992

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
     The provision for income taxes includes federal, foreign, state, and local income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. A substantial portion of the undistributed earnings of foreign subsidiaries has been reinvested and is not expected to be remitted to the parent company. Accordingly, no federal income taxes have been provided on such earnings.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of the Company's foreign affiliates, other than those located in highly inflationary countries, are translated at current exchange rates, while income and expenses are translated at average rates for the period. For entities in highly inflationary countries, a combination of current and historical rates is used to determine currency gains and losses resulting from financial statement translation and those resulting from transactions. Translation gains and losses are reported as a component of stockholders' equity, except for those associated with highly inflationary countries which are reported directly in the consolidated statements of income.

POSTEMPLOYMENT BENEFITS

     Effective January 1, 1993, the Company adopted provisions of Statement of Financial Accounting Standards (SFAS) No. 112, Employers' Accounting for Postemployment Benefits. This standard requires that the cost of benefits provided to former or inactive employees be recognized on the accrual basis of accounting. Previously, the Company recognized postemployment benefit costs when paid. These costs relate primarily to termination benefits, as well as medical benefits provided to certain employees receiving workers' compensation or long-term disability benefits. The cumulative effect of this change in accounting principle, net of related tax benefits, was to reduce net income by $560. Adoption of this standard did not materially affect 1993 income before cumulative effect of changes in accounting principles.

RECLASSIFICATIONS

     Certain amounts from prior years have been reclassified to be consistent with current year presentation.

2.  INVENTORIES:

     The cost of parent company inventories stated using the LIFO method is approximately 42 percent of the value of total inventories. Had these inventories been valued on the FIFO method, total inventories would have been $4,448 and $4,781 higher than reported at December 31, 1994 and 1993, respectively.

     During 1994 and 1993, the parent company inventory quantities and costs were reduced. These reductions resulted in liquidations of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of current purchases. The effect on earnings was not material for both years.

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                        DECEMBER 31, 1994, 1993 AND 1992

3.  INVESTMENTS IN AFFILIATED COMPANIES:

     The Company's investments in the following foreign affiliates are accounted for under the equity method. The principal business activities of these foreign affiliates involve the manufacture and sale of mechanical seals and related products.

                                                                         INVESTMENT
                                                                           BALANCE
                                                       OWNERSHIP     -------------------
                                                       PERCENTAGE     1994        1993
                                                       ---------     -------     -------
        Affiliate:
          Durametallic (India) Ltd...................    40.00%      $   747     $   615
          Korea Seal Master Company, Ltd.............    40.00%        3,029       2,725
          Arabian Seals Company, Ltd.................    40.00%         (105)         51
          Durametallic (Malaysia) SDN BHD............    28.24%          111          71
                                                                     -------     -------
                                                                     $ 3,782     $ 3,462
                                                                     =======     =======

     Summarized data for these foreign affiliates follow:

                                                                    1994        1993
                                                                   -------     -------
        Current assets...........................................  $11,992     $ 9,824
        Property, plant and equipment (net)......................    6,188       5,821
        Current liabilities......................................    5,084       4,009
        Long-term debt...........................................    2,506       2,336
        Net sales................................................   17,040      14,099
        Gross profit.............................................    6,457       5,632
        Net income...............................................    1,360       1,131

4.  PROPERTY, PLANT AND EQUIPMENT:

                                                                    1994        1993
                                                                   -------     -------
        Land.....................................................  $ 1,181     $ 1,317
        Buildings and improvements...............................   11,855      11,848
        Machinery and equipment..................................   31,597      29,375
                                                                   -------     -------
                                                                    44,633      42,540
        Less accumulated depreciation............................   23,919      22,585
                                                                   -------     -------
                                                                   $20,714     $19,955
                                                                   =======     =======

5.  GOODWILL:

     Goodwill relates to the cost in excess of net assets acquired in the acquisition of Metal Fab Machine Corporation (Metal Fab) and Petch Corporation Limited (Petch). Goodwill is comprised of the following:

                                                                      ACCUMULATED
                                                           GROSS      AMORTIZATION       NET
                                                          -------     ------------     -------
    Balance, December 31, 1992..........................  $ 4,589        $ (976)       $ 3,613
      Amortization of goodwill..........................       --          (138)          (138)
      Goodwill write-off................................   (1,841)          471         (1,370)
                                                           ------         -----         ------
    Balance, December 31, 1993..........................    2,748          (643)         2,105
      Amortization of goodwill..........................       --           (91)           (91)
                                                           ------         -----         ------
    Balance, December 31, 1994..........................  $ 2,748        $ (734)       $ 2,014
                                                           ======         =====         ======

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                        DECEMBER 31, 1994, 1993 AND 1992

5.  GOODWILL -- CONTINUED
     Metal Fab, acquired in 1983, consists of two lines of business -- the mechanical seal bellows business and the specialty bellows business. Since the acquisition, the specialty bellows business has not achieved expected results due to a decline in revenues derived from the aerospace and defense industries, combined with increased competitive pressures. In addition, Metal Fab suffered a significant decline in its gross margin in 1993 and 1992. The Company determined in 1993, based on the trend of actual results for those two years and industry trends, that the forecasted results of Metal Fab's specialty bellows business for the next 30 years on a discounted basis would not support the future amortization of the remaining goodwill balance of $1,370. Accordingly, the Company wrote-off this goodwill balance. Goodwill related to Petch and Metal Fab's mechanical seal bellows business is forecasted to be fully recoverable.

6.  NOTES PAYABLE -- BANKS:

                                                                         1994        1993
                                                                        ------      ------
    Notes payable consist of:
    UNITED STATES:
    Bank note bearing interest at 7.6% at December 31, 1994, adjusted
      each month based on the Treasury rate...........................  $  600      $1,060
    SINGAPORE:
    Bank note bearing interest at variable rates averaging 5.1% at
      year-end........................................................   1,017       1,429
    GERMANY:
    Bank notes bearing interest at variable rates averaging 7.1% at
      December 31, 1993...............................................    --         1,670
    AUSTRALIA:
    Bank notes bearing interest at a variable rate which was 9.0% at
      year-end........................................................    --            77
    NEW ZEALAND:
    Bank notes bearing interest at variable rates averaging 9.0% at
      year-end........................................................     308         536
    BELGIUM:
    Bank notes bearing interest at variable rates averaging 7.0% at
      December 31, 1994...............................................   1,618       1,328
    ITALY:
    Bank note bearing interest at 16.7% at December 31, 1994..........     111          31
                                                                        ------      ------
                                                                        $3,654      $6,131
                                                                        ======      ======

     The company has lines of credit and other term loan financing arrangements with foreign and domestic banks amounting to $18,159 at short-term floating interest rates. Of these lines, $10,805 was unused at December 31, 1994.

7.  LONG-TERM DEBT:

                                                                       1994      1993
                                                                      ------     ----
        Unsecured bank term loan:
          7.6% adjusted each month based on the Treasury bill
             rate...................................................  $3,700     $100
        Industrial Development Revenue Bond:
          6.4%, installments to 1999................................     313      368
        Equipment financing agreements with average interest at
          6.4%, payable through 1996................................      53      103
                                                                      ------     ----
                                                                       4,066      571
        Less current maturities.....................................     100      211
                                                                      ------     ----
                                                                      $3,966     $360
                                                                      ======     ====

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                        DECEMBER 31, 1994, 1993 AND 1992

7.  LONG-TERM DEBT -- CONTINUED
     Agreements under the terms of the Industrial Development Revenue Bond contain capital leases which have been accounted for as purchases. Title of the property, plant and equipment financed by this bond is held by the issuing municipality and will be deeded back to the Company upon the bond's retirement in 1999.

     The aggregate maturities of the long-term debt in future years are as follows:

                1995..............................................    $  100
                1996..............................................        79
                1997..............................................       569
                1998..............................................     1,674
                1999..............................................     1,644
                                                                      ------
                                                                      $4,066
                                                                      ======

8.  PROVISION FOR INCOME TAXES:

     Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                                            1994       1993       1992
                                                           ------     ------     ------
        Current:
          Federal......................................    $2,909     $3,608     $3,804
          Foreign......................................     1,334      1,123      1,885
          State........................................       377        424        393
        Deferred:
          Federal......................................       (68)      (351)      (789)
          Foreign......................................      (157)      (206)      (104)
                                                           ------     ------     ------
                                                           $4,395     $4,598     $5,189
                                                           ======     ======     ======

     The reconciliation of income tax attributable to continuing operations, computed at the U.S. federal statutory tax rates, to income tax expense is as follows:

                                                                   1994      1993      1992
                                                                   ----      ----      ----
    U.S. statutory federal rate..................................  34.0%     34.0%     34.0%
    State taxes, net of federal benefits.........................   2.1       3.0       2.1
    Difference between U.S. and foreign tax rates................   1.0       1.5       4.6
    Effect of goodwill write off and other nondeductible
      expenses...................................................   1.0       5.5       0.6
    Other........................................................   (.9)      2.6      (0.5)
                                                                   ----      ----      ----
                                                                   37.2%     46.6%     40.8%
                                                                   ====      ====      ====

     The cumulative undistributed earnings of foreign subsidiaries, which are not expected to be remitted to the parent company and for which no additional United States and/or foreign taxes have been provided, approximate $4,301 and $3,813 at December 31, 1994 and 1993, respectively.

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                        DECEMBER 31, 1994, 1993 AND 1992

8.  PROVISION FOR INCOME TAXES -- CONTINUED
     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax assets and liabilities at December 31, 1994 and 1993, are as follows:

                                                                       1994         1993
                                                                      -------      -------
    Deferred tax liabilities:
      Tax over book depreciation....................................  $(1,623)     $(1,621)
      Undistributed earnings of foreign subsidiaries................     (184)        (170)
      Other.........................................................     (222)        (263)
                                                                      -------      -------
         Total deferred tax liabilities.............................   (2,029)      (2,054)
                                                                      -------      -------
    Deferred tax assets:
      Postretirement medical benefits...............................    3,722        3,756
      Reserve for obsolete inventory................................      613          471
      Accrued vacation pay..........................................      385          359
      Deferred compensation.........................................      520          316
      Capital loss carryforward.....................................    1,197        1,263
      Net operating loss carryforwards..............................    2,317        1,892
      Foreign tax credit carryforwards..............................    1,601        1,596
      Foreign currency cumulative translation adjustments...........      303          476
      Other.........................................................      696          930
                                                                      -------      -------
         Total deferred tax assets..................................   11,354       11,059
    Valuation allowance for deferred tax assets.....................   (5,045)      (4,796)
                                                                      -------      -------
    Net deferred tax assets.........................................    6,309        6,263
                                                                      -------      -------
         Deferred tax asset, net of liabilities.....................  $ 4,280      $ 4,209
                                                                      =======      =======

     The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to the expiration of capital loss, net operating loss and foreign tax credit carryforwards. The change in the valuation allowance for the year ended December 31, 1994 is as follows:

        Balance at December 31, 1993.......................................  $(4,796)
        Increase in nonutilization of net operating loss carryforwards, foreign tax credit carryforwards and nonrecognition of deferred
          tax asset due to uncertainty of recovery.........................     (459)
        Utilization of capital loss carryforwards..........................       66
        Utilization of net operating loss carryforwards....................      144
                                                                             -------
        Balance at December 31, 1994.......................................  $(5,045)
                                                                             =======

     At December 31, 1994, the Company has a net capital loss carryforward of approximately $3,234 for income tax purposes that will expire in 1998. A valuation allowance of $1,197 has been recognized to offset the deferred tax asset related to the capital loss carryforward due to the uncertainty of its ultimate realization.

     At December 31, 1994, foreign affiliates in Australia, Germany and Belgium have net operating loss carryforwards of approximately $4,511 for income tax purposes. The net operating loss carryforwards in Germany and Belgium can be carried forward indefinitely. A portion of the Australian net operating loss

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                        DECEMBER 31, 1994, 1993 AND 1992

8.  PROVISION FOR INCOME TAXES -- CONTINUED
carryforward expires in 1996, while the majority can be carried forward indefinitely. A deferred tax asset of $2,317 has been established in regard to the net operating loss carryforwards and a valuation allowance of $2,173 has been recognized due to the uncertainty of the ultimate realization of the net operating loss carryforwards.

     At December 31, 1994, the Company has foreign tax credit carryforwards of $1,601 for U.S. income tax purposes that will expire over the period 1995-1999. A valuation allowance of $1,601 has been recognized to offset the deferred tax asset related to the foreign tax credit carryforwards due to the uncertainty of their ultimate realization.

     The net deferred tax asset is included in the accompanying consolidated balance sheet as follows:

                                                                  1994       1993
                                                                 ------     ------
            Prepaid expenses and deposits......................  $  739     $  638
            Other assets.......................................   3,655      3,798
            Deferred income taxes..............................    (114)      (227)
                                                                 ------     ------
                 Net deferred tax asset........................  $4,280     $4,209
                                                                 ======     ======

     Management has determined, based on the Company's history of taxable income and its expectation in the future, that taxable income of the Company will likely be sufficient to fully recognize the resulting net deferred tax assets.

9.  INFORMATION ABOUT CONSOLIDATED FOREIGN OPERATIONS:

                                                                1994        1993
                                                               -------     -------
            Assets...........................................  $24,503     $22,824
            Liabilities......................................    8,776       9,568
            Net sales........................................   34,127      31,829
            Net income, including minority interest of $193
              in 1994 and $184 in 1993.......................    1,430         864

     The Company's Brazilian subsidiary operates in a highly inflationary economy. The financial statement translation yields translation loss, components of which were reclassified against related income statement line items. The aggregate amounts of exchange loss recognized for the years ended December 31, 1994, 1993 and 1992, were $1,522, $3,375 and $2,881, respectively.

10.  EMPLOYEE RETIREMENT PLANS:

     The Company provides certain health care benefits for qualified retired employees in the United States. Most retired Company employees in the United States are eligible for these benefits. This plan is contributory, and generally, employees who have attained age 65 and rendered 15 years of service are eligible.

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as of January 1, 1993. This accounting change resulted in a one-time charge to earnings of $5,990, net of taxes of $3,518.

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                        DECEMBER 31, 1994, 1993 AND 1992

10.  EMPLOYEE RETIREMENT PLANS -- CONTINUED
     The retiree medical benefit cost for the year ended December 31, 1994 consisted of the following:

                                                                   1994      1993
                                                                   -----     ----
            Benefits earned during the period....................  $ 130     $289
            Amortization of prior year service cost..............   (363)      --
            Interest cost on accumulated retiree medical
              benefits...........................................    413      656
                                                                    ----     ----
            Retiree medical benefit cost.........................  $ 180     $945
                                                                    ====     ====

     The Company's retiree medical benefits are not funded. The following table presents the actuarial present value of the obligation at December 31, 1994:

        Accumulated retiree medical benefit obligations:

                                                                1994        1993
                                                               -------     -------
            Retirees.........................................  $ 3,434     $ 3,092
            Fully eligible, active plan participants.........      273       1,132
            Other active employees...........................    1,858       1,333
                                                               -------     -------
                                                                 5,565       5,557
            Unrecognized net loss............................     (233)       (499)
            Unrecognized net reduction in prior service
              costs..........................................    4,728       5,092
                                                               -------     -------
            Accrued retiree medical benefit cost included in
              the balance sheet..............................  $10,060     $10,150
                                                               =======     =======

     The assumed medical costs trend rate used in measuring the accumulated postretirement benefit obligation was 15.4 percent for 1994, grading down to 5.6 percent by 2008, and remaining at that level thereafter. A one-percentage point increase in the assumed medical cost trend rate for each year would increase the accumulated retiree medical benefit obligation as of December 31, 1994 by $356 and the aggregate of the service and interest cost components of the retiree medical benefit cost for the year ended December 31, 1994 by approximately $29.

     The assumed discount rate used in determining the accumulated retiree medical benefit obligation was 7.25 percent at December 31, 1993 and 8 percent at December 31, 1994. This change in discount rate resulted in an unrecognized net gain of $266.

     Effective October 1, 1993, the Company made modifications to its retiree medical benefit plan. These changes consisted primarily of increased deductibles for plan participants, a modification in the eligibility requirements, a change in the method of Medicare payment integration, and adoption of a cap on Company-paid premiums for post-1993 retirees. These plan changes resulted in a reduction in prior service costs of $5,092. Beginning in 1994, the unrecognized net reduction in prior service costs, net of the unrecognized loss, will be amortized over the average remaining service period (14 years) of active plan participants.

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                        DECEMBER 31, 1994, 1993 AND 1992

10.  EMPLOYEE RETIREMENT PLANS -- CONTINUED
     The Company maintains profit sharing plans for all United States and Canadian employees who meet prescribed service criteria. The plans provide for Company contributions amounting to a percentage of earnings before income taxes as defined annually by the board of directors. The Company's contributions charged to expense under these plans are as follows:

                                                                  1994       1993
                                                                 ------     ------
            United States......................................  $1,787     $2,569
            Canada.............................................     176        129
            Other..............................................      91        144
                                                                 ------     ------
                                                                 $2,054     $2,842
                                                                 ======     ======

     The Company also has an employee stock ownership plan (ESOP) covering eligible employees in the United States. The board of directors determines annually the amount of the aforementioned profit sharing contribution to be allocated to the ESOP.

11.  STOCKHOLDERS' EQUITY:

     On April 23, 1992, the stockholders approved an increase in the authorized shares from 1,500,000 to 4,500,000. The board of directors subsequently approved a four-for-one split of the Company's common stock in the form of a stock dividend, distributed to shareholders of record on May 29, 1992. The stated par value per share of common stock was not changed from $5.

12.  STOCK OPTION PLAN:

     In June 1991, the board of directors approved a nonqualified stock option plan, pursuant to which a maximum of 200,000 shares of common stock were reserved for grant to executives, directors, and key employees. Under the terms of the plan, the purchase price of the shares subject to each option granted will be the fair market value at the date of grant. Options granted prior to 1994 become exercisable at the rate of 33 percent per year, commencing one year after the date of grant, and expire ten years after the date of grant. Options granted in 1994 become exercisable in 3 years and expire 6 years after the date of grant. No charges to operations are recorded with respect to the grant or exercise of these options.

     Transactions involving the plan are summarized as follows:

                                             OPTION PRICE                                       AVAILABLE
                                               PER SHARE        OUTSTANDING     EXERCISABLE     FOR GRANT
                                            ---------------     -----------     -----------     ---------
Outstanding at December 31, 1992..........      $18.52             76,000          25,344        124,000
  Issued..................................       35.25              4,000              --         (4,000)
  Became exercisable......................       18.52                 --          25,328             --
  Exercised...............................       18.52            (46,672)        (46,672)            --
                                            ---------------       -------         -------        -------
Outstanding at December 31, 1993..........    18.52-35.25          33,328           4,000        120,000
  Issued..................................       34.75             16,750              --        (16,750)
  Became exercisable......................       18.52                 --          26,662             --
  Canceled................................       18.52             (2,664)         (2,664)         2,664
  Exercised...............................       18.52             (5,332)         (5,332)            --
                                            ---------------       -------         -------        -------
Outstanding at December 31, 1994..........   $18.52-$35.25         42,082          22,666        105,914

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                        DECEMBER 31, 1994, 1993 AND 1992

13.  FINANCIAL INSTRUMENTS:

     The Company purchases forward foreign currency exchange contracts to reduce the impact of foreign currency fluctuations on intercompany inventory purchases and intercompany loans. Realized and unrealized gains and losses associated with currency rate changes on these contracts are recorded currently in income. As of December 31, 1994, the Company had approximately $1,142 in forward contracts outstanding, with maturities not exceeding twelve months. All of these contracts were in European currencies.

14.  OTHER INCOME (EXPENSE):

                                                           1994      1993       1992
                                                           -----     -----     -------
        Interest expense.................................  $(555)    $(700)    $(1,065)
        Exchange gain (loss) on transactions in foreign
          currency.......................................   (154)     (268)        156
        Gain (loss) on disposal of assets................    452       (11)         18
        Equity in income of affiliates...................    550       437         360
        Interest income..................................    180       260         314
        Other income, net................................    107       199         479
                                                            ----     -----     -------
                                                           $ 580     $ (83)    $   262
                                                            ====     =====     =======

15.  RESEARCH AND DEVELOPMENT:

     Research and development expenses incurred aggregated approximately $2,291, $1,764 and $1,492 in 1994, 1993 and 1992, respectively.

16.  LEASE COMMITMENTS:

     The Company leases and subleases certain facilities, vehicles, and equipment under noncancelable operating leases. Rental expense on these leases, which are generally renewable at the Company's option, was $1,731, $1,678 and $1,710 for the years ended December 31, 1994, 1993 and 1992, respectively.

     Future minimum payments under operating leases are as follows:

                1995................................................  $1,327
                1996................................................     811
                1997................................................     371
                1998................................................      99
                1999................................................      37
                                                                      ------
                          Total.....................................  $2,645
                                                                      ======

17.  DISCONTINUED OPERATIONS

     In 1992, the Company negotiated the sale of its 80 percent interest in Leap Technologies, Inc. (Leap), for a note receivable of $1,075. As part of the sale agreement, the Company committed to contingently guaranty $3,300 of bank debt of the acquiring company, on a declining basis, through July 21, 1997. The sale resulted in a pretax gain of $1,830, which was not recognized in the consolidated statement of income in 1992 due to concern for the significant financial leverage of the acquiring Company.

     During 1993, the business of the acquiring company deteriorated to such a point that the new owners ceased operations. The loan guaranty was enforced by the bank, and as a result, the Company made full payment. In addition, the note receivable and deferred gain were written off. These transactions resulted in a

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                        DECEMBER 31, 1994, 1993 AND 1992

17.  DISCONTINUED OPERATIONS -- CONTINUED
loss of $2,938, net of tax of $362. Revenues from Leap were $2,800 for fiscal 1992. Leap was engaged in the design, manufacture, and sale of injection molds and parts for the plastics industry.

18.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Company is a defendant in numerous lawsuits that seek to recover damages for alleged personal injury allegedly resulting from exposure to asbestos containing products manufactured and distributed by the Company prior to 1986. All such products were used within self-contained process equipment, and management does not believe that there was any emission of ambient asbestos fiber during the operation of this equipment.

     In 1994, the Company received approximately 3,500 new asbestos liability claims and resolved approximately 8,100 claims. During the past three years, the Company has resolved approximately 9,300 claims at an average of one hundred thirty-two dollars per claim. The Company continues to have a substantial amount of available insurance from financially solvent carriers to cover such claims.

     The Company has reviewed its policies of insurance, historical settlement amounts and the number of pending cases. Based upon such reviews, the Company has estimated its potential liability for such claims to be approximately $780 and $1,382 at December 31, 1994 and 1993, respectively. The cases are expected to be paid or dismissed within the next two years. Under terms of its insurance policies, the Company estimates its insurance proceeds to be approximately $780 and $1,382 at December 31, 1994 and 1993, respectively. The coverage for such claims, including defense costs and case resolution costs, has not been disputed by the Company's insurance carriers. Accordingly, the gross liability and gross insurance recovery related to these claims have been reflected in the accompanying consolidated Balance Sheets. While management understands the inherent uncertainty in litigation of this type and the possibility that past costs may not necessarily be indicative of future costs, management does not believe that these claims will have any material adverse effect on the Company's financial position or results of operations.

     The Company is the defendant in lawsuits and other claims in the normal course of business. Management believes that the Company has adequate insurance protection to cover the costs of defense, settlements or awards.

19.  SUBSEQUENT EVENT

     On December 20, 1994, the Mexican government executed a devaluation of the Mexican Peso of approximately 13%. After that date, the government did not support the Peso allowing it to devalue a further 30%. The pretax impact of this rate change on unsettled balances pertaining to foreign currency transactions of the Company's wholly owned subsidiary, Durametallic Mexicana, is approximately $80.

20.  INDUSTRY AND GEOGRAPHIC AREA INFORMATION

     Industry Segment Data -- The Company is engaged principally in one line of business -- the design, manufacture, and marketing of mechanical seals. The Company also designs and manufactures welded metal bellows. The sale of metal bellows represents less than 5 percent of consolidated revenues in each of the three years.

     Geographic Area Data -- The Company's export sales, other than those intercompany sales reported below as sales between geographic areas, are not significant. Sales between geographic areas consist of sales of

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                        DECEMBER 31, 1994, 1993 AND 1992

20. INDUSTRY AND GEOGRAPHIC AREA INFORMATION -- (CONTINUED) finished products, raw material and unfinished products, which are sold at adjusted market prices. The Company does not derive more than 10 percent of its revenue from any single customer.

     The Company's geographic area data for the three years ended December 31, 1994, are as follows:

                                                                   NORTH AND
                                                                     SOUTH
                                                                    AMERICA
                                     UNITED              PACIFIC    EXCEPT
                                     STATES    EUROPE      RIM     THE U.S.    ELIMINATIONS   CONSOLIDATED
                                     -------   -------   -------   ---------   ------------   ------------
1994
Sales to unaffiliated customers....  $82,452   $11,264   $ 9,399    $13,442      $     --       $116,557
Sales between geographic areas.....    4,786        39       710        225        (5,760)            --
                                     -------   -------   -------    -------       -------       --------
Net sales..........................  $87,238   $11,303   $10,109    $13,667      $ (5,760)      $116,557
                                     =======   =======   =======    =======       =======       ========
Operating profit(loss).............    8,939       413       723      1,520          (349)        11,246
Interest expense...................                                                                 (554)
Other, net.........................                                                                1,134
                                                                                                --------
Income before taxes................                                                             $ 11,826
                                                                                                ========
          Total assets.............  $61,061   $ 6,824   $ 9,974    $ 8,491      $(16,968)      $ 69,382
                                     =======   =======   =======    =======       =======       ========
1993
Sales to unaffiliated customers....  $77,308   $ 9,135   $ 9,151    $13,544            --       $109,138
Sales between geographic areas.....    4,636        17       534        166        (5,353)            --
                                     -------   -------   -------    -------       -------       --------
Net sales..........................  $81,944   $ 9,152   $ 9,685    $13,710      $ (5,353)      $109,138
                                     =======   =======   =======    =======       =======       ========
Operating profit...................    9,565      (318)      504      2,282        (2,090)         9,943
Interest expense...................                                                                 (700)
Other, net.........................                                                                  617
                                                                                                --------
Income before taxes................                                                             $  9,860
                                                                                                ========
          Total assets.............  $56,485   $ 5,575   $ 9,532    $ 8,411      $(14,817)      $ 65,186
                                     =======   =======   =======    =======       =======       ========
1992
Sales to unaffiliated customers....  $73,053   $10,981   $ 8,817    $12,726            --       $105,577
Sales between geographic areas.....    4,395        31       662        238        (5,326)            --
                                     -------   -------   -------    -------       -------       --------
Net sales..........................  $77,448   $11,012   $ 9,479    $12,964      $ (5,326)      $105,577
                                     =======   =======   =======    =======       =======       ========
Operating profit(loss).............    8,900       456       911      2,201            --         12,468
Interest expense...................                                                               (1,065)
Other, net.........................                                                                1,327
                                                                                                --------
Income before taxes................                                                             $ 12,730
                                                                                                ========
          Total assets.............  $42,488   $ 6,973   $ 9,758    $ 7,693      $ (1,789)      $ 65,123
                                     =======   =======   =======    =======       =======       ========

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                                                                  JUNE 30, 1995
                                                                                  -------------
                                     ASSETS
Current assets:
  Cash and cash equivalents.....................................................     $ 2,949
  Accounts receivable, less allowance for doubtful accounts of $582 in 1995.....      21,482
  Inventories...................................................................      14,291
  Prepaid expenses and other....................................................       3,381
                                                                                     -------
          Total current assets..................................................      42,103
                                                                                     -------
Investments in affiliated companies.............................................       4,114
Property, plant and equipment, net..............................................      20,931
Costs in excess of net assets of acquired subsidiaries, net of
  accumulated amortization......................................................       2,025
Other assets....................................................................       6,676
                                                                                     -------
                                                                                     $75,849
                                                                                     =======
                                  LIABILITIES
Current liabilities:
  Notes payable, banks..........................................................     $ 4,017
  Current maturities of long-term debt..........................................          91
  Accounts payable..............................................................       6,432
  Income taxes payable..........................................................       1,066
  Accrued compensation..........................................................       4,875
  Accrued profit sharing contributions..........................................       1,468
  Other accrued liabilities.....................................................       2,784
                                                                                     -------
          Total current liabilities.............................................      20,733
                                                                                     -------
Long-term debt, less current maturities.........................................       4,422
Deferred income taxes and other liabilities.....................................         709
Minority interest...............................................................         984
Postretirement and postemployment benefits......................................      10,520
                              STOCKHOLDERS' EQUITY
Common stock....................................................................       8,584
Paid-in capital.................................................................          40
Retained earnings...............................................................      30,347
Cumulative translation adjustment...............................................        (478)
Stock subscriptions receivable..................................................         (12)
                                                                                     -------
                                                                                      38,481
                                                                                     -------
                                                                                     $75,849
                                                                                     =======

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                   UNAUDITED
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994

                                                                          1995          1994
                                                                        ---------     ---------
Net sales.............................................................  $  63,888     $  56,578
Cost of goods sold....................................................     32,826        28,279
                                                                        ---------     ---------
          Gross profit................................................     31,062        28,299
                                                                        ---------     ---------
Operating expenses:
  Engineering.........................................................      3,788         3,173
  Selling.............................................................     11,789        11,105
  Administration......................................................      8,714         8,343
                                                                        ---------     ---------
                                                                           24,291        22,621
                                                                        ---------     ---------
Profit from operations................................................      6,771         5,678
Other (expense), net..................................................       (280)         (197)
                                                                        ---------     ---------
  Income from continuing operations, before income taxes..............      6,491         5,481
Provision for income taxes............................................      2,550         2,057
                                                                        ---------     ---------
          Net Income..................................................  $   3,941     $   3,424
                                                                        =========     =========
Earnings per common share.............................................  $    2.30     $    1.84
                                                                        =========     =========
Average common shares outstanding.....................................  1,716,443     1,857,196
                                                                        =========     =========

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                   UNAUDITED
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                 FOR THE QUARTERS ENDED JUNE 30, 1995 AND 1994

                                                                          1995          1994
                                                                        ---------     ---------
Net sales.............................................................  $  32,296     $  28,968
Cost of goods sold....................................................     17,101        14,206
                                                                        ----------    ----------
  Gross profit........................................................     15,195        14,762
                                                                        ----------    ----------
Operating expenses:
  Engineering.........................................................      1,884         1,668
  Selling.............................................................      6,016         5,664
  Administration......................................................      4,518         4,386
                                                                        ----------    ----------
                                                                           12,418        11,718
                                                                        ----------    ----------
  Profit from operations..............................................      2,777         3,044
Other (expense), net..................................................       (135)         (120)
                                                                        ----------    ----------
  Income from continuing operations, before income taxes..............      2,642         2,924
Provision for income taxes............................................      1,146         1,081
                                                                        ----------    ----------
     Net Income.......................................................  $   1,496     $   1,843
                                                                        ==========    ==========
Earnings per common share.............................................  $    0.87     $    0.99
                                                                        ----------    ----------
Average common shares outstanding.....................................  1,717,017     1,857,978
                                                                        ==========    ==========

          See accompanying notes to consolidated financial statements.

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   UNAUDITED
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994

                                                                     CUMULATIVE       STOCK
                                       COMMON   PAID-IN   RETAINED   TRANSLATION  SUBSCRIPTIONS
                                       STOCK    CAPITAL   EARNINGS   ADJUSTMENT    RECEIVABLE      TOTAL
                                       ------   -------   --------   ----------   -------------   -------
Balances at December 31, 1993........  $9,255   $   917   $ 24,881     $ (745)        $ (27)      $34,281
Net income...........................     --         --      3,424         --            --         3,424
Cash dividends paid, $0.54 per
  share..............................     --         --     (1,003)        --            --        (1,003)
Purchase and retirement of common
  stock..............................   (700)    (1,066)    (3,098)        --            --        (4,864)
Translation adjustments..............     --         --         --        245            --           245
Issuance of common stock:
  Deferred compensation plan.........      8         47         --         --            --            55
  Exercise of stock options..........     27        102         --         --            --           129
                                       ------   -------    -------      -----          ----       -------
Balances at June 30, 1994............  $8,590   $     0   $ 24,204     $ (500)        $ (27)      $32,267
                                       ======   =======    =======      =====          ====       =======
Balances at December 31, 1994........  $8,582        --   $ 27,113     $ (405)        $ (16)      $35,274
Net income...........................     --         --      3,941         --            --         3,941
Cash dividends paid, $0.40 per
  share..............................     --         --       (686)        --            --          (686)
Purchase and retirement of common
  stock..............................     (6)        --        (21)        --            --           (27)
Translation adjustments..............     --         --         --        (73)           --           (73)
Issuance of common stock:
  Deferred compensation plan.........      8         40         --         --            --            48
Payments of stock subscriptions......     --         --         --         --             4             4
                                       ------   -------    -------      -----          ----       -------
Balances at June 30, 1995............  $8,584   $    40   $ 30,347     $ (478)        $ (12)      $38,481
                                       ======   =======    =======      =====          ====       =======

          See accompanying notes to consolidated financial statements.

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994

                                                                            1995        1994
                                                                           -------     -------
Operating activities:
  Net income.............................................................  $ 3,941     $ 3,424
  Charges (credits) to income not requiring the use of cash:
     Depreciation and amortization.......................................    2,066       1,917
     Deferred taxes......................................................     (492)        182
     (Gain) on disposition of assets.....................................      (12)        (24)
     Minority interests..................................................      118          64
     Provisions for obsolete inventory and doubtful accounts.............      307         603
     Postretirement benefits.............................................      (67)         93
     Equity in income of affiliates, less dividends received.............     (120)          9
     Exchange losses.....................................................        0           9
     Issuances of common stock as compensation...........................       48          55
                                                                           -------     -------
                                                                             5,789       6,332
                                                                           -------     -------
  Changes in operating assets and liabilities:
     Accounts receivable.................................................   (1,614)     (2,450)
     Inventories.........................................................   (2,694)        (97)
     Prepaid expenses and other current assets...........................     (379)        443
     Accounts payable and accrued liabilities............................    1,354      (1,596)
     Income taxes payable................................................     (117)         10
                                                                           -------     -------
          Cash provided from operating activities........................    2,339       2,642
                                                                           -------     -------
Financing activities:
  Net change in notes payable, banks.....................................      478      (2,473)
  Proceeds from long-term debt...........................................      462       6,812
  Payment of long-term debt..............................................       (7)        (17)
  Payments received on stock subscriptions...............................        4           0
  Dividends paid.........................................................     (686)     (1,003)
  Purchase of common stock...............................................      (27)     (4,864)
  Proceeds from sale of common stock.....................................        0         129
                                                                           -------     -------
          Cash used for financing activities.............................      224      (1,416)
                                                                           -------     -------
Investing activities:
  Additions to property, plant, and equipment............................   (2,398)     (1,621)
  Additions to software and patents......................................     (304)       (376)
  Proceeds from disposition of assets....................................      303         144
  Investments in affiliated companies....................................     (213)          0
                                                                           -------     -------
          Cash used for investing activities.............................   (2,612)     (1,853)
                                                                           -------     -------
Effect of exchange rate changes on cash..................................     (286)        (83)
                                                                           -------     -------
Increase in cash and cash equivalents....................................     (335)       (710)
Cash and cash equivalents at the beginning of the year...................    3,284       3,613
                                                                           -------     -------
Cash and cash equivalents at the end of the period.......................  $ 2,949     $ 2,903
                                                                           =======     =======
Supplemental cash flow disclosures:
  Income taxes paid......................................................  $ 5,202     $ 1,526
                                                                           =======     =======
  Interest paid..........................................................  $   263     $   304
                                                                           =======     =======

          See accompanying notes to consolidated financial statements.

                   DURAMETALLIC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   UNAUDITED
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994

1.  INTERIM INFORMATION:

     The financial information as of June 30, 1995, and for the three month and six month periods ended June 30, 1994 and 1995, is derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary to present fairly such information. Operating results for the three months and the six months ended June 30, 1995 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1995.

2.  INVENTORY:

     The cost of parent company inventories stated using the LIFO method was approximately 52 percent of total inventories as of June 30, 1995. Had these inventories been valued on the FIFO method, total inventories would have been $4,584 higher than reported at June 30, 1995.

3.  STOCKHOLDERS' EQUITY:

     There are authorized 4,500,000 shares of $5 par value common stock. Changes in the six months ended June 30, 1995 and 1994 are reflected in the Consolidated Statements of Stockholders' Equity. At June 30, 1995, 22,666 options were available for exercise under the 1991 nonqualified stock option plan.

4.  COMMITMENTS AND CONTINGENT LIABILITIES:

     The Company is a defendant in numerous lawsuits that seek to recover damages for alleged personal injury allegedly resulting from exposure to asbestos containing products manufactured and distributed by the Company prior to 1986. All such products were used within self-contained process equipment, and management does not believe that there was any emission of ambient asbestos fiber during the operation of this equipment.

     In 1994, the Company received approximately 3,500 new asbestos liability claims and resolved approximately 8,100 claims. During the past three years, the Company has resolved approximately 9,300 claims at an average of one hundred thirty-two dollars per claim. The Company continues to have a substantial amount of available insurance from financially solvent carriers to cover such claims.

     The Company has reviewed its policies of insurance, historical settlement amounts and the number of pending cases. Based upon such reviews, the Company has estimated its potential liability for such claims to be approximately $875 and $780 at June 30, 1995 and December 31, 1994, respectively. The cases are expected to be paid or dismissed within the next two years. Under terms of its insurance policies, the Company estimates its insurance proceeds to be approximately $875 and $780 at June 30, 1995 and December 31, 1994, respectively. The coverage for such claims, including defense costs and case resolution costs, has not been disputed by the Company's insurance carriers. Accordingly, the gross liability and gross insurance recovery related to these claims have been reflected in the accompanying consolidated Balance Sheets. While management understands the inherent uncertainty in litigation of this type and the possibility that past costs may not necessarily be indicative of future costs, management does not believe that these claims will have any material adverse effect on the Company's financial position or results of operations.

     The Company is the defendant in lawsuits and other claims in the normal course of business. Management believes that the Company has adequate insurance protection to cover the costs of defense, settlements or awards.

5.  SUBSEQUENT EVENT:

     In August of 1995, the Company acquired all of the outstanding stock in Pac Seal, Inc. and two affiliated companies for $13 million, which was funded primarily through bank borrowings. Pac Seal is located in Burr Ridge, Illinois, and is engaged in the design, manufacture and sale of mechanical seals used primarily in water pump applications.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           THE DURIRON COMPANY, INC.
                          WOLVERINE ACQUISITION CORP.

                                      AND

                            DURAMETALLIC CORPORATION

                         DATED AS OF SEPTEMBER 11, 1995

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                        ------
        LIST OF EXHIBITS..............................................................     (v)
        LIST OF SCHEDULES.............................................................    (vi)
    I.  DEFINITIONS...................................................................     A-1
   II.  THE MERGER....................................................................     A-6
        2.1     The Merger............................................................     A-6
        2.2     Filing Certificate of Merger..........................................     A-6
        2.3     Effective Time of the Merger..........................................     A-6
        2.4     Further Assurances....................................................     A-6
        2.5     Articles of Incorporation of Surviving Corporation....................     A-6
        2.6     Bylaws of Surviving Corporation.......................................     A-6
        2.7     Directors of Surviving Corporation....................................     A-6
        2.8     Officers of the Surviving Corporation.................................     A-6
        2.9     Vacancies.............................................................     A-7
  III.  TERMS OF THE MERGER...........................................................     A-7
        3.1     Conversion and Exchange of Shares.....................................     A-7
        3.2     Stock Options.........................................................     A-7
        3.3     Conversion Ratio......................................................     A-7
        3.4     Fractional Shares.....................................................     A-8
        3.5     Rights Plan...........................................................     A-8
        3.6     Exchange of Certificates; Payment for Fractional Shares...............     A-8
        3.7     Dissenting Shares.....................................................     A-9
        3.8     Limitations...........................................................     A-9
        3.9     No Further Rights.....................................................    A-10
        3.10    Closing of Transfer Books.............................................    A-10
        3.11    Certain Share Information.............................................    A-10
   IV.  REPRESENTATIONS AND WARRANTIES OF DURAMETALLIC................................    A-10
        4.1     Schedules.............................................................    A-10
        4.2     Corporate Organization................................................    A-10
        4.3     Authority; Authorization; Enforceability..............................    A-11
        4.4     Capitalization........................................................    A-11
        4.5     Subsidiaries and Joint Venture Companies..............................    A-12
        4.6     Information in Registration Statement and Other Documents.............    A-12
        4.7     Consents and Approval; No Violation...................................    A-13
        4.8     Reports and Financial Statements......................................    A-13
        4.9     Taxes.................................................................    A-13
        4.10    Employee Plans........................................................    A-14
        4.11    Durametallic Contracts................................................    A-15
        4.12    Absence of Certain Changes or Events..................................    A-16
        4.13    Litigation; Pending Decrees...........................................    A-16
        4.14    Compliance with Laws and Orders; Permits and Licenses.................    A-16

                                                                                         PAGE
                                                                                        ------
        4.15    Pooling of Interests Accounting.......................................    A-16
        4.16    Certain Fees and Liabilities..........................................    A-17
        4.17    Conduct to Date.......................................................    A-17
        4.18    Labor Matters.........................................................    A-17
        4.19    Undisclosed Liabilities...............................................    A-18
        4.20    Title to Properties; Absence of Liens, Etc............................    A-18
        4.21    Receivables...........................................................    A-18
        4.22    Inventories...........................................................    A-18
        4.23    Proprietary Rights....................................................    A-19
        4.24    Insurance.............................................................    A-19
        4.25    Environmental Matters.................................................    A-19
        4.26    Certain Transactions..................................................    A-20
        4.27    Takeover Statutes.....................................................    A-20
        4.28    Disclosure............................................................    A-20
    V.  REPRESENTATIONS AND WARRANTIES OF DURIRON AND MERGER SUB......................    A-20
        5.1     Duriron Schedules.....................................................    A-20
        5.2     Corporate Organization................................................    A-20
        5.3     Authority; Authorization; Enforceability..............................    A-21
        5.4     Capitalization........................................................    A-21
        5.5     Information in Registration Statement and Other Documents.............    A-21
        5.6     Consents and Approval; No Violation...................................    A-22
        5.7     Reports and Financial Statements......................................    A-22
        5.8     Absence of Certain Changes or Events..................................    A-22
        5.9     Litigation; Pending Decrees...........................................    A-22
        5.10    Fees..................................................................    A-23
        5.11    Undisclosed Liabilities...............................................    A-23
        5.12    Merger Sub; Surviving Corporation.....................................    A-23
        5.13    Compliance with Laws and Orders.......................................    A-23
        5.14    Environmental Matters.................................................    A-23
        5.15    Disclosure............................................................    A-24
   VI.  COVENANTS.....................................................................    A-24
        6.1     Change of Control Proposals...........................................    A-24
        6.2     Interim Operations of Durametallic....................................    A-24
                6.2.1  Conduct of Business............................................    A-24
                6.2.2  Governing Instruments..........................................    A-25
                6.2.3  Capital Stock..................................................    A-25
                6.2.4  Dividends......................................................    A-25
                6.2.5  Employee Plans, Compensation, Etc..............................    A-25
                6.2.6  Purchase or Sale of Assets.....................................    A-25
                6.2.7  Investments, Loans and Guarantees..............................    A-25
                6.2.8  No Breach......................................................    A-25

                                                                                         PAGE
                                                                                        ------
        6.3     Interim Operations of Duriron.........................................    A-25
                6.3.1  Dividends......................................................    A-26
                6.3.2  Certain Amendments.............................................    A-26
                6.3.3  No Breach......................................................    A-26
        6.4     Access, Information and Confidentiality...............................    A-26
        6.5     HSR Act Filing........................................................    A-26
        6.6     Shareholder Meetings..................................................    A-26
        6.7     Registration Statement and Joint Proxy Statement/Prospectus...........    A-27
        6.8     Durametallic Board Recommendation.....................................    A-27
        6.9     Duriron Board Recommendation..........................................    A-27
        6.10    Merger Sub Shareholder Approval.......................................    A-28
        6.11    Publicity.............................................................    A-28
        6.12    Identification of Durametallic Affiliates.............................    A-28
        6.13    NASDAQ Listing........................................................    A-28
        6.14    Pooling and Tax-Free Reorganization Treatment.........................    A-28
        6.15    Durametallic Financial Statements.....................................    A-28
        6.16    Duriron Reports.......................................................    A-28
        6.17    Limitation on Durametallic Expenses...................................    A-29
        6.18    Notice of Certain Events..............................................    A-29
        6.19    Modification of Awards Under Executive Incentive Bonus Plan; Certain
                  Consents............................................................    A-29
        6.20    Efforts to Consummate Transactions....................................    A-30
        6.21    Election to Duriron Board.............................................    A-30
        6.22    Directors and Officers Liability Insurance............................    A-30
        6.23    Durametallic Compensation Agreements..................................    A-31
  VII.  CONDITIONS....................................................................    A-31
        7.1     Conditions to Each Party's Obligation.................................    A-31
        7.2     Pre-Closing Conditions to the Obligations of Duriron and Merger Sub...    A-31
        7.3     Other Conditions to the Obligations of Duriron and Merger Sub.........    A-33
        7.4     Pre-Closing Conditions to the Obligations of Durametallic.............    A-33
        7.5     Other Conditions to the Obligation of Durametallic....................    A-34
 VIII.  CLOSING.......................................................................    A-35
        8.1     Time and Place........................................................    A-35
        8.2     Deliveries at the Closing.............................................    A-35
   IX.  TERMINATION...................................................................    A-35
        9.1     Termination...........................................................    A-35
        9.2     Liabilities in Event of Termination...................................    A-37
        9.3     Termination Fee; Expenses.............................................    A-37
    X.  MISCELLANEOUS.................................................................    A-38
        10.1    Employee Matters; Durametallic Headquarters...........................    A-38
        10.2    Non-Survival of Representations and Warranties........................    A-38
        10.3    Waiver................................................................    A-38

                                                                                         PAGE
                                                                                        ------
        10.4    Amendment.............................................................    A-38
        10.5    Entire Agreement......................................................    A-38
        10.6    Governing Law.........................................................    A-39
        10.7    Interpretation........................................................    A-39
        10.8    Notices...............................................................    A-39
        10.9    Counterparts..........................................................    A-39
        10.10   Parties in Interest; Assignment.......................................    A-39
        10.11   Severability..........................................................    A-40
        EXHIBITS......................................................................   A1-D3

                                    EXHIBITS

                                                                                         SECTION
DESIGNATION                                 DESCRIPTION                                 REFERENCE
-----------   ------------------------------------------------------------------------  ---------
     A        Agreement to be executed by each Durametallic Affiliate.................    6.12
     B        Tax Opinion of Thompson, Hine and Flory.................................    7.1(e)
     C        Opinion of Warner, Norcross & Judd......................................    7.2(j)
     D        Opinion of Thompson, Hine and Flory.....................................    7.4(h)

                             DURAMETALLIC SCHEDULES

DESIGNATION              DESCRIPTION
-----------              -----------
     4.2      Qualification To Do Business
     4.4      Stock Options, Rights of Purchase, and Share Repurchases
     4.5      Information Concerning Subsidiaries, Joint Venture Companies and Investments
     4.7      Consents, Approvals and Violations
     4.9      Tax Matters
    4.10      Employee Plans
    4.11      Contracts
    4.12      Changes Since December 31, 1994
    4.13      Litigation and Related Matters
    4.14      Compliance with Laws; Investigations
    4.17      Conduct Since December 31, 1994
    4.18      Labor Matters
    4.19      Liabilities and Obligations
    4.20      Real Property; Title to Properties and Assets; Condition of Property
    4.21      Receivables
    4.23      Proprietary Rights; Infringement
    4.24      Insurance
    4.25      Environmental Matters
    4.26      Certain Transactions
     6.2      Information Concerning Interim Operations
    6.12      Durametallic Affiliates

                               DURIRON SCHEDULES

DESIGNATION              DESCRIPTION
-----------              -----------
     5.2      Information Concerning Subsidiaries
     5.9      Litigation and Related Matters
    5.13      Compliance with Laws and Orders
    5.14      Environmental Matters
     6.3      Information Concerning Interim Operations

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is being executed as of September 11, 1995 by THE DURIRON COMPANY, INC., a New York corporation ("Duriron"), WOLVERINE ACQUISITION CORP., a Michigan corporation ("Merger Sub"), and DURAMETALLIC CORPORATION, a Michigan corporation ("Durametallic"), under the following circumstances:

          A.  Merger Sub is a wholly-owned subsidiary of Duriron.

          B. The Boards of Directors of Duriron, Merger Sub and Durametallic have determined that it is in the best interests of their respective shareholders that Merger Sub be merged into Durametallic upon the terms and subject to the conditions set forth herein. As a result of the merger, shareholders of Durametallic (other than those electing to exercise dissenters' rights, if applicable) will become shareholders of Duriron, and Durametallic will become a wholly-owned subsidiary of Duriron.

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     For all purposes of this Agreement, the terms set forth below shall be defined as follows:

     1.1 "Agreement" shall mean this Agreement and Plan of Merger.

     1.2 "Asset Acquisition" shall have the meaning given to such term in
Section 1.5.

     1.3 "Business Combination" shall have the meaning given to such term in
Section 1.5.

     1.4 "Certificate of Merger" shall have the meaning given to such term in
Section 2.2.

     1.5 "Change of Control Transaction" shall mean any of the following:

          (a) Any merger (other than the Merger), share exchange or consolidation involving a corporation (either Duriron or Durametallic) or its shareholders (a "Business Combination") other than (i) any merger the sole purpose of which is to effectuate a change in the state of incorporation of the corporation, or (ii) any merger in which the corporation is the surviving entity if, immediately following such merger, persons who were shareholders of the corporation immediately before the merger continue to hold shares representing 67% or more of the voting power of shares of all classes of the corporation then outstanding.

          (b) The acquisition by any person (or group of persons acting in concert) of beneficial ownership of shares of capital stock of a corporation (either Duriron or Durametallic) (a "Stock Acquisition") which, when combined with all other shares beneficially owned by such person (or such group of persons), gives such person (or group) beneficial ownership of 33% or more of the outstanding shares of the corporation. For purposes of the foregoing, a person shall be considered to beneficially own, in addition to other shares beneficially owned, any shares which such individual has the right or option to purchase, whether or not such right or option is immediately exercisable.

          (c) The purchase, leasing or other acquisition of the ownership, use or control by any person (or group of persons acting in concert) of any assets of a corporation (either Duriron or Durametallic) or its subsidiaries (an "Asset Acquisition") which constitute 33% or more (determined on a book value basis) of the assets of the corporation and its subsidiaries taken as a whole (it being understood that shares of subsidiaries and other affiliates constitute assets of the corporation for purposes of the foregoing).

          (d) Any transaction, other than a Business Combination, Stock Acquisition or Asset Acquisition, by which any person (or group of persons acting in concert) not presently in control of a corporation (either Duriron or Durametallic) acquires control of the corporation.

     1.6 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

     1.7 "Closing Date" shall have the meaning given to such term in Section
8.1.

     1.8 "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

     1.9 "Commission" shall mean the Securities and Exchange Commission.

     1.10 "Conversion Ratio" shall have the meaning given to such term in
Section 3.3.

     1.11 "Durametallic Affiliates" shall have the meaning given such term in
Section 6.12.

     1.12 "Durametallic Certificate" shall mean a certificate that, immediately prior to the Effective Time, represented outstanding Durametallic Common Shares.

     1.13 "Durametallic Change of Control Transaction" means any Change of Control Transaction in which Durametallic is the corporation subject to the change of control.

     1.14 "Durametallic Common Shares" shall mean the Common Stock, $5.00 par value per share, of Durametallic.

     1.15 "Durametallic Contracts" shall mean and include all of the following which Durametallic or any Durametallic Significant Subsidiary (or, where specifically indicated in this definition, any other Durametallic Subsidiary or Durametallic Joint Venture Company) is a party to, is bound or affected by, or receives any benefits under, or by which any property or assets of any of them may be bound: (i) all real property leases; (ii) all leases of equipment having an original acquisition cost in excess of $250,000; (iii) all franchise, dealer, or other distribution agreements pursuant to which Durametallic or any Durametallic Subsidiary or Durametallic Joint Venture Company sells or otherwise distributes its products or services or pursuant to which any person sells or otherwise distributes products or services of Durametallic or any Durametallic Subsidiary or any Durametallic Joint Venture Company and which may not be terminated by Durametallic or such Durametallic Subsidiary or Durametallic Joint Venture Company without penalty upon notice of 90 days or less; (iv) all supply contracts or other such agreements or understandings pursuant to which Durametallic or any Durametallic Subsidiary purchased in its last fiscal year, or expects to purchase in this fiscal year, in excess of $100,000 worth of products and which either provide for a price which is not comparable to the price at which Durametallic or any Durametallic Significant Subsidiary could obtain similar products in similar quantities from other sources or are for quantities in excess of normal operating requirements (determined in accordance with past practice) over the remaining term; (v) any agreement, arrangement, or commitment which materially restricts the conduct of any line of business or which imposes a confidentiality obligation upon Durametallic or any Durametallic Subsidiary; (vi) any agreement with or benefiting any director or officer of Durametallic or any Durametallic Subsidiary, or with or benefiting any person who or which beneficially owns 5% or more of the capital stock of Durametallic or any Durametallic Subsidiary, and which provides for aggregate payments in any calendar year in excess of $50,000; (vii) any agreement, indenture or other instrument relating to the borrowing of money by Durametallic or any Durametallic Significant Subsidiary (other than trade payables and instruments relating to transactions entered into in the ordinary course of business);
(viii) any agreement pursuant to which Durametallic or any Durametallic Significant Subsidiary is obligated to lend money or make advances to any person (other than routine advances to any employee not to exceed $10,000, deposits or advances in respect of products purchased in the ordinary course of business, and advances made to an employee in connection with the relocation of such employee by Durametallic or any Durametallic Significant Subsidiary); (ix) any agreement, arrangement or commitment to guarantee the obligations of or to indemnify or exonerate from liability any person, including, without limitation, any Durametallic Subsidiary and the directors or officers of Durametallic or any Durametallic Subsidiary (other than pursuant to applicable law or the Articles of Incorporation or By-laws of Durametallic or any Durametallic Subsidiary); (x) any Tax allocation or Tax sharing agreement; (xi) any agreement or arrangement relating to the operation, ownership or control of any Durametallic Subsidiary or Durametallic Joint Venture Company; (xii) any other contract, commitment, agreement, or understanding, whether written or oral, which involves more than $150,000 or is not terminable without penalty upon not more than 90 days' notice; and (xiii) any other contract or agreement not in the ordinary course of business of Durametallic or any Durametallic Significant Subsidiary, other than this Agreement.

     1.16 "Durametallic Dissenting Shares" shall have the meaning given such term in Section 3.7.

     1.17 "Durametallic Employee Plans" shall mean all employment, bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, termination, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of Durametallic or any Durametallic Subsidiary. Notwithstanding the foregoing, "Durametallic Employee Plans" shall not include employment related contracts deemed to have been created by conduct, oral statements, written rules or policies or other publications, none of which were published or uttered intending to create an employment related contract nor, to the Knowledge of Durametallic, has been asserted as the basis for the claimed existence of an employment related contract.

     1.18 "Durametallic Entities" means Durametallic, the Durametallic Subsidiaries and the Durametallic Joint Venture Companies.

     1.19 "Durametallic Financial Statements" shall mean (i) the audited consolidated financial statements, schedules and notes of Durametallic at and for the years ended December 31, 1992, 1993 and 1994, (ii) the unaudited interim financial statements and notes of Durametallic at and for the six months ended June 30, 1995, and, (iii) those unaudited interim financial statements and notes of Durametallic at and for the periods ending thereafter to be delivered by Durametallic to Duriron pursuant to Section 6.15.

     1.20 "Durametallic Joint Venture Company" shall mean Durametallic (India) Limited, Korea Seal Master Co. Ltd., Arabian Seals Company Ltd., and Durametallic Malaysia SDN BHD.

     1.21 "Durametallic Meeting" shall mean the meeting of the Durametallic shareholders to be called pursuant to Section 6.6 to consider approval of this Agreement, and all adjournments thereof.

     1.22 "Durametallic Schedules" shall mean the schedules of Durametallic indicated in the Table of Contents to this Agreement.

     1.23 "Durametallic Significant Subsidiary" shall mean Metal Fab Machine Corporation, P-C Acquisition, Inc., Pac Seal, Inc., Pac-Seal Inc. International, Lake Ann Manufacturing, Inc., Durametallic Canada, Inc., Durametallic Do Brasil Ltd., Durametallic Europe N.V., Durametallic Asia Pte. Limited, and Durametallic Mexicana S.A. de C.V.

     1.24 "Durametallic Stock Options" shall mean the options to purchase Durametallic Common Shares issued under the Durametallic Corporation 1991 Stock Option Plan.

     1.25 "Durametallic Subsidiary" shall mean any direct or indirect Subsidiary of Durametallic.

     1.26 "Duriron Change of Control Transaction" means any Change of Control Transaction in which Duriron is the corporation subject to the change of control.

     1.27 "Duriron Common Stock" shall mean the Common Stock, $1.25 par value per share, of Duriron.

     1.28 "Duriron Financial Statements" shall mean the audited consolidated financial statements, schedules and notes and the unaudited interim financial statements and notes of Duriron included in the Duriron Reports or incorporated therein by reference.

     1.29 "Duriron Meeting" shall mean the meeting of the Duriron shareholders to be called pursuant to Section 6.6 to consider approval of this Agreement, and all adjournments thereof.

     1.30 "Duriron Preferred Stock" shall mean the Preferred Stock, $1.00 par value per share, of Duriron.

     1.31 "Duriron Reports" shall mean all reports, registrations, and statements, together with any amendments thereto, filed by Duriron with the Commission since January 1, 1993, including but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements.

     1.32 "Duriron Schedules" shall mean the schedules of Duriron indicated in the Table of Contents to this Agreement.

     1.33 "Duriron Stock Option Plan" shall mean the Duriron 1989 Stock Option Plan, as amended.

     1.34 "Duriron Subsidiary" shall mean any direct or indirect Subsidiary of Duriron.

     1.35 "Effective Time" shall have the meaning given to such term in Section 2.3.

     1.36 "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, rule, regulation or code, and any license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity to which Durametallic or any Durametallic Subsidiary on the one hand, or Duriron or any Duriron Subsidiary on the other hand, is a party or subject, related to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. sec.9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec.6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. sec.7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec.1251, et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C. sec.9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. sec.11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. sec.300f, et seq.; all comparable state and local laws; and any common law (including without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

     1.37 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as from time to time amended.

     1.38 "Exchange Act" shall mean the Securities and Exchange Act of 1934, as from time to time amended.

     1.39 "Exchange Agent" shall be Bank One, Indianapolis, N.A. or another bank selected by Duriron.

     1.40 "Fair Market Value of a share of Duriron Common Stock" (or "Fair Market Value") means the average of the closing sale prices of a share of Duriron Common Stock during the first 10 of the last 15 trading days immediately preceding the date of the Durametallic Meeting, as reported on the NASDAQ National Market; provided, however, that, for purposes of this Agreement and the Merger, the Fair Market Value of a share of Duriron Common Stock shall in no event be more than $29.225 nor less than $23.225 (subject, however, to adjustment in accordance with Section 3.3).

     1.41 "Governmental Entity" shall mean any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign.

     1.42 "Hazardous Substances" shall mean any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or otherwise regulated, under any Environmental Law, whether by type or by quantity. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive materials, and polychlorinated biphenyls.

     1.43 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as from time to time amended.

     1.44 "Immaterial Adverse Effect" shall mean, when used in defining or limiting the representations and warranties of a party, an effect which, either by itself or when combined with the effects of all other exceptions to the representations and warranties of such party which are defined by or limited to no worse than an Immaterial Adverse Effect, does not constitute a Material Adverse Effect.

     1.45 "IRS" shall mean the Internal Revenue Service.

     1.46 "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement of Durametallic and Duriron, and all amendments or supplements thereto, mailed to the shareholders of Durametallic and Duriron in connection with the Merger.

     1.47 "Knowledge of Durametallic" shall mean actual knowledge of any person who is a director, officer (other than an assistant officer), Corporate Controller or Director of Taxation of Durametallic as of the time the determination of knowledge is being made.

     1.48 "Knowledge of Duriron" shall mean actual knowledge of a person who is a director or officer of Duriron as of the time the determination of knowledge is being made.

     1.49 "Lien" shall mean any mortgage, pledge, charge, security interest or other encumbrance upon or conditional assignment of any property or assets.

     1.50 "Mailing Date" shall have the meaning given the term in Section
6.7(b).

     1.51 "Material Adverse Effect" shall mean a material adverse effect on the respective financial condition, results of operations, business or prospects of Durametallic and the Durametallic Subsidiaries, taken as a whole, or Duriron and the Duriron Subsidiaries, taken as a whole, as the case may be, or on the ability of Durametallic or Duriron, as the case may be, to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, a change having a Material Adverse Effect shall be considered to have occurred or been sustained (as to either Durametallic and the Durametallic Subsidiaries or Duriron and the Duriron Subsidiaries, as the case may be, and irrespective of any disclosure, historical or anticipatory, on any schedule or otherwise) in the event of a material adverse change in the nature or extent of litigation or claims (against Durametallic and the Durametallic Subsidiaries or Duriron and the Duriron Subsidiaries, respectively) or a material diminishment in the amount or scope of insurance coverage applicable to litigation or claims including, without limitation, as a result of denial or withdrawal of coverage by an insurer.

     1.52 "Merger" shall have the meaning given to such term in Section 2.1.

     1.53 "Merger Consideration" shall have the meaning given to such term in
Section 3.6(b).

     1.54 "Michigan BCA" shall mean the Michigan Business Corporation Act, as from time to time amended.

     1.55 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     1.56 "Proprietary Rights" shall mean patents, trademarks, trade names, and copyrights, and all pending applications for any of the same.

     1.57 "Real Property" shall mean all real property owned by Durametallic or any Durametallic Significant Subsidiary, or any other Durametallic Subsidiary which is directly or indirectly wholly-owned by Durametallic.

     1.58 "Registration Statement" shall mean the Registration Statement on Form S-4 to be filed with the Commission by Duriron under the Securities Act, and any amendments thereto, for the purpose of registering the Duriron Common Stock to be issued in connection with the transactions contemplated by this Agreement.

     1.59 "Rights of Purchase" shall mean subscriptions, options, warrants, scrip, rights, calls, convertible securities, commitments, promises or any other similar agreements or arrangements of any character.

     1.60 "Rights Plan" shall mean the Rights Agreement dated as of August 1, 1986 between Duriron and Bank One, Dayton, N.A., as amended.

     1.61 "Securities Act" shall mean the Securities Act of 1933, as from time to time amended.

     1.62 "Stock Acquisition" shall have the meaning given such term in Section 1.5.

     1.63 "Subsidiary" shall mean any corporation of which Durametallic or Duriron, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.

     1.64 "Surviving Corporation" shall have the meaning given such term in
Section 2.1.

     1.65 "Taxes" shall mean federal, state, local or foreign income, franchise, sales, use, excise, real and personal property, employment, social security, unemployment and withholding, and other taxes or assessments and any interest or penalties thereon.

     1.66 "Tax Returns" shall mean federal, state, local and foreign income, franchise, sales, use, excise, real and personal property, employment, social security, unemployment, withholding, and other tax returns and reports.

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. At the Effective Time, Merger Sub shall be merged into Durametallic, on the terms and conditions hereinafter set forth (the "Merger"), as permitted by and in accordance with Sections 701 to 735 of the Michigan BCA, and upon such Merger the separate existence of Merger Sub shall cease and Durametallic shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects specified in Section 724 of the Michigan BCA.

     2.2 Filing Certificate of Merger. As soon as practicable following the fulfillment or waiver of the conditions specified in Article VII, Merger Sub and Durametallic shall cause a Certificate of Merger complying with the requirements of Section 707 of the Michigan BCA and satisfactory to Duriron, Merger Sub and Durametallic (the "Certificate of Merger") to be filed with the Department of Commerce of the State of Michigan.

     2.3 Effective Time of the Merger. The Merger shall become effective at the time the Certificate of Merger is filed in accordance with Section 2.2 (the "Effective Time").

     2.4 Further Assurances. From time to time, as and when required by Duriron, Durametallic and Merger Sub or by their respective successors or assigns, there shall be executed and delivered on behalf of Duriron, Durametallic and Merger Sub such deeds and other instruments, and there shall be taken or caused to be taken, all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Durametallic and Merger Sub and otherwise to carry out the purpose of this Agreement. After the Effective Time, the officers and directors of the Surviving Corporation shall be fully authorized, in the name of and on behalf of Durametallic and Merger Sub or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     2.5 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of Durametallic as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with law.

     2.6 Bylaws of Surviving Corporation. The Bylaws of Durametallic as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with law, the Articles of Incorporation of the Surviving Corporation, or such Bylaws.

     2.7 Directors of Surviving Corporation. At the Effective Time, the directors of the Surviving Corporation shall be those persons Duriron shall designate, such directors to hold office until their successors shall have been elected and shall qualify in accordance with law and the Articles of Incorporation and Bylaws of the Surviving Corporation.

     2.8 Officers of the Surviving Corporation. The officers of Durametallic in office immediately prior to the Effective Time shall, after the Effective Time, continue in office as the officers of the Surviving Corporation and shall hold office until their successors shall have been elected and shall qualify in accordance with law and the Articles of Incorporation and Bylaws of the Surviving Corporation.

     2.9 Vacancies. If at the Effective Time any vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided in the Bylaws of the Surviving Corporation.

                                  ARTICLE III

                              TERMS OF THE MERGER

     3.1 Conversion and Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each Durametallic Common Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Durametallic Dissenting Shares, if any, and (ii) any Durametallic Common Shares which are owned by Duriron or any direct or indirect wholly-owned Subsidiary of Duriron or Durametallic) shall be cancelled and converted into that number of shares of Duriron Common Stock which results from multiplying a Durametallic Common Share by the Conversion Ratio.

          (b) Each Common Share, without par value, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted, without further action, into one share of Common Stock, $5.00 par value per share, of the Surviving Corporation.

          (c) All other shares of capital stock of Durametallic, including without limitation each issued Durametallic Common Share that is owned by Duriron or any direct or indirect wholly-owned Subsidiary of Duriron or Durametallic immediately prior to the Effective Time, shall be cancelled and cease to exist, and, except as provided in Section 3.7, no consideration shall be paid with respect to any such share.

     3.2 Stock Options. Each Durametallic Stock Option which is outstanding immediately prior to the Effective Time shall become, as a result of the Merger, an option to purchase from Duriron the number of shares of Duriron Common Stock equal to the number of Durametallic Common Shares covered by such Durametallic Stock Option immediately prior to the Effective Time multiplied by the Conversion Ratio, at a price per share of Duriron Common Stock (rounded to the nearest whole cent) determined by dividing the exercise price per Durametallic Common Share under such Durametallic Stock Option by the Conversion Ratio, and in all other respects shall remain unchanged.

     3.3 Conversion Ratio. (a) The "Conversion Ratio" means the quotient (carried to four decimal points) of (i) $150,000,000 divided by 1,758,466 (representing the number of Durametallic Common Shares outstanding on the date of this Agreement plus the number of additional Durametallic Common Shares issuable (presently or hereafter, and whether or not subject to any conditions or restrictions) pursuant to any outstanding or existing Rights of Purchase as represented by Durametallic and referred to herein as the "Durametallic Outstanding Share Equivalents") divided by (ii) an amount equal to the Fair Market Value of a share of Duriron Common Stock. In the event that the number of Durametallic Common Shares outstanding on the date of this Agreement plus the number of Durametallic Common Shares issuable pursuant to any Rights of Purchase outstanding or existing as of the date of this Agreement is more than 1,758,466 (such excess being the "Pre-Agreement Additional Shares"), or in the event that Durametallic, after the date of this Agreement, issues any additional Common Shares or grant or creates any additional Rights of Purchase with respect to Durametallic Common Shares in violation of the covenants of Durametallic set forth in this Agreement (such additional shares and the shares subject to such Rights of Purchase being referred to as the "Post-Agreement Additional Shares"), then, for purposes of calculation of the Conversion Ratio, the number of Durametallic Outstanding Share Equivalents shall be increased by the number of Pre-Agreement Additional Shares and the number of Post-Agreement Additional Shares.

          (b) The stipulated range of the Fair Market Value of a share of Duriron Common Stock (as set forth in Section 1.40) shall be subject to appropriate and proportionate adjustment in the event that, subsequent to the date hereof and prior to the Effective Time, the outstanding shares of Duriron Common Stock are changed into a different number of shares by reason of any stock split, stock dividend, reclassification, recapitalization, split-up, combination or exchange of shares. The Conversion Ratio shall be subject to appropriate and proportionate adjustment in the event that any such change in the outstanding shares of Duriron Common Stock occurs on or after the fifteenth trading day immediately preceding the date of the Durametallic Meeting and prior to the Effective Time, or if a stock dividend shall be declared on the outstanding shares of Duriron Common Stock with a record date subsequent to the date hereof and prior to the Effective Time and a payment date after the Effective Time.

     3.4 Fractional Shares. No certificates or scrip representing fractional shares of Duriron Common Stock shall be issued, but in lieu thereof each holder of a Durametallic Common Share otherwise entitled to a fraction of a share of Duriron Common Stock shall be entitled to receive a cash payment (without interest) in an amount equal to the fraction of such share of Duriron Common Stock to which such holder otherwise would be entitled multiplied by the closing sale price of a share of Duriron Common Stock on the trading day immediately preceding the day of the Effective Time, as reported on the NASDAQ National Market.

     3.5 Rights Plan. All shares of Duriron Common Stock issued to the former holders of Durametallic Common Stock in the Merger shall be accompanied by a right under the Rights Plan to purchase a fraction of a share of Duriron Junior Preferred Stock in accordance with the Rights Plan.

     3.6 Exchange of Certificates; Payment for Fractional Shares. (a) At or prior to the Effective Time, Duriron shall appoint the Exchange Agent to act as its agent for purposes of, among other things, mailing and receiving transmittal letters and disbursing certificates for shares of Duriron Common Stock, and cash in lieu of fractional shares, to the holders of Durametallic Certificates. Prior to the Effective Time, Duriron and the Exchange Agent shall enter into an exchange agent agreement providing for, among other things, the matters set forth in this Section 3.6.

     (b) Except as otherwise set forth herein, from and after the Effective Time, each holder of a Durametallic Certificate shall be entitled to receive in exchange therefor, upon surrender of such Durametallic Certificate to the Exchange Agent, a certificate for the number of shares of Duriron Common Stock (together with cash in lieu of a fractional share, if any) and including the related rights issuable under the Rights Plan (the "Merger Consideration"), to which such holder is entitled in accordance with the terms of this Agreement. Each certificate representing Duriron Common Stock issued as Merger Consideration to a Durametallic Affiliate shall bear an appropriate restrictive legend reflecting the restrictions on transfer imposed by Rule 145 under the Securities Act and the Commission's Accounting Series Releases 130 and 135, as amended.

     (c) Promptly after the Effective Time, Duriron shall cause the Exchange Agent to mail and/or make available to each record holder of a Durametallic Certificate a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Durametallic Certificates for exchange and specifying that delivery shall be effected, and risk of loss and title to Durametallic Certificates will pass, only upon proper delivery of the Durametallic Certificates to the Exchange Agent, and such other matters as Duriron reasonably shall specify. Upon surrender of a Durametallic Certificate to the Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with its instructions, and such other documents as may be reasonably requested by Duriron or the Exchange Agent, and subject to any withholding of taxes, the Exchange Agent shall promptly deliver to the person entitled thereto the appropriate Merger Consideration, and the surrendered Durametallic Certificate thereupon automatically shall be cancelled.

     (d) If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Durametallic Certificate is registered, it shall be a condition to such delivery or exchange that the Durametallic Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any required transfer and other taxes.

     (e) Until surrendered and exchanged in accordance with this Section 3.6, each Durametallic Certificate shall, from and after the Effective Time, and for all corporate purposes other than the payment of dividends or other distributions, evidence the number of whole shares of Duriron Common Stock included in the Merger

Consideration to which the holder is entitled under this Section 3.6. No dividends or other distributions, if any, with respect to the Duriron Common Stock shall be paid to any holder with respect to the shares of Duriron Common Stock represented by any unsurrendered Durametallic Certificate until the holder of record of such Durametallic Certificate duly surrenders it for exchange in accordance with this Section 3.6. Duriron shall from time to time deposit with the Exchange Agent all dividends or other distributions payable within 180 days after the Effective Time with respect to the Duriron Common Stock represented by unsurrendered Durametallic Certificates, and the Exchange Agent shall pay, without interest, the dividends or other distributions to the record holder of those shares of Duriron Common Stock when the Durametallic Certificate with respect thereto is duly surrendered in accordance with this Section 3.6. None of Duriron, Merger Sub or Durametallic shall be liable to any holder of a Durametallic Certificate for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Any funds (including any interest with respect thereto) remaining with the Exchange Agent 180 days after the Effective Time shall be returned by the Exchange Agent to Duriron, and thereafter holders of Durametallic Certificates shall be entitled to look only to Duriron (subject to abandoned property, escheat, or other similar laws) with respect to the Merger Consideration.

     (g) In the event any Durametallic Certificate has been lost, stolen, or destroyed and the holder thereof is unable to obtain a new certificate by reason of the fact that there can be no further registration of transfers of such certificate on the records of Durametallic pursuant to Section 3.10, the Exchange Agent shall issue or pay in exchange therefor, upon receipt of an affidavit by the holder thereof stating that such Durametallic Certificate has been lost, stolen, or destroyed, the Merger Consideration to which the holder is entitled under this Section 3.6; except that Duriron may, in its discretion and as a condition precedent to the issuance or payment thereof, require the holder to deliver a bond in such sum as Duriron reasonably may direct as indemnity against any claim that may be made against the Surviving Corporation, Duriron, or the Exchange Agent with respect to the Durametallic Certificates alleged to have been lost, stolen, or destroyed.

     3.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if the dissenters' rights provisions of the Michigan BCA are applicable to the holders of Durametallic Common Shares in connection with the Merger, no Durametallic Common Share which is held by a shareholder who shall have properly exercised and perfected such dissenters' rights (the "Durametallic Dissenting Shares") shall be converted into or be exchangeable for the Merger Consideration, but the holder thereof shall be entitled to such rights as are granted to such holder under Sections 761 to 774 of the Michigan BCA with respect to such share; provided, however, that if any such holder fails to perfect or effectively withdraws or otherwise loses such dissenters' rights under the Michigan BCA, such holder's Durametallic Dissenting Shares thereupon shall be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the Merger Consideration, and such shares shall no longer be Durametallic Dissenting Shares.

     3.8 Limitations. (a) Notwithstanding any other provision of this Agreement, there shall not be issued in connection with the Merger, and the Durametallic Common Shares issued and outstanding immediately prior to the Effective Time shall not be converted into, an aggregate number of shares of Duriron Common Stock in excess of the number of shares which would be issued (after taking into account any issuance of additional Durametallic Common Shares permitted by this Agreement, any Durametallic Common Shares held by Duriron, Durametallic, any Duriron Subsidiary or Durametallic Subsidiary which are cancelled in the Merger, any Durametallic Common Shares which are retired prior to the Effective Time, and any Durametallic Dissenting Shares) if there is no breach of the representations and warranties of Durametallic set forth in
Section 4.4 or the covenants of Durametallic set forth in Subsection 6.2.3 and
Section 6.19(a).

     (b) Notwithstanding any other provision of this Agreement, the number of shares of Duriron Common Stock which, from and after the Effective Time, may be purchased pursuant to the exercise of Durametallic Stock Options shall not exceed, and the average option price per share of Duriron Common Stock pursuant to such options shall not be less than, the number of shares of Duriron Common Stock which would be subject to such Durametallic Stock Options, and the average option price per share which would be in effect, if there is no breach of the representation and warranty of Durametallic set forth in
Section 4.4 or the covenants of Durametallic set forth in Section 6.2.3.

     3.9 No Further Rights. At and after the Effective Time, each former holder of Durametallic Common Shares shall cease to have any rights as a shareholder of Durametallic, and shall instead have only such rights as are provided by this Agreement and under applicable law.

     3.10 Closing of Transfer Books. At the close of business on the business day immediately preceding the day of the Effective Time, the stock transfer books of Durametallic shall be closed and no transfers of Durametallic Common Shares thereafter shall be made. If, after the Effective Time, any Durametallic Certificates are presented to Durametallic or Duriron, they shall be cancelled and exchanged as provided in this Article.

     3.11 Certain Share Information. (a) Durametallic Common Shares are the only class or series of shares of Durametallic outstanding and entitled to vote, there being no other class or series of shares of Durametallic outstanding or entitled to vote. The number of Durametallic Common Shares outstanding is as indicated in Section 4.4(a). The number of Durametallic Common Shares outstanding is subject to change prior to the Effective Time only (i) pursuant to exercise of Durametallic Stock Options as referenced in Section 4.4(c) and listed on Durametallic Schedule 4.4 (such options covering, as of the date of this Agreement, 41,582 Durametallic Common Shares), and (ii) the issuance of Durametallic Common Shares pursuant to the Durametallic Executive Bonus Plan (subject, however, to the limitations set forth in Section 6.19(a)).

     (b) Common Shares of Merger Sub are the only class or series of shares of Merger Sub outstanding and entitled to vote, there being no other class or series of shares of Merger Sub outstanding or entitled to vote. The number of Common Shares of Merger Sub outstanding is as indicated in Section 5.4(a). The number of Common Shares of Merger Sub outstanding is not subject to change prior to the Effective Time.

     (c) Shares of Duriron Common Stock are the only class or series of shares of Duriron outstanding and entitled to vote, there being no other class or series of shares of Duriron outstanding or entitled to vote. The number of such shares is indicated in Section 5.4(b). The number of shares of Duriron Common Stock outstanding is subject to change prior to the Effective Time as a result of issuance of such shares pursuant to stock option plans, incentive compensation plans or otherwise, but a change in the number of such outstanding shares does not affect the Conversion Ratio.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF DURAMETALLIC

     Durametallic represents and warrants to Merger Sub and Duriron as follows
(i) as of the date of this Agreement and (ii) as of the time of the Closing with the same force and effect as if such representations and warranties were made at and as of the time of the Closing:

     4.1 Schedules. Durametallic has heretofore delivered to Duriron two sets of each of the Durametallic Schedules. Each such set is identified by the signature of an executive officer of Durametallic thereon. Each of such Durametallic Schedules is true, accurate and complete.

     4.2 Corporate Organization. Durametallic is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Except as set forth on Durametallic Schedule 4.2, Durametallic is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would have no worse than an Immaterial Adverse Effect on Durametallic. Durametallic has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Durametallic has heretofore delivered to Duriron true and complete copies of Durametallic's Articles of Incorporation and By-laws, both as currently in effect.

     4.3 Authority; Authorization; Enforceability. (a) Durametallic has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Durametallic. The Board of Directors of Durametallic has duly (i) adopted this Agreement; (ii) determined that the Merger is advisable, is fair to the shareholders of Durametallic, and is in the best interests of such shareholders and Durametallic; (iii) directed that the Merger be submitted for consideration of approval by Durametallic's shareholders at the Durametallic Meeting; and (iv) authorized and adopted this Agreement in accordance with the provisions of Sections 701 through 735 of the Michigan BCA with the result that, upon the satisfaction of the condition described in
Section 7.1(b) of this Agreement, Sections 790 through 799 of the Michigan BCA will not apply to the Merger or any of the transactions contemplated by this Agreement. No corporate proceedings on the part of Durametallic, other than those previously described in this Section 4.3(b) and the affirmative vote of the holders of a majority of the outstanding shares of Durametallic Common Shares entitled to vote thereon, are necessary to authorize this Agreement and to consummate the transactions so contemplated.

     (c) This Agreement has been duly executed and delivered by Durametallic, and constitutes a valid and binding obligation of Durametallic, enforceable against it in accordance with its terms, except that the consummation of the Merger is subject to the approval of Durametallic's shareholders as described in
Section 4.3(b).

     4.4 Capitalization. (a) The authorized capital stock of Durametallic consists of 4,500,000 Durametallic Common Shares. As of the date of this Agreement, 1,716,884 Durametallic Common Shares are issued and outstanding.

     (b) Set forth on Durametallic Schedule 4.4 is a complete list of (i) all outstanding Durametallic Stock Options, together with the names of the holders thereof, the number of shares subject thereto, per share exercise prices, and dates of grant and expiration; and (ii) all agreements or other instruments defining the rights of holders of Durametallic Stock Options. Copies of such agreements and instruments have heretofore been delivered to Duriron.

     (c) Except as described in Durametallic Schedule 4.4, there are no outstanding Rights of Purchase relating to the issued or unissued capital shares or other securities of Durametallic which obligate or may obligate Durametallic to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or other securities of Durametallic or to grant, extend or enter into any such Rights of Purchase.

     (d) To the Knowledge of Durametallic, there are no contracts, agreements or understandings between or among any shareholders of Durametallic which limit, restrict or otherwise affect the voting of any Durametallic Common Shares.

     (e) The total number of Durametallic Common Shares outstanding immediately prior to the Effective Time shall not exceed 1,716,884 shares, plus (i) the number of shares, if any, issued after the date of this Agreement pursuant to exercise of any Durametallic Stock Options, and (ii) the number of shares, if any, issued after the date of this Agreement pursuant to the Durametallic Executive Incentive Bonus Plan (as amended effective January 1, 1993) in compliance with Section 6.19(a). The maximum number of Durametallic Common Shares which may at any time hereafter be issued pursuant to the Durametallic Executive Incentive Bonus Plan is 2,500.

     (f) All outstanding Durametallic Common Shares are, and all Durametallic Common Shares subject to issuance pursuant to outstanding Durametallic Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable, and not subject to any right of rescission. No outstanding Durametallic Common Shares were issued in violation of any preemptive right of any Durametallic shareholder, and no Durametallic shareholder currently has any preemptive right with respect to any Durametallic Common Shares. No person who holds any outstanding Durametallic Common Shares has a valid claim or cause of action against

Durametallic based on any violation of any applicable securities law which violation occurred in connection with the issuance or other sale by Durametallic of the Durametallic Common Shares to such person.

     (g) Set forth on Durametallic Schedule 4.4 is a list of all repurchases or other acquisitions by Durametallic or any Durametallic Subsidiary of capital stock of Durametallic or any Durametallic Subsidiary since January 1, 1992. Such list includes the identity of each party from whom the shares were acquired, a description and the quantity of the shares acquired, a description of the consideration given in exchange for the shares, and the date of the transaction. There is no basis for the assertion by any party of any claim against Durametallic or any Durametallic Subsidiary as a result of any such repurchase or other acquisition.

     4.5 Subsidiaries and Joint Venture Companies. (a) Set forth on Durametallic Schedule 4.5 is the name, jurisdiction of organization, and Durametallic's percentage ownership of each Durametallic Subsidiary and Durametallic Joint Venture Company. Except as set forth on Durametallic Schedule 4.5, neither Durametallic nor to the Knowledge of Durametallic any Durametallic Subsidiary has any investment in excess of $50,000 in or owns any securities of any corporation, business, enterprise, entity, or organization except (i) certificates of deposit, commercial paper, or similar money equivalents; and
(ii) its interest in the Durametallic Subsidiaries and Durametallic Joint Venture Companies, as described in Durametallic Schedule 4.5.

     (b) Except as set forth on Durametallic Schedule 4.5, each Durametallic Subsidiary is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Except as set forth on Durametallic Schedule 4.5, each Durametallic Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would have no worse than an Immaterial Adverse Effect on Durametallic.

     (c) Except as set forth on Durametallic Schedule 4.5, all outstanding shares of capital stock in each Durametallic Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right. The capital stock of each Durametallic Subsidiary and Durametallic Joint Venture Company held by Durametallic or another Durametallic Subsidiary is owned free and clear of all Liens. Except as set forth on Durametallic Schedule 4.5, there are no outstanding Rights of Purchase relating to the issued or unissued capital stock or other securities of any Durametallic Subsidiary which obligate or may obligate Durametallic or any Durametallic Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities or to grant, extend or enter into any such Rights of Purchase. Except as set forth on Durametallic Schedule 4.5, to the Knowledge of Durametallic there are no outstanding Rights of Purchase relating to the issued or unissued capital stock or other securities of any Durametallic Joint Venture Company which obligate or may obligate any Durametallic Joint Venture Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities or to grant, extend or enter into any such Rights of Purchase.

     4.6 Information in Registration Statement and Other Documents. (a) None of the information provided by Durametallic for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective, at the time of the Durametallic Meeting or at the time of the Duriron Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) None of the information provided by Durametallic for inclusion in Joint Proxy Statement/Prospectus will, at the time of the mailing of the same, at the time of the Durametallic Meeting or at the time of the Duriron Meeting, contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication which has become false or misleading.

          (c) None of the information provided by Durametallic for inclusion in any other document to be filed with any Governmental Entity in connection with the transactions contemplated hereby will contain any statement of a material fact which is untrue as of the time that such statement is made.

     4.7 Consents and Approval; No Violation. Except as set forth on Durametallic Schedule 4.7, neither the execution and delivery of this Agreement by Durametallic, nor the consummation by Durametallic of the transactions contemplated hereby, nor compliance by Durametallic with any of the provisions hereof, will:

          (a) Conflict with or result in any breach of any provision of Durametallic's Articles of Incorporation or By-laws.

          (b) Violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Durametallic or any Durametallic Subsidiary under, any Durametallic Contract, except for such violations, conflicts, defaults, terminations, or accelerations which will have no worse than an Immaterial Adverse Effect on Durametallic.

          (c) Violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Durametallic, any Durametallic Subsidiary, or any of their respective properties or assets.

          (d) Have any adverse effect on the ownership, operations or financial condition of any Durametallic Joint Venture Company, except for such adverse effects as will have no worse than an Immaterial Adverse Effect on Durametallic.

          (e) Require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act or the Securities Act; (ii) filing the Certificate of Merger pursuant to the Michigan BCA; (iii) filings required under the securities or Blue Sky laws of various states; (iv) filings required under the HSR Act; and (v) any action, consent, approval or filing required by any foreign Governmental Entity as a result of the change in control of Durametallic or any Durametallic Subsidiary.

     4.8 Reports and Financial Statements. (a) Neither Durametallic nor any Durametallic Subsidiary is required to file any statements or reports with the Commission.

     (b) The Durametallic Financial Statements have been, and in the case of Durametallic Financial Statements for periods ending after the date of this Agreement, will be, prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (except as may be indicated therein) and fairly present or will fairly present, as the case may be, the consolidated financial position of Durametallic at the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein, which adjustments shall not, either individually or in the aggregate, be materially adverse to Durametallic.

     (c) All documents which Durametallic is responsible for filing with any Governmental Entity in connection with the Merger will comply as to form in all material respects with the provisions of applicable law or regulation.

     4.9 Taxes. (a) Except as set forth on Durametallic Schedule 4.9, Durametallic and, to the Knowledge of Durametallic, each Durametallic Subsidiary and Durametallic Joint Venture Company, have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by it. Except as set forth on Durametallic Schedule 4.9 and for Taxes as to which the assessment of deficiencies and other means of collection has been barred by the applicable statute of limitations, Durametallic, each Durametallic Subsidiary, and to the Knowledge of Durametallic, each Durametallic Joint Venture Company, have paid, or have adequately reserved or made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all Taxes due and payable pursuant to such Tax Returns or otherwise owing by Durametallic or the Durametallic Subsidiary or Durametallic Joint Venture Company, whether or not shown to be owing on such Tax Returns. Neither Durametallic nor any

Durametallic Subsidiary nor Durametallic Joint Venture Company has or will have any liability for Taxes referable to any period to and including the Effective Time, except for ordinary and normal Taxes which are not yet due and payable and except for Taxes the liability for which would not have a Material Adverse Effect on Durametallic.

     (b) Durametallic Schedule 4.9 sets forth, as of the date of this Agreement, the following information with respect to Durametallic and, to the Knowledge of Durametallic, each Durametallic Subsidiary: (i) the most recent tax year through which the IRS has completed its examination of such entity; (ii) whether there is an examination pending by the IRS with respect to such entity, and, if so, the tax years involved; (iii) whether such entity has executed or filed with the IRS or any other Governmental Entity any agreement which is still in effect extending the period for assessment and collection of any Tax and, if so, the tax years covered by such agreement and expiration date of such extension; and
(iv) whether there are any existing disputes as to any Taxes. Except as set forth on Durametallic Schedule 4.9, there are no Liens for Taxes upon the assets of Durametallic or any Durametallic Subsidiary or, to the Knowledge of Durametallic, any Durametallic Joint Venture Company, except for statutory Liens for Taxes not yet delinquent.

     (c) Except as set forth on Durametallic Schedule 4.9, neither Durametallic nor any Durametallic Subsidiary is a party to any action or proceeding, nor to the Knowledge of Durametallic is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of Taxes, and no deficiency notices or reports have been received by Durametallic or, to the Knowledge of Durametallic, any Durametallic Subsidiary in respect of any deficiencies for Taxes. After the date of this Agreement, Durametallic will promptly notify Duriron of (i) the commencement or threat of any such action or proceeding, (ii) the receipt by Durametallic or any Durametallic Subsidiary of any such deficiency notice or report, and (iii) to the extent that the same is within the Knowledge of Durametallic, the existence or commencement of any such action or proceeding to which any Durametallic Joint Venture Company is a party and the receipt by any Durametallic Joint Venture Company of any such deficiency notice or report.

     (d) Except as set forth on Durametallic Schedule 4.9, neither Durametallic nor any domestic Durametallic Subsidiary has, or since January 1, 1991 has had, a permanent establishment in any foreign country.

     (e) Set forth on Durametallic Schedule 4.9 is information based upon the Knowledge of Durametallic as of the most recent practicable date with respect to Durametallic and each Durametallic Subsidiary concerning: (i) the amount and date of expiration of any net operating loss, net capital loss, unused foreign or other tax credit, or excess charitable contribution deduction; and (ii) a list of jurisdictions in the United States in which Durametallic or any Durametallic Subsidiary is required to file Tax Returns. Since January 1, 1993 no claim has been made by a taxing authority in a jurisdiction in the United States where Durametallic or a Durametallic Subsidiary does not file Tax Returns that Durametallic or a Durametallic Subsidiary is subject to taxation by such jurisdiction.

     (f) Durametallic has never been a member of an affiliated group within the meaning of Code Section 1504 of which another corporation was the common parent. With respect to the tax liability obligation under Federal Income Tax Regulation
Section 1.1502-6, except as set forth on Durametallic Schedule 4.9, (i) Durametallic has not transferred the shares of a subsidiary corporation outside the affiliated group of corporations of which Durametallic is the common parent, and (ii) the affiliated group of corporations of which Durametallic is the common parent has not acquired the shares of a subsidiary corporation.

     4.10 Employee Plans. (a) Durametallic Schedule 4.10 sets forth a complete list of all Durametallic Employee Plans relating to the domestic operations or employees of Durametallic or any domestic Durametallic Significant Subsidiary. Durametallic has previously delivered or made available to Duriron true and complete copies of all such Durametallic Employee Plans, in each case as in effect on the date of this Agreement.

     (b) Each Durametallic Employee Plan relating to Durametallic and each domestic Durametallic Significant Subsidiary and, to the Knowledge of Durametallic, relating to each other Durametallic Subsidiary, has been maintained, operated and administered in substantial compliance with its terms. Durametallic and each Durametallic Employee Plan relating to Durametallic and each domestic Durametallic Significant Subsidiary and, to the Knowledge of Durametallic, each other Durametallic Subsidiary and each Durametallic Employee Plan relating to each other Durametallic Subsidiary, currently complies, and has at all relevant times complied, in all material respects with ERISA, the Code, and any other applicable laws (including, without limitation, the provisions of ERISA relating to fiduciary obligations and disclosure and reporting requirements).

     (c) With respect to each Durametallic Employee Plan which is a pension plan, as defined in Section 3(2) of ERISA and which is subject to any of the provisions of ERISA: (i) each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such a determination that was timely filed; (ii) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS; (iii) no reportable event described in Section 4043 of ERISA has occurred; (iv) no nonexempt prohibited transaction (as defined in Section 4975 of the Code) has occurred;
(v) there is currently no active filing by Durametallic or any Durametallic Subsidiary with the PBGC to terminate any defined benefit plan; (vi) no defined benefit plan has been terminated; (vii) the PBGC has not instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan; and (viii) no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings. Neither Durametallic nor any Durametallic Subsidiary is a party to or has completely or partially withdrawn from any multi-employer plan, within the meaning of Section 3(37) of ERISA, which is subject to any of the provisions of ERISA.

     (d) Except as set forth on Durametallic Schedule 4.10, no Durametallic Employee Plan relating to Durametallic or any domestic Durametallic Significant Subsidiary or, to the Knowledge of Durametallic, relating to any other Durametallic Subsidiary, provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service, other than
(i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any employee pension plan, as that term is defined in
Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Durametallic or the Durametallic Subsidiary, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

     (e) No Durametallic Employee Plan relating to Durametallic or any domestic Durametallic Significant Subsidiary or, to the Knowledge of Durametallic, relating to any other Durametallic Subsidiary, is involved in or is the subject of any litigation or any claims other than routine benefit claims, and Durametallic is not aware of any such litigation or claims which can reasonably be expected to be filed.

     (f) All required contributions to each Durametallic Employee Plan relating to Durametallic or any domestic Durametallic Significant Subsidiary or, to the Knowledge of Durametallic, relating to any other Durametallic Subsidiary, have been made, except for current contributions not yet due and payable, all of which through December 31, 1994 have been accrued and are reflected in the Durametallic Financial Statements.

     (g) With respect to each Durametallic Employee Plan, (i) to the Knowledge of Durametallic, no event has occurred and no condition exists that would subject Durametallic or Duriron to any tax under Sections 4971 through 4980B of the Code or to a fine or liability under Section 502 of ERISA, and (ii) no provision of any such Plan prevents Durametallic or Duriron from terminating such Plan.

     (h) Each voluntary employees beneficiary association, as described in
Section 501(c)(9) of the Code ("VEBA"), if any, has received a favorable ruling or determination letter as to its tax-exempt status and nothing has occurred which would cause the loss of such tax-exempt status, and the assets of such VEBA are at least equal in value to the present value of the accrued benefits of the participants in such VEBA.

     4.11 Durametallic Contracts. Except for employment contracts deemed to have been created by conduct, oral statements, written rules or policies or other publications, none of which were published or

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

uttered intending to create an employment contract nor, to the Knowledge of Durametallic, has been asserted as the basis for the claimed existence of an employment contract, set forth on Durametallic Schedule 4.11 is a complete list of all Durametallic Contracts in force and effect on the date of this Agreement relating to Durametallic or any Durametallic Subsidiary or, to the Knowledge of Durametallic, relating to any Durametallic Joint Venture Company. Except as set forth on Durametallic Schedule 4.11, Durametallic has delivered to Duriron true and complete copies of all such Durametallic Contracts and will deliver to Duriron true and complete copies of all Durametallic Contracts executed after the date of this Agreement. Except as set forth on Durametallic Schedule 4.11, none of the Durametallic Contracts will have a Material Adverse Effect on the Durametallic Entity party thereto, and neither Durametallic nor any Durametallic Subsidiary nor, to the Knowledge of Durametallic, any Durametallic Joint Venture Company is in default under any Durametallic Contract, other than defaults which would have no worse than an Immaterial Adverse Effect on Durametallic, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     4.12 Absence of Certain Changes or Events. Except as set forth on Durametallic Schedule 4.12, from December 31, 1994 to the date of this Agreement, there has not been any adverse change in the financial condition, results of operations or business or prospects of Durametallic or any Durametallic Subsidiary or Durametallic Joint Venture Company, other than such changes as will have no worse than an Immaterial Adverse Effect on Durametallic.

     4.13 Litigation; Pending Decrees.  (a) Except as disclosed in Durametallic
Schedule 4.13, there is no litigation, action, arbitration or proceeding pending against Durametallic or, to the Knowledge of Durametallic, any other Durametallic Subsidiary or any Durametallic Joint Venture Company, or, to the Knowledge of Durametallic, threatened against or affecting Durametallic or any Durametallic Subsidiary or any Durametallic Joint Venture Company, which is having, or insofar as reasonably can be foreseen will have, any worse than an Immaterial Adverse Effect on Durametallic.

     (b) There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Durametallic or any Durametallic Significant Subsidiary or, to the Knowledge of Durametallic, any other Durametallic Subsidiary or any Durametallic Joint Venture Company, having, or which, insofar as reasonably can be foreseen will have, any worse than an Immaterial Adverse Effect on Durametallic.

     4.14 Compliance with Laws and Orders; Permits and Licenses. (a) Except as disclosed in Durametallic Schedule 4.14, the businesses of Durametallic and the Durametallic Significant Subsidiaries and, to the Knowledge of Durametallic, the other Durametallic Subsidiaries and the Durametallic Joint Venture Companies, are not being conducted, and to the Knowledge of Durametallic, have not been conducted since December 31, 1991, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including without limitation, zoning ordinances, building codes, Environmental Laws, occupational health and safety laws and regulations, and franchise laws and regulations), except for possible violations which have, and, insofar as reasonably can be foreseen will have, no worse than an Immaterial Adverse Effect on Durametallic. Except as set forth on Durametallic Schedule 4.14, to the Knowledge of Durametallic no investigation or review by any Governmental Entity with respect to Durametallic or any Durametallic Subsidiary or Durametallic Joint Venture Company is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same.

     (b) Except as disclosed in Durametallic Schedule 4.14, each of Durametallic and any Durametallic Significant Subsidiary and, to the knowledge of Durametallic, any other Durametallic Subsidiary or any Durametallic Joint Venture Company, has, and each is in material compliance with the terms of, all licenses and permits required for the operation of their respective businesses, including without limitation all licenses and permits required by any Environmental Laws.

     4.15 Pooling of Interests Accounting. Neither Durametallic nor, to the Knowledge of Durametallic, any of the Durametallic Affiliates, has taken or agreed to take any action that would prevent Duriron from accounting for the business combination to be effected by the Merger as a "pooling of interests."

     4.16 Certain Fees and Liabilities. Neither Durametallic nor any Durametallic Subsidiary (i) has paid or is obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement, except to William Blair & Company under agreement dated September 10, 1993 as amended by letters dated December 9, 1993 and July 21, 1995; or (ii) has any liability to any person relating to any other proposed Durametallic Change of Control Transaction.

     4.17 Conduct to Date. Except as disclosed in Durametallic Schedule 4.17 and except for the transactions contemplated by this Agreement, from and after December 31, 1994:

          (a) Durametallic and the Durametallic Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their current practices.

          (b) Neither Durametallic nor any Durametallic Subsidiary has issued or sold any of its capital stock (except Durametallic Common Shares issued upon exercise of Durametallic Stock Options outstanding prior to December 31, 1994).

          (c) Durametallic has not granted any Rights of Purchase with respect to its capital stock or other securities which are not listed on Durametallic Schedule 4.4; given any holder the right to exercise any Durametallic Stock Options prior to the dates specified in the original instrument creating such Rights of Purchase; or effected any stock split or otherwise changed its authorized capitalization.

          (d) Durametallic has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock.

          (e) Neither Durametallic nor any Durametallic Significant Subsidiary has incurred or prepaid any corporate debt or instruments which are or would be classified as long-term debt on its balance sheet, nor has Durametallic or, to the Knowledge of Durametallic, any Durametallic Subsidiary made any loan or advance to any person pursuant to a Durametallic Contract which is not listed on Durametallic Schedule 4.11.

          (f) Neither Durametallic nor any Durametallic Subsidiary nor, to the Knowledge of Durametallic, any Durametallic Joint Venture Company has sold, assigned, transferred, or otherwise disposed of any of its material properties or assets other than in the ordinary course of its business.

          (g) Neither Durametallic nor, to the Knowledge of Durametallic, any Durametallic Subsidiary has purchased or otherwise acquired from a third party assets constituting any other line of business or any material properties or assets outside the ordinary course of its business.

          (h) Neither Durametallic nor, to the Knowledge of Durametallic, any Durametallic Subsidiary has entered into any supply contract or other such agreement or understanding relating to the purchase of products by it which would constitute a Durametallic Contract and which is not listed on Durametallic Schedule 4.11.

          (i) Neither Durametallic nor, to the Knowledge of Durametallic, any Durametallic Subsidiary has increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except as required under existing Durametallic Employee Plans; secured, collateralized, or funded any Durametallic Employee Plan not previously secured, collateralized, or funded; entered into, terminated, or substantially modified any Durametallic Employee Plan; or agreed to do any of the foregoing.

          (j) Neither Durametallic nor, to the Knowledge of Durametallic, any Durametallic Significant Subsidiary has entered into, or amended, modified or terminated, any Durametallic Contract outside the ordinary course of business.

     4.18 Labor Matters. Except as set forth on Durametallic Schedule 4.18, (i) there are no controversies pending between Durametallic, any Durametallic Subsidiary, and any of their respective employees, other than routine individual grievances which will have no worse than an Immaterial Adverse Effect on Durametallic, and (ii) no employee of Durametallic or any domestic Durametallic Subsidiary is represented

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

by any labor union and, to the Knowledge of Durametallic, no labor union is attempting any such representation.

     4.19 Undisclosed Liabilities. (a) Except as and to the extent disclosed, reflected or reserved against in the Durametallic Financial Statements, neither Durametallic nor the Durametallic Subsidiaries have or will have, as of the respective dates thereof, any material liabilities or obligations (whether known or unknown, accrued, absolute, contingent or otherwise) of the type which, if known, would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles in the United States or disclosed in the notes thereto, and there was or will be no material loss contingency, as defined in paragraph 1 of Statement of Financial Accounting Standards No. 5, of Durametallic or the Durametallic Subsidiaries which was not so reflected or disclosed as required by paragraphs 8 to 12, inclusive, of such Statement or the Commission's Staff Accounting Bulletin No. 92. Except as set forth on Durametallic Schedule 4.19, since December 31, 1994, neither Durametallic nor any of the Durametallic Subsidiaries nor any of the Durametallic Joint Venture Companies has incurred any such material liability or obligation (other than liabilities and obligations voluntarily assumed in the ordinary course of business), and no such material loss contingency has arisen.

     (b) To the Knowledge of Durametallic, the warranty reserve set forth on the most recent balance sheet included in the Durametallic Financial Statements is adequate to satisfy in full all present and future warranty claims with respect to products or services sold by Durametallic and the Durametallic Subsidiaries as of the date of such balance sheet.

     4.20 Title to Properties; Absence of Liens, Etc. (a) Set forth on Durametallic Schedule 4.20 is a complete list of all Real Property.

     (b) Except as disclosed in Durametallic Schedule 4.20, Durametallic and the Durametallic Subsidiaries have good and marketable title to all the Real Property and all of their other properties and assets, including without limitation, those assets and properties reflected in the Durametallic Financial Statements, free and clear of all Liens, except (i) the Lien of current Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; (ii) properties and assets disposed of since the dates of such Durametallic Financial Statements in the ordinary course of business; (iii) such secured indebtedness as is disclosed in the Durametallic Financial Statements;
(iv) Liens and imperfections of title which do not individually or in the aggregate materially detract from the value, or impair the use, of the properties as currently used; (v) inchoate mechanics and materialmens' Liens for construction in progress; (vi) Liens of workmen, repairmen, warehousemen and carriers arising in the ordinary course of business which are not, either individually or in the aggregate, material in amount; and (vii) as to leased real estate, Liens arising as a result of actions or inactions of the landlord or owner of such properties unrelated to any default by Durametallic or any Durametallic Subsidiary under the terms of occupancy of such property. Durametallic and the Durametallic Subsidiaries own, or have valid and enforceable rights as lessees to possess and use, all properties and assets used in the conduct of their respective businesses since January 1, 1994, other than any properties or assets disposed of since such date in the ordinary course of business.

     (c) Except as set forth on Durametallic Schedule 4.20, (i) all of the buildings and material tangible personal property owned or leased by Durametallic or any Durametallic Subsidiary are in good working condition (normal wear and tear excepted) and adequate and suitable for the purposes for which they are presently being used; and (ii) the assets of Durametallic and each Durametallic Subsidiary are sufficient to operate their respective businesses as presently conducted.

     4.21 Receivables. Except as set forth in Durametallic's Schedule 4.21, all of the accounts, notes and other receivables which are reflected in the most recent balance sheet included in the Durametallic Financial Statements were acquired in the ordinary and regular course of business and, except to the extent reserved against on such balance sheet, have been collected in full, or are expected to be collected in full, in the ordinary and regular course of business.

     4.22 Inventories. The inventories set forth on Durametallic's December 31, 1994 balance sheet which constitutes part of the Durametallic Financial Statements and the inventories thereafter acquired or manufactured by Durametallic are or will be properly valued in accordance with generally accepted accounting principles in the United States and consist of items of a quality and quantity currently usable and saleable in the ordinary course of business, and Durametallic has no reason to believe that they will not be used in the business or sold within a reasonable period of time following the Effective Time at not less than the amount reflected on such balance sheet or, in the case of inventories acquired or manufactured after December 31, 1994, at not less than the amount reflected on Durametallic's books, except for such inventory the sale of which at less than such amounts would have no worse than an Immaterial Adverse Effect on Durametallic.

     4.23 Proprietary Rights. Set forth on Durametallic Schedule 4.23 is a complete list of all Proprietary Rights used in or necessary for the conduct of the businesses of Durametallic or the Durametallic Significant Subsidiaries as heretofore conducted, together with a summary description of and full information concerning the filing, registration, issuance, or licensing thereof. Except as set forth in Durametallic Schedule 4.23, Durametallic or a Durametallic Subsidiary owns or has the right to use all such Proprietary Rights. Except as set forth in Durametallic Schedule 4.13 or Durametallic
Schedule 4.23, the use of such Proprietary Rights by Durametallic and the Durametallic Subsidiaries does not infringe upon the rights of any other party, and no claim of such infringement is pending or, to the Knowledge of Durametallic, threatened. No licenses, sublicenses, or agreements with respect to such Proprietary Rights have been granted or entered into by Durametallic or the Durametallic Significant Subsidiaries, except as described in Durametallic
Schedule 4.23. Except as set forth in Durametallic Schedule 4.23, to the Knowledge of Durametallic each other Durametallic Subsidiary and each Durametallic Joint Venture Company owns or has the right to use all Proprietary Rights used in or necessary for the conduct of its business as heretofore conducted.

     4.24 Insurance. Set forth on Durametallic Schedule 4.24 is a description (including applicable deductible amounts and limitations) of all insurance maintained by Durametallic. Except as set forth on Durametallic Schedule 4.24, Durametallic has in place adequate insurance coverage with respect to all litigation pending against Durametallic or, to the Knowledge of Durametallic, any Durametallic Subsidiary.

     4.25 Environmental Matters. Except as set forth in Durametallic Schedule 4.25, neither Durametallic nor any Durametallic Subsidiary nor any real property previously or currently owned by any of them, has been or is in violation of or liable under any Environmental Law, except for any such violation or liability which would reasonably be expected to have no worse than an Immaterial Adverse Effect on Durametallic. Except as set forth in Durametallic Schedule 4.25, (i) there are no actions, suits, demands, notices, claims, or proceedings under any Environmental Law pending or, to the Knowledge of Durametallic, threatened against Durametallic or any Durametallic Subsidiary or relating to any real property previously or currently owned by Durametallic or any Durametallic Subsidiary, including without limitation, any notices, demand letters or requests for information from any Governmental Entity making inquiries relating to any Environmental Law or any notice that Durametallic or any Durametallic Subsidiary is or may be a potentially responsible party under any Environmental Law, and (ii) to the Knowledge of Durametallic, there are no investigations pending or threatened against Durametallic or any Durametallic Subsidiary or relating to any real property previously or currently owned by Durametallic or any Durametallic Subsidiary. Except as set forth in Durametallic Schedule 4.25, to the Knowledge of Durametallic, there are no past or present conditions, circumstances, activities, practices, omissions, plans or contractual undertakings that will interfere with or prevent continued compliance by Durametallic or any Durametallic Subsidiary or any Durametallic Joint Venture Company with Environmental Laws and the requirements of any permits or licenses issued under any Environmental Law (other than any non-compliance which would reasonably be expected to have no worse than an Immaterial Adverse Effect on Durametallic), or that will give rise to any liability or other obligation under any Environmental Law (other than any such liability or obligation which would reasonably be expected to have no worse then an Immaterial Adverse Effect on Durametallic). Except as set forth in Durametallic Schedule 4.25, (i) no Lien exists, and no condition exists which could result in the filing of a Lien, against any property of Durametallic or any Durametallic Subsidiary or any Durametallic Joint Venture Company under any Environmental Law, and (ii) neither Durametallic nor any Durametallic Subsidiary nor any Durametallic Joint Venture Company has been requested or required by any Governmental Entity to perform any investigatory or remedial activity under or in connection with any Environmental Law.

     4.26 Certain Transactions. Except pursuant to the Durametallic Employee Plans or as set forth on Durametallic Schedule 4.26, none of the officers, directors or employees of Durametallic or any Durametallic Subsidiary is currently a party to any transaction with Durametallic or any Durametallic Subsidiary, including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services (other than as an officer, director, or employee) to or by, (b) providing for rental of real or personal property to or from, or (c) otherwise requiring payments to or from, any such officer, director, or employee, any member of the family of any such officer, director or employee, or any corporation, partnership, trust or other entity in which any such officer, director or employee has a substantial interest or which is an affiliate of such officer, director or employee.

     4.27 Takeover Statutes. No "fair price" board of directors advisory statement or shareholder super majority voting requirements or any "moratorium," "control share acquisition," or other form of anti-takeover statute or regulation applies to the transactions contemplated by this Agreement if such transactions are consummated in the manner contemplated by this Agreement.

     4.28 Disclosure. The representations and warranties of Durametallic contained in this Agreement and the information set forth on the Durametallic Schedules do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                             DURIRON AND MERGER SUB

     Duriron and Merger Sub each represents and warrants to Durametallic as follows (i) as of the date of this Agreement and (ii) as of the time of the Closing with the same force and effect as if such representations and warranties were made at and as of the time of the Closing:

     5.1 Duriron Schedules. Duriron has heretofore delivered to Durametallic two sets of each of the Duriron Schedules. Each such set is identified by the signature of an executive officer of Duriron thereon. Each of such Duriron Schedules is true, accurate and complete.

     5.2 Corporate Organization. (a) Duriron and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Duriron is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would have no worse than an Immaterial Adverse Effect on Duriron. Duriron has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Merger Sub has not engaged in any activities of any nature other than in connection with the Merger or as contemplated by this Agreement. Duriron has heretofore delivered to Durametallic true and complete copies of the Charter and By-laws, both as currently in effect, of Duriron and of Merger Sub.

     (b) Except as set forth on Duriron Schedule 5.2, each Duriron Subsidiary is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Except as set forth on Duriron
Schedule 5.2, each Duriron Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would have no worse than an Immaterial Adverse Effect on Duriron.

     (c) Except as set forth on Duriron Schedule 5.2, all outstanding shares of capital stock in each Duriron Subsidiary are duly authorized, validly issued, fully paid and non- assessable, and have not been issued in violation of any preemptive right. The capital stock of each Duriron Subsidiary held by Duriron or another Duriron Subsidiary is owned free and clear of all Liens.

     5.3 Authority; Authorization; Enforceability. (a) Duriron and Merger Sub each has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Boards of Directors of Duriron and Merger Sub. Each of the Boards of Directors of Duriron and Merger Sub has duly adopted this Agreement. The Board of Directors of Duriron has determined that the Merger is advisable and is fair to and in the best interests of Duriron and its shareholders. Each of the Boards of Directors of Duriron and Merger Sub has directed that the Merger be submitted for consideration by the shareholders of Duriron at the Duriron Meeting and by Merger Sub's sole shareholder, Duriron. No corporate proceedings on the part of Duriron or Merger Sub other than those previously described in this Section 5.3(b) and the affirmative vote of the holders of a majority of the shares of Duriron Common Stock voted on the Agreement at the Duriron Meeting and the holders of a majority of the outstanding Common Shares of Merger Sub, are necessary to authorize this Agreement or to consummate the transactions so contemplated.

     (c) This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Duriron and Merger Sub, enforceable against Duriron and Merger Sub in accordance with its terms, except that the consummation of the Merger is subject to the approval of the shareholders of Duriron and Merger Sub as described in Section 5.3(b).

     5.4 Capitalization. (a) The authorized capital stock of Merger Sub consists of 60,000 Common Shares, without par value, of which 100 shares are issued and outstanding. All of the issued and outstanding Common Shares of Merger Sub are owned by Duriron.

     (b) The authorized capital stock of Duriron consists of (i) 30,000,000 shares of Duriron Common Stock, of which 19,041,823 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of Duriron Preferred Stock (including 150,000 shares of Series A Junior Participating Preferred Stock), none of which is outstanding as of the date of this Agreement.

     (c) All Duriron Common Stock to be issued in the Merger, and all Duriron Common Stock issuable upon due exercise of the Durametallic Stock Options converted in the Merger in accordance with Section 3.2, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive right.

     5.5 Information in Registration Statement and Other Documents. (a) None of the information provided by Duriron or Merger Sub for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective, at the time of the Durametallic Meeting or at the time of the Duriron Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) None of the information provided by Duriron or Merger Sub for inclusion in the Joint Proxy Statement/Prospectus will, at the time of the mailing of the same, at the time of the Durametallic Meeting or at the time of the Duriron Meeting, contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication which has become false or misleading.

     (c) None of the information provided by Duriron or Merger Sub for inclusion in any other document to be filed with any Governmental Entity in connection with the transactions contemplated hereby will contain any statement of a material fact which is untrue as of the time that such statement is made.

     5.6 Consents and Approval; No Violation. Neither the execution and delivery of this Agreement by Duriron or Merger Sub, nor the consummation by Duriron or Merger Sub of the transactions contemplated hereby, nor compliance by Duriron or Merger Sub with any of the provisions hereof, will:

          (a) Conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of Duriron or Merger Sub.

          (b) Violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Duriron or any Duriron Subsidiary under, any note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument or obligation to which Duriron or any Duriron Subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, defaults, terminations or accelerations which will have no worse than an Immaterial Adverse Effect on Duriron.

          (c) Violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Duriron or any Duriron Subsidiary or any of their respective properties or assets.

          (d) Require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act or the Securities Act, (ii) filing the Certificate of Merger pursuant to the Michigan BCA, (iii) filings required under the securities or Blue Sky laws of various states, (iv) filings required under the HSR Act; and (v) any action, consent, approval or filing required by any foreign Governmental Entity as a result of the change in control of Durametallic or any Durametallic Subsidiary.

     5.7 Reports and Financial Statements. (a) Duriron has previously made available or furnished to Durametallic, and with respect to Duriron Reports filed after the date of this Agreement, will promptly furnish to Durametallic, true and complete copies of each Duriron Report. As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), each Duriron Report complied, and with respect to any Duriron Report filed after the date of this Agreement, will be filed in a timely manner and comply, in all material respects with all rules and regulations promulgated by the Commission, and did not contain, and with respect to any Duriron Report filed after the date of this Agreement, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The Duriron Financial Statements have been, and in the case of Duriron Financial Statements included in Duriron Reports filed after the date of this Agreement and prior to the Effective Time, will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein) and fairly present or will fairly present, as the case may be, the consolidated financial position of Duriron at the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

     (c) All documents which Duriron is responsible for filing with the Commission and any Governmental Entity in connection with the Merger will comply as to form in all material respects with the provisions of applicable law or regulation.

     5.8 Absence of Certain Changes or Events. From December 31, 1994 to the date of this Agreement, there has not been any adverse change in the financial condition, results of operations or business of Duriron or any Duriron Subsidiary that, when aggregated with all such changes, would have a Material Adverse Effect on Duriron, whether or not arising from transactions in the ordinary course of business.

     5.9 Litigation; Pending Decrees.  (a) Except as set forth in Duriron
Schedule 5.9, there is no litigation, action, arbitration or proceeding pending, or, to the Knowledge of Duriron, threatened against or affecting Duriron or any Duriron Subsidiary, which is having, or insofar as reasonably can be foreseen will have, any worse than an Immaterial Adverse Effect on Duriron.

     (b) There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Duriron or, to the Knowledge of Duriron, any Duriron Subsidiary having, or which, insofar as reasonably can be foreseen will have, any worse than an Immaterial Adverse Effect on Duriron.

     5.10 Fees. Neither Duriron nor Merger Sub has paid or is obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement, except Donaldson, Lufkin & Jenrette Securities Corporation.

     5.11 Undisclosed Liabilities. Except as and to the extent disclosed, reflected or reserved against in the Duriron Financial Statements, neither Duriron nor the Duriron Subsidiaries have or will have, as of the respective dates thereof, any material liabilities or obligations (whether known or unknown, accrued, absolute, contingent or otherwise) of the type which, if known, would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles or disclosed in the notes thereto, and there was or will be no material loss contingency, as defined in paragraph 1 of Statement of Financial Accounting Standards No. 5, of Duriron or the Duriron Subsidiaries which was not so reflected or disclosed as required by paragraphs 8 to 12, inclusive, of such Statement or the Commission's Staff Accounting Bulletin No. 92. Since December 31, 1994, neither Duriron nor any of the Duriron Subsidiaries has incurred any such material liability or obligation (other than liabilities and obligations voluntarily assumed in the ordinary course of business), and no such material loss contingency has arisen, other than has been publicly disclosed or, with respect to matters occurring on or after the date of this Agreement, shall have been publicly disclosed not less than 15 business days in advance of the date of Durametallic Meeting.

     5.12 Merger Sub; Surviving Corporation. (a) Except for obligations or liabilities incurred in connection with its organization, the Merger, and the negotiation and consummation of this Agreement, Merger Sub has neither incurred any material obligations or liabilities nor engaged in any material business activities or entered into any material agreements or arrangements.

     (b) Duriron has no present plan or intention to liquidate the Surviving Corporation, to sell or otherwise dispose of the stock of the Surviving Corporation, or to cause the Surviving Corporation to sell or otherwise dispose of any of the assets of Durametallic or any Durametallic Subsidiary to be acquired in the Merger, except for dispositions in the ordinary course of business.

     5.13 Compliance with Laws and Orders.  (a) Except as disclosed in Duriron
Schedule 5.13, the businesses of Duriron and, to the Knowledge of Duriron, the Duriron Subsidiaries, are not being conducted, and, to the Knowledge of Duriron, have not been conducted since December 31, 1991, in violation of any law, ordinance, regulation, judgement, order, decree, license or permit of any Governmental Entity (including, without limitation, zoning ordinances, building codes, Environmental Laws, occupational health and safety laws and regulations, and franchise laws and regulations), except for possible violations which have, and, insofar as reasonably can be foreseen will have, no worse than an Immaterial Adverse Effect on Duriron. Except as set forth on Duriron Schedule 5.13, no investigation or review by any Governmental Entity with respect to Duriron or, to the Knowledge of Duriron, any Duriron Subsidiary, is pending or, to the Knowledge of Duriron, threatened, nor to the Knowledge of Duriron has any Governmental Entity indicated an intention to conduct the same.

     (b) Except as disclosed in Duriron Schedule 5.13, each of Duriron and the domestic Duriron Subsidiaries and, to the Knowledge of Duriron, the foreign Duriron Subsidiaries, has, and each is in material compliance with the terms of, all licenses and permits required for the operation of their respective businesses, including without limitation all licenses and permits required by any Environmental Laws.

     5.14 Environmental Matters. Except as set forth in Duriron Schedule 5.14, neither Duriron nor any Duriron Subsidiary nor any real property previously or currently owned by any of them, has been or is in violation of or liable under any Environmental Law, except for any such violation or liability which would reasonably be expected to have no worse than an Immaterial Adverse Effect on Duriron. Except as set forth in Duriron Schedule 5.14, there are no actions, suits, demands, notices, claims, investigations or proceedings under any Environmental Law pending or, to the Knowledge of Duriron, threatened against Duriron or any Duriron Subsidiary or relating to any real property previously or currently owned by Duriron or any Duriron

Subsidiary, including, without limitation, any notices, demand letters or requests for information from any Governmental Entity making inquiries relating to any Environmental Law or any notice that Duriron or any Duriron Subsidiary is or may be a potentially responsible party under any Environmental Law. Except as set forth in Duriron Schedule 5.14, to the Knowledge of Duriron, there are no past or present conditions, circumstances, activities, practices, omissions, plans or contractual undertakings that will interfere with or prevent continued compliance by Duriron or any Duriron Subsidiary with Environmental Laws and the requirements of any permits or licenses issued under any Environmental Law (other than any non-compliance which would reasonably be expected to have no worse than an Immaterial Adverse Effect on Duriron), or that will give rise to any liability or other obligation under any Environmental Law (other than any such liability or obligation which would reasonably be expected to have no worse than an Immaterial Adverse Effect on Duriron). Except as set forth in Duriron
Schedule 5.14, (i) no Lien exists, and no condition exists which could result in the filing of a Lien, against any property of Duriron or any Duriron Subsidiary under any Environmental Law, and (ii) neither Duriron nor any Duriron Subsidiary has been requested or required by any Governmental Entity to perform any investigatory or remedial activity under or in connection with any Environmental Law.

     5.15 Disclosure. The representations and warranties of Duriron and Merger Sub contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading.

                                   ARTICLE VI

                                   COVENANTS

     6.1 Change of Control Proposals. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, Durametallic shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause its officers, directors, employees, agents, advisors, consultants and other representatives not to, directly or indirectly: (i) solicit or initiate any proposals or offers from any person relating to any Durametallic Change of Control Transaction, or (ii) except to the extent required in the discharge of its fiduciary duties in accordance with applicable law as determined by the Board of Directors of Durametallic based upon the written advice of legal counsel, participate in any discussions or negotiation regarding, or furnish to any other person any information or assistance with respect to, any potential Durametallic Change of Control Transaction. Durametallic promptly shall notify Duriron of any Durametallic Change of Control Transaction proposed to Durametallic (or to the Knowledge of Durametallic proposed to any other party) and also promptly inform Duriron if Durametallic intends to participate in any such discussions or negotiation or to furnish any such information (and, if so, Durametallic shall inform Duriron of the nature and substance of such discussions, negotiation and information).

     6.2 Interim Operations of Durametallic. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, except as specifically contemplated by this Agreement, as required by applicable laws or regulations or proper orders of Governmental Entities, or as set forth in Durametallic Schedule 6.2 or any other Durametallic Schedule, or as otherwise approved in writing by Duriron:

          6.2.1 Conduct of Business. Durametallic shall, and shall cause each Durametallic Subsidiary to, conduct its business in, and only in, the regular course in substantially the same manner as heretofore conducted, use its best efforts to preserve and protect its businesses, rights, properties and assets, and, to the extent consistent with such businesses, use its best efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with franchisees, customers, suppliers and others having business dealings with it to the end that its goodwill and business shall be unimpaired at the Effective Time.

          6.2.2 Governing Instruments. Durametallic shall not, and shall not permit any Durametallic Subsidiary to, make any change or amendment to or repeal its respective Articles of Incorporation or By-laws or comparable governing instruments.

          6.2.3 Capital Stock. Durametallic shall not, and shall not permit any Durametallic Subsidiary to, issue or sell shares of capital stock or any other securities of any of them other than to Durametallic or any direct or indirect wholly-owned Durametallic Subsidiary or pursuant to the Durametallic Stock Options listed on Durametallic Schedule 4.4, or issue any securities convertible into or exchangeable for, or Rights to Purchase relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them, or enter into any arrangement, contract or commitment with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities, or amend, permit acceleration of, or otherwise modify any Durametallic Stock Options or the conditions of exercise of the same, or make any other changes in their capital structures.

          6.2.4 Dividends. Durametallic shall not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of its capital stock other than (i) regular quarterly cash dividends (commencing with a record date not earlier than October 1, 1995) in an amount not to exceed $.20 per Durametallic Common Share, and (ii) an annual extra year-end cash dividend (with record date not earlier than November 15, 1995) in an amount not to exceed $.32 per Durametallic Common Share.

          6.2.5 Employee Plans, Compensation, Etc. Durametallic shall not, and shall not permit any Durametallic Subsidiary to, adopt or amend any bonus, profit sharing, compensation, severance, stock option, pension, retirement or other employee benefit agreement, trust, plan or arrangement for the benefit or welfare of any present or former director, officer or employee of Durametallic or any Durametallic Subsidiary. Durametallic shall not, and shall not permit any Durametallic Subsidiary to, increase the compensation or fringe benefits of any present or former director, officer or employee (except that, in the case of employees who are not officers, individual merit increases and promotional increases, not to exceed 10% of salary, in accordance with past practices may be granted, but no across-the-board or generally applicable increases may be granted), or pay any bonus, compensation or benefit not required by any existing plan or arrangement, or hire any employee at an annual rate of compensation (including anticipated incentive compensation, if any) in excess of $75,000, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          6.2.6 Purchase or Sale of Assets. Other than in the ordinary course of business Durametallic shall not, and shall not permit any Durametallic Subsidiary to, purchase, lease, sell or dispose of, or contract to purchase, lease, sell or dispose of, in any single transaction or series of related transactions, any asset or group of assets having a value, purchase or selling price, or aggregate rental, in excess of $250,000.

          6.2.7 Investments, Loans and Guarantees. Durametallic shall not, and shall not permit any Durametallic Subsidiary to, make any investment (whether by acquisition of stock, capital contribution or otherwise) in, or make any loan or advance to, or enter into or renew any guarantee on behalf of, any person other than a directly or indirectly wholly-owned Durametallic Subsidiary or become committed to do so.

          6.2.8 No Breach. Without limiting the generality of the foregoing, Durametallic shall not, and shall not permit any Durametallic Subsidiary to, take any action which would cause any of the representations and warranties of Durametallic set forth in Article IV to be untrue as of the Effective Time.

     6.3 Interim Operations of Duriron. During the period from the date of this Agreement to the earlier of the Effective Time or the date of termination of this Agreement in accordance with Article IX, except as

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

specifically contemplated by this Agreement, as required by law, as set forth in Duriron Schedule 6.3 or any other Duriron Schedule, or as otherwise approved in writing by Durametallic:

          6.3.1 Dividends. Duriron shall not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of its capital stock other than (i) quarterly cash dividends in an amount not to exceed $.13 per share of Duriron Common Stock, (ii) an annual extra year-end cash dividend in an amount not to exceed $.20 per Duriron Common Shares, (iii) a stock dividend payable in Duriron Common Stock, and (iv) issuance of rights pursuant to the Rights Plan upon issuance of Duriron Common Stock.

          6.3.2 Certain Amendments. Duriron shall not amend its Certificate of Incorporation or By-laws in any manner adverse to the interests of holders of Duriron Common Stock.

          6.3.3 No Breach. Without limiting the generality of the foregoing, Duriron shall not, and shall not permit any Duriron Subsidiary to, take any action which would cause any of the representations and warranties of Duriron set forth in Article V to be untrue as of the Effective Time.

     6.4 Access, Information and Confidentiality. (a) During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, Durametallic shall provide to Duriron and Duriron's authorized representatives reasonable access during normal business hours to the facilities and to the books and records of Durametallic and the Durametallic Subsidiaries and shall cause its officers and the officers of the Durametallic Subsidiaries promptly to furnish Duriron with such information with respect to the business and properties of Durametallic and the Durametallic Subsidiaries as Duriron or its authorized representatives from time to time may reasonably request.

     (b) During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, Duriron shall provide to Durametallic and Durametallic's authorized representatives reasonable access during normal business hours to the facilities and to the books and records of Duriron and the Duriron Subsidiaries and shall cause its officers and the officers of the Duriron Subsidiaries promptly to furnish Durametallic with such information with respect to the business and properties of Duriron and the Duriron Subsidiaries as Durametallic or its authorized representatives from time to time may reasonably request.

     (c) Durametallic and Duriron shall, and each shall cause its officers, employees and other representatives to, hold in confidence all confidential information so obtained, other than any information (i) that is or becomes publicly known otherwise than in violation of this Agreement, (ii) known to the party to whom disclosed prior to such disclosure, or disclosed to such party by a third party not under an obligation of confidentiality to the party to this Agreement disclosing the same, (iii) developed by the party to whom disclosed independently of the information so disclosed, or (iv) required to be disclosed by law. Neither Durametallic nor Duriron shall (and each shall insure that such other persons do not), without the prior written consent of the other, (i) use such information other than in connection with this Agreement and the Merger, or
(ii) disclose such information to others.

     (d) If this Agreement is terminated, Durametallic and Duriron shall, and each shall cause its respective representatives to, promptly return or cause to be destroyed all copies of confidential information furnished to it and its representatives and all notes and summaries of the confidential information.

     6.5 HSR Act Filing. Duriron and Durametallic each shall use its best efforts to file as promptly as practicable after the date of this Agreement its pre-merger notification under the HSR Act and thereafter to respond as promptly as practicable to all inquiries and requests resulting from such filing. Duriron and Durametallic each shall furnish to the other a copy of its filings and otherwise shall cooperate with the other and keep the other informed concerning the status of its filing and communications with any Government Entity relating thereto.

     6.6 Shareholder Meetings. Durametallic and Duriron each shall take all action necessary to convene, respectively, the Durametallic Meeting and the Duriron Meeting as promptly as practicable following the effectiveness of the Registration Statement for the purpose of approving this Agreement and taking any other action contemplated by this Agreement which requires the approval of its shareholders.

     6.7 Registration Statement and Joint Proxy Statement/Prospectus. (a) Duriron and Durametallic shall cooperate in preparing the Registration Statement (including any amendments or supplements thereto) and the Joint Proxy Statement/Prospectus to be included therein and each shall furnish to the other for inclusion therein all such information relating to it as the other party or its counsel reasonably request. Duriron shall file the Registration Statement with the Commission promptly after completion, and Durametallic and Duriron shall use all reasonable efforts to respond to any comments of the Commission staff and to have the Registration Statement declared effective as promptly as practicable and thereafter to maintain such effectiveness through the Effective Time. Duriron agrees to provide to Durametallic the opportunity to review and comment on the Registration Statement, each amendment or supplement to the Registration Statement, each responsive correspondence to be sent to the Commission, and each form of the Joint Proxy Statement/Prospectus at a reasonable time before filing. Duriron shall (i) include in the Registration Statement and each amendment and supplement information relating to Durametallic, its business and financial condition only as authorized by Durametallic, and (ii) provide to Durametallic copies of all correspondence received from the Commission with respect to the Registration Statement and its amendments or supplements and copies of all responsive correspondence to the Commission. Duriron agrees to notify Durametallic of any stop orders or threatened stop orders with respect to the Registration Statement. Duriron also may file the Joint Proxy Statement/Prospectus with the Commission as preliminary proxy material under Regulation 14A of the Exchange Act, if Duriron so determines.

     (b) Durametallic and Duriron shall not furnish to their respective shareholders any proxy materials relating to this Agreement or the Merger until the Registration Statement has become effective. Durametallic and Duriron each shall mail to its shareholders (i) as promptly as practicable after the Registration Statement becomes effective, the Joint Proxy Statement/Prospectus (the date of such mailing hereinafter being referred to as the "Mailing Date"),
(ii) as promptly as practicable after receipt thereof, any supplemental or amended Joint Proxy Statement/Prospectus, and (iii) such other supplementary proxy materials as may be necessary, in light of the circumstances arising subsequent to the mailing of the Joint Proxy Statement/Prospectus, to make the Joint Proxy Statement/Prospectus, as theretofore supplemented or amended, complete and correct. The Joint Proxy Statement/Prospectus and all amendments and supplements thereto shall comply with applicable law and shall be in form and substance satisfactory to Duriron and Durametallic.

     (c) Duriron and Durametallic each shall advise the other if, at any time before the effective date of the Registration Statement, the date of the Duriron Meeting, the date of the Durametallic Meeting or the Effective Time, the Registration Statement or the Joint Proxy Statement/Prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. In such event, Duriron or Durametallic, as the case may be, shall provide the other with the information needed to correct such misstatement or omission.

     (d) Duriron shall take any action required to be taken under any applicable state Blue Sky or securities laws in connection with the issuance of the Duriron Common Stock pursuant to the Merger. Durametallic shall cooperate with Duriron and take such action as Duriron reasonably may request to assist Duriron in taking any required action under applicable state Blue Sky or securities laws.

     6.8 Durametallic Board Recommendation. The Board of Directors of Durametallic shall recommend that the holders of Durametallic Common Shares vote in favor of and approve this Agreement; provided, however, that such recommendation may be withdrawn if the Durametallic Board of Directors determines that it is required to do so, based upon written advice of Durametallic's legal counsel, in the discharge of its fiduciary obligations under applicable law. Unless such recommendation is so withdrawn, Durametallic shall use its best efforts to solicit and secure the approval of this Agreement by its shareholders at the Durametallic Meeting.

     6.9 Duriron Board Recommendation. The Board of Directors of Duriron shall recommend that the holders of the Duriron Common Stock vote in favor of and approve this Agreement; provided, however, that such recommendation may be withdrawn if the Duriron Board of Directors determines that it is required to do so, based upon written advice of Duriron's legal counsel, in the discharge of its fiduciary obligations under applicable law. Unless such recommendation is so withdrawn, Duriron shall use its best efforts to solicit and secure the approval of this Agreement by its shareholders at the Duriron Meeting.

     6.10 Merger Sub Shareholder Approval. Duriron, as the sole shareholder of Merger Sub, shall approve, and hereby approves, this Agreement and the Merger.

     6.11 Publicity. Duriron, Merger Sub, and Durametallic agree that no press release with respect to the Merger and the transactions contemplated by this Agreement shall be issued unless the content and timing thereof are mutually agreed upon; provided, however, that nothing contained herein shall prohibit any party from issuing any press release which such party in good faith believes is required by applicable law or regulation or by a proper order of any Governmental Entity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, Duriron and Durametallic shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity. Without limiting the generality of the foregoing, Durametallic shall consult with Duriron concerning the timing and content of communications to Durametallic's customers concerning this Agreement and the transactions contemplated hereby.

     6.12 Identification of Durametallic Affiliates.  Set forth on Durametallic
Schedule 6.12 is the name of each person whom Durametallic reasonably believes to be an "affiliate" of Durametallic as that term is used in paragraph (c) of Rule 145 under the Securities Act and/or the Commission's Accounting Series Releases 130 and 135, as amended (the "Durametallic Affiliates"). Thereafter and until the Effective Time, Durametallic shall identify to Duriron each additional person whom Durametallic reasonably believes to have become a Durametallic Affiliate. Durametallic shall use its best efforts to cause each Durametallic Affiliate to execute and deliver to Duriron an agreement in the form of Exhibit A to this Agreement within 10 days after the date this Agreement is executed or the date such Durametallic Affiliate has become such, as the case may be.

     6.13 NASDAQ Listing. Duriron shall use its best efforts to obtain the listing of the Duriron Common Stock to be issued in the Merger, on the NASDAQ National Market, if so required by applicable rules.

     6.14 Pooling and Tax-Free Reorganization Treatment. Neither Duriron nor Durametallic intentionally shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     6.15 Durametallic Financial Statements. As soon as practicable, but in any event within 30 days after the end of each calendar month commencing with August, 1995 and continuing through the Effective Time or earlier termination of this Agreement in accordance with Article IX, Durametallic shall deliver to Duriron unaudited balance sheets of Durametallic and the Durametallic Subsidiaries as at the end of such calendar month and as at the end of the comparative month of the preceding year, together with unaudited statements of earnings of Durametallic and the Durametallic Subsidiaries for such calendar month and for the period from the beginning of the year to the end of such calendar month and the comparative calendar month and period of the preceding year. Such balance sheets and statements of income shall be presented in consolidated and consolidating form as of the end of each month which is also the end of a calendar quarter. All quarterly financial statements so delivered shall be prepared in accordance with generally accepted accounting principles in the United States (except for the omission of certain footnotes which might be required by such principles and subject to normal year-end adjustments) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Durametallic and the Durametallic Subsidiaries at the dates thereof and the consolidated results of operations for the periods indicated.

     6.16 Duriron Reports. After the date of this Agreement and until the Effective Time or earlier termination of this Agreement in accordance with
Article IX, Duriron shall deliver to Durametallic a copy of all Duriron Reports filed by Duriron with the Commission.

     6.17 Limitation on Durametallic Expenses. Except with the written consent of Duriron and except for amounts expensed prior to June 30, 1995, Durametallic and the Durametallic Subsidiaries shall not pay, or incur obligations to pay, to investment bankers, outside legal counsel, outside accountants, other advisors, and finders or business brokers for services (whether rendered before or after the date of this Agreement) in connection with this Agreement and the transactions contemplated hereby in the aggregate more than $2,000,000.

     6.18 Notice of Certain Events. (a) Should any director or officer of Durametallic acquire knowledge after the date of this Agreement of (i) any matter which, if existing, occurring or known as of the date of this Agreement, would have been required to be disclosed to Duriron, (ii) any occurrence, omission or state of events which constitutes a breach of any representation, warranty or covenant of Durametallic in this Agreement, (iii) any material adverse change in the financial condition, results of operations, properties, business or prospects of Durametallic, (iv) the institution or threat of institution of any litigation or governmental investigation relating to the Merger, or (v) the occurrence, or the failure to occur, of any other event if such occurrence or failure is likely to result in the failure to satisfy any condition specified in Article VII to the obligation of Duriron to consummate the Merger, Durametallic shall, promptly after the director or officer of Durametallic acquires such knowledge, notify Duriron thereof in writing, in sufficient detail to permit a reasonable analysis thereof. Durametallic also shall furnish to Duriron such additional information related to the matter in question as Duriron reasonably may request.

     (b) Should any director or officer of Duriron acquire knowledge after the date of this Agreement of (i) any matter which, if existing, occurring or known as of the date of this Agreement, would have been required to be disclosed to Durametallic, (ii) any occurrence, omission or state of events which constitutes a breach of any representation, warranty or covenant of Duriron in this Agreement, (iii) any material adverse change in the financial condition, results of operations, properties, business or prospects of Duriron, (iv) the institution or threat of institution of any litigation or governmental investigation relating to the Merger, or (v) the occurrence, or the failure to occur, of any other event if such occurrence or failure is likely to result in the failure to satisfy any condition specified in Article VII to the obligation of Durametallic to consummate the Merger, Duriron shall, promptly after the director or officer of Duriron acquires such knowledge, notify Durametallic thereof in writing, in sufficient detail to permit a reasonable analysis thereof. Duriron also shall furnish to Durametallic such additional information related to the matter in question as Durametallic reasonably may request.

     6.19 Modification of Awards Under Executive Incentive Bonus Plan; Certain Consents. (a) Prior to the Closing, Durametallic shall (i) amend the Durametallic Executive Incentive Bonus Plan to provide that, after the Effective Time, no Durametallic Common Shares will be issued under such Plan, but instead persons otherwise entitled to receive Durametallic Common Shares shall receive, under the same terms and restrictions as would be applicable to the Durametallic shares without regard to this Agreement or the Merger, that number of shares of Duriron Common Stock (rounded down to the next full share) determined by multiplying the number of Durametallic Common Shares otherwise issuable by the Conversion Ratio, and (ii) use its best efforts to obtain from each person now or hereafter entitled to receive Durametallic Common Shares under such plan the binding agreement of such person to accept Duriron Common Stock (subject to such terms and restrictions) in place of such Durametallic Common Shares. With regard to the issuance of Durametallic Common Shares pursuant to such Plan prior to the Effective Time, (i) no Durametallic Common Shares shall be issued under such Plan prior to March 1, 1996, and (ii) not more than 2,500 Durametallic Common Shares shall be issued under such Plan prior to the Effective Time.

     (b) Durametallic shall use its best efforts to obtain, prior to the Closing, (i) the binding agreement of each holder of a Durametallic Stock Option to the conversion of such option into an option to purchase shares of Duriron Common Stock in accordance with Section 3.2, and (ii) with respect to any Durametallic Common Shares heretofore or hereafter issued under the Durametallic Executive Incentive Bonus Plan as to which forfeiture provisions or restrictions on disposition (collectively, "Restrictions") will cease to apply as a result of the Merger, the binding agreement of each holder of such shares that the Restrictions will not cease to apply as a result of the Merger.

     6.20 Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use reasonable efforts promptly to take or cause to be taken all actions, and to do or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations and filings, and obtaining any required contractual consents. In furtherance and not in limitation of the foregoing, Duriron and Merger Sub on the one hand, and Durametallic on the other, shall use reasonable efforts to cause the conditions to the obligations of the other (as set forth in Article VII) to be satisfied. Nothing contained in this Agreement, however, shall require any party to cure any breach of this Agreement by any other party, or to waive any condition to its obligations to effect the Merger.

     6.21 Election to Duriron Board. As promptly as practicable after the Effective Time, James S. Ware will be elected by the Board of Directors of Duriron as a director of Duriron.

     6.22 Directors and Officers Liability Insurance. (a) Duriron acknowledges that any and all rights to indemnification now existing in favor of the directors, officers or employees of Durametallic or the Durametallic Subsidiaries under their respective Certificate or Articles of Incorporation, Charter, Articles of Association or Bylaws shall survive the Merger and shall continue with respect to actions or omissions occurring prior to the Effective Time with the same force and effect as prior to the Effective Time. If any claim or litigation giving rise to such indemnification occurs, Duriron will provide the indemnified party with access to and the right to copy all documents and other information reasonably required for the defense of the claim or litigation, subject to reasonable precautions to prevent inappropriate use or disclosure of the documents or information and will, other than in the case of a claim by or in the right of Durametallic or any Durametallic Subsidiary, cause Durametallic reasonably to cooperate in the defense of the claim or litigation. If permitted by applicable law, a director, officer or employee of Durametallic seeking indemnification pursuant to the Certificate or Articles of Incorporation, Charter, Articles of Association or Bylaws of Durametallic or any Durametallic Subsidiary shall be entitled to have the resolution of any dispute regarding the right to and the extent of the indemnification, including, without limitation, the right to the advancement of or the reimbursement of legal fees and expenses related to the claim or the litigation, resolved by an arbitrator selected by Duriron and the party seeking the indemnification in accordance with the rules of the American Arbitration Association, and the arbitrator's ruling shall be binding on the parties in any court of competent jurisdiction.

     (b) After the Effective Time, the Surviving Corporation or Duriron shall, subject to availability within the maximum premium limitation hereinafter set forth, use reasonable efforts to maintain for a period of six years after the Effective Time a policy or policies of directors' and officers' liability insurance protecting (to the extent customary in such policies) the present directors and officers of Durametallic with respect to actions or omissions occurring prior to the Effective Time, on terms which shall provide for at least $10,000,000 in coverage each year, or lesser coverage if required in order that the premiums paid in respect of such insurance (or, if such insurance is included in a policy covering directors and officers of Duriron, the incremental premiums attributable to the inclusion of the officers and directors of Durametallic) shall not exceed $100,000 per year or $600,000 in the aggregate. In lieu of maintaining such insurance, Duriron may (but shall not be obligated to) undertake to indemnify such directors and officers during such six year period (or any part thereof) against substantially the same exposures, and under substantially the same terms, and subject to the same dollar limitations, as would be applicable under such directors' and officers' liability insurance coverage.

     (c) Each of the persons (and his or her successor) who is a beneficiary under Section 6.22(a) and (b) shall be entitled to enforce the same following the Effective Time against the corporation or corporations owing an obligation to such person. If the enforcement action results in a final determination that such corporation or corporations shall have breached its or their obligations under this Section 6.22, the persons bringing the enforcement action shall be reimbursed by such corporation or corporations for all costs including, without limitation thereto, reasonable attorneys' fees, incident to such enforcement.

     (d) Except as set forth below, Duriron and the Surviving Corporation waive any claim or action against any director or officer of Durametallic in office as of the date of this Agreement arising out of or pertaining to this Agreement or the Merger and shall not take any action to cause the benefits of any directors' and officers' liability insurance policy not to extend to any such director or officer. The foregoing waiver shall not apply, and Duriron and the Surviving Corporation shall not be prohibited from or otherwise limited in taking any such action as they or either of them deems appropriate in the case of fraud, willful misconduct, knowing misrepresentation, bad faith, or breach of any representation or warranty of Durametallic contained in this Agreement (which representations and warranties shall be deemed to survive the Closing and Effective Time for purposes of this Section).

     6.23 Durametallic Compensation Agreements. Following the Effective Time, Duriron will cause the Surviving Corporation to honor its obligations (relating to compensation and benefits for certain employees of Durametallic) under the contracts listed under the heading Compensation Agreements on Durametallic
Schedule 4.10.

                                  ARTICLE VII

                                   CONDITIONS

     7.1 Conditions to Each Party's Obligation. The respective obligation of each party to effect the Merger shall be subject to the fulfillment (or waiver by such party) at or prior to the Closing of the following conditions:

          (a) This Agreement shall have been approved by the requisite vote of the shareholders of Duriron and Merger Sub.

          (b) This Agreement shall have been approved by the requisite vote of the shareholders of Durametallic.

          (c) The Registration Statement shall have become effective and shall not be subject to a stop order suspending its effectiveness.

          (d) No injunction, restraining order or other order which adversely affects the Merger shall have been issued by any Governmental Entity and remain in effect, and no suit, action or proceeding which seeks to prohibit consummation of the Merger or have it declared illegal shall be pending by or with any Governmental Entity.

          (e) Duriron and Durametallic shall have received an opinion of Thompson, Hine and Flory, substantially to the effect set forth in Exhibit B to this Agreement, relating to certain tax consequences of the Merger.

     7.2 Pre-Closing Conditions to the Obligations of Duriron and Merger
Sub. The obligations of Duriron and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by Duriron) at or prior to the Closing of the following additional conditions:

          (a) All agreements, covenants and conditions required by this Agreement to be complied with or performed or fulfilled by Durametallic at or prior to the Closing shall have been complied with, performed or fulfilled in all material respects.

          (b) The representations and warranties of Durametallic set forth in
     Section 4.4 shall be true and correct both as of the date of this Agreement and as of the Closing, except for such changes as may result from the exercise of Rights of Purchase described in Durametallic Schedule 4.4. All other representations and warranties of Durametallic contained in this Agreement shall be true and correct both as of the date of this Agreement and as of the Closing as if made at and as of such time, except (i) insofar as any of such representations or warranties relate solely to a particular date or period, in which case the same shall remain true and correct as related to such date or period, and (ii) to the extent that the untruthfulness or inaccuracy of such representations or warranties, considered without regard to any exception or qualification for materiality or immateriality or the like, shall not, in the aggregate, have a Material Adverse Effect on Durametallic or Duriron.

          (c) Except as disclosed in the Durametallic Schedules, since December 31, 1994, there shall have been no change in the financial condition, results of operations, business, properties or prospects of Durametallic and the Durametallic Subsidiaries and the Durametallic Joint Venture Companies that (when aggregated with all such changes) would have a Material Adverse Effect on Durametallic.

          (d) There shall not be pending any action or proceeding by any Governmental Entity seeking to prohibit Duriron or Surviving Corporation's ownership or operation of all or a material portion of Durametallic's business or assets, or to compel Duriron to dispose of or hold separate all or a material portion of Duriron's or Durametallic's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of Duriron based upon a legal opinion from an independent legal counsel, could result in the relief sought being obtained.

          (e) There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would prohibit Duriron's or Surviving Corporation's ownership or operation of all or a material portion of Durametallic's business or assets, or compel Duriron to dispose of or hold separate all or a material portion of Durametallic's business or assets, or render Duriron or Durametallic unable to consummate the Merger.

          (f) Each Durametallic Affiliate shall have executed and delivered to Duriron an agreement in the form of Exhibit A.

          (g) Durametallic shall have furnished to Duriron a certificate, dated the Closing Date and signed on behalf of Durametallic by the Chief Executive Officer and Chief Financial Officer of Durametallic, that, to the best of the knowledge and belief of such officers after consultation with the other officers of Durametallic, the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.

          (h) All filings and registrations with, and notifications to, all Governmental Entities required for the consummation of the Merger (other than the filing of the Certificate of Merger) shall have been made, and all waivers, approvals, consents, licenses, permits and authorizations of all Governmental Entities shall have been received and shall be in full force and effect, and all waiting periods shall have expired, except for such filings, registrations, notifications, approvals, consents, licenses, permits, authorizations and waiting periods the absence of which would not involve criminal liability and would not in the aggregate prevent the Merger from becoming effective or have a Material Adverse Effect on Duriron or Durametallic.

          (i) Duriron shall have received a letter, dated the Closing Date, from Ernst & Young, to the effect that, for financial reporting purposes, the Merger qualifies for "pooling-of-interests" accounting treatment under generally accepted accounting principles if consummated in accordance with this Agreement.

          (j) Duriron shall have received an opinion of Warner, Norcross and Judd, counsel to Durametallic, dated the Closing Date and addressed to Duriron, substantially to the effect set forth in Exhibit C to this Agreement.

          (k) Duriron shall have received letters of resignation, effective as of the Effective Time, executed and tendered by each of the then incumbent directors of Durametallic and each Durametallic Subsidiary (other than (i) any directors who have been designated by Duriron to remain as directors of Durametallic or any Durametallic Subsidiary, and (ii) any directors of any Durametallic Subsidiary required by applicable local law to remain in office until a successor is appointed), or, to the extent such resignations are not obtained, such other evidence, satisfactory to Duriron, that such directors shall have been duly and lawfully removed (without cost or other liability to Duriron, Durametallic or any Durametallic Subsidiary) effective as of the Effective Time.

          (l) Durametallic shall have received a letter, dated the Closing Date, from KPMG Peat Marwick LLP, to the effect that, for financial reporting purposes, and based upon its review of relevant

     Durametallic transactions and agreements, the Merger qualifies for "pooling-of-interests" accounting treatment under generally accepted accounting principles if consummated in accordance with this Agreement.

          (m) The number of Durametallic Common Shares as to which dissenters' rights (if applicable) shall have been asserted and not withdrawn or forfeited under applicable law, or as to which dissenters' rights then may yet be asserted, shall not in the aggregate exceed 5% of the then outstanding Durametallic Common Shares.

          (n) Duriron shall have received a certificate of the officer of Durametallic having custody of and responsibility for Durametallic's stock records setting forth the number of issued and outstanding Durametallic Common Shares and, as of the most recent practicable date, the record holders thereof.

          (o) Duriron shall have received evidence satisfactory to it that (i) persons holding Durametallic Stock Options and persons entitled to receive Durametallic Common Shares under the Durametallic Executive Bonus Plan shall have agreed, without cost or other liability to Duriron, Durametallic or any Durametallic Subsidiary, to the substitution of shares of Duriron Common Stock for Durametallic Common Shares otherwise issuable or deliverable pursuant to the Durametallic Stock Options or the Durametallic Executive Incentive Bonus Plan, in accordance with Sections 3.2 and 6.19, and (ii) the persons holding Durametallic Common Shares (issued under the Durametallic Executive Incentive Plan) described in clause (ii) of Section 6.19(b) shall have agreed, without cost or liability to Duriron, Durametallic or any Durametallic Subsidiary, that the Restrictions (as described in such clause) will not cease to apply as a result of the Merger.

          (p) Duriron shall have received such other certificates and documents (customary in similar transactions) relating to the satisfaction of the conditions to the obligations of Duriron and Merger Sub as Duriron or its counsel reasonably request.

     7.3 Other Conditions to the Obligations of Duriron and Merger Sub. The obligations of Duriron and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by Duriron) of the following additional conditions:

          (a) On or prior to the Mailing Date, Duriron shall have received an opinion of Donaldson, Lufkin & Jenrette Securities Corporation (or another financial advisor satisfactory to the Board of Directors of Duriron), dated the Mailing Date or a date not more than three days in advance of the Mailing Date, and addressed to Duriron, to the effect that the consideration paid in respect of the Merger is fair from a financial point of view to Duriron and its shareholders.

          (b) On or prior to the Mailing Date, Durametallic shall have provided to Duriron a copy of the opinion referred to in Section 7.5(a).

          (c) The opinion referred to in Section 7.3(a) shall not have been withdrawn at or prior to the Closing.

          (d) The opinion referred to in Section 7.5(a) shall not have been withdrawn at or prior to the Closing.

     7.4 Pre-Closing Conditions to the Obligations of Durametallic. The obligations of Durametallic to effect the Merger shall be subject to the fulfillment (or waiver by Durametallic) at or prior to the Closing of the following additional conditions:

          (a) All agreements, covenants and conditions required by this Agreement to be complied with, performed or fulfilled by Duriron and Merger Sub at or prior to the Closing shall have been complied with, performed or fulfilled in all material respects.

          (b) All of the representations and warranties of Duriron and Merger Sub contained in this Agreement shall be true and correct both as of the date of this Agreement and as of the Closing as if made at and as of such time, except (i) insofar as any of such representations or warranties relate solely to a particular date or period, in which case the same shall remain true and correct as related to such date or period, (ii) to the extent that the untruthfulness or inaccuracy of such representations or warranties, considered without regard to any exception or qualification for materiality or immateriality or the like, shall not, in the aggregate, have a Material Adverse Effect on Duriron, and (iii) the number of authorized shares of Duriron Common Stock may have been increased to 60,000,000.

          (c) Except as disclosed on the Duriron Schedules, since December 31, 1994, there shall have been no change in the financial condition, results of operations, business, properties or prospects of Duriron and the Duriron Subsidiaries that (when aggregated with all such changes) would have a Material Adverse Effect on Duriron.

          (d) There shall not be pending any action or proceeding by any Governmental Entity seeking to prohibit Duriron or the Surviving Corporation's ownership or operation of all or a material portion of Durametallic's business or assets, or to compel Duriron to dispose of or hold separate all or a material portion of Duriron's or Durametallic's business or assets as a result of the Merger, which, in any case, in the reasonable judgement of Durametallic based upon a legal opinion from an independent legal counsel, could result in the relief sought being obtained.

          (e) There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would prohibit Duriron's or the Surviving Corporation's ownership or operation of all or a material portion of Durametallic's business or assets, or compel Duriron to dispose or hold separate all or a material portion of Durametallic's business or assets, or render Durametallic or Duriron unable to consummate the Merger.

          (f) Duriron shall have furnished to Durametallic a certificate, dated the Closing Date and signed on behalf of Duriron by the Chief Executive Officer and the Chief Financial Officer of Duriron, that, to the best of the knowledge and belief of such officers, the conditions set forth in Sections 7.4(a), (b) and (c) have been satisfied.

          (g) All filings and registrations with, and notifications to, all Governmental Entities required for the consummation of the Merger (other than the filing of the Certificate of Merger) shall have been made, and all waivers, approvals, consents, licenses, permits and authorizations of all Governmental Entities shall have been received and shall be in full force and effect, except for such filings, registrations, notifications, approvals, consents, licenses, permits and authorizations the absence of which would not involve criminal liability and would not in the aggregate prevent the Merger from becoming effective or have a Material Adverse Effect on Duriron.

          (h) Durametallic shall have received an opinion of Thompson, Hine and Flory, counsel to Duriron and Merger Sub, dated the Closing Date and addressed to Durametallic, substantially to the effect set forth in Exhibit D to this Agreement.

          (i) The Duriron Common Stock to be issued in the Merger shall have been listed on the NASDAQ National Market, if required by applicable rules.

          (j) Durametallic shall have received such other certificates and documents (customary in similar transactions) relating to the satisfaction of the conditions to the obligation of Durametallic as Durametallic or its counsel reasonably request.

     7.5 Other Conditions to the Obligation of Durametallic. The obligation of Durametallic to effect the Merger shall be subject to the fulfillment or waiver of the following additional conditions:

          (a) On or prior to the Mailing Date, Durametallic shall have received an opinion of William Blair & Company (or another financial advisor satisfactory to the Board of Directors of Durametallic), dated the Mailing Date or a date not more than three days in advance of the Mailing Date and addressed to Durametallic, to the effect that the consideration paid in respect of the Merger is fair from a financial point of view to the shareholders of Durametallic.

          (b) On or prior to the mailing date, Duriron shall have provided for Durametallic a copy of the opinion referred to in Section 7.3(a).

          (c) The opinion referred to in Section 7.5(a) shall not have been withdrawn at or prior to the Closing.

          (d) Either (i) the opinion referred to in Section 7.3(a) shall not have been withdrawn, or (ii) Duriron shall have received from another financial advisor (satisfactory to the Board of Directors of Duriron) an opinion to the effect set forth in Section 7.3(a) and such other opinion shall not have been withdrawn.

                                  ARTICLE VIII

                                    CLOSING

     8.1 Time and Place. The Closing shall take place at the offices of Thompson, Hine and Flory, 2000 Courthouse Plaza NE, Dayton, Ohio at 11:00 a.m., local time, as soon as practicable after satisfaction or waiver of all of the conditions contained in Article VII or at such other place or at such other time as Duriron and Durametallic may mutually agree (the date of the Closing being referred to herein as the "Closing Date").

     8.2 Deliveries at the Closing. At the Closing, Duriron, Merger Sub and Durametallic shall cause the Certificate of Merger to be filed in accordance with the applicable provisions of the Michigan BCA and shall take any and all other lawful actions and do all other lawful things called for by this Agreement or necessary to cause the Merger to become effective and to consummate the transactions contemplated by this Agreement (to the extent such transactions are intended to be consummated as of the time of the Closing).

                                   ARTICLE IX

                                  TERMINATION

     9.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of Durametallic or Duriron:

          (a) By mutual written consent duly authorized by the Board of Directors of Duriron and by the Board of Directors of Durametallic.

          (b) By either Duriron or Durametallic if the Merger has not been consummated on or before April 30, 1996, or such later date as Duriron and Durametallic may agree to in writing, except that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure, under this Agreement, to perform any material obligation or to fulfill any material condition within the control of such party has been the proximate cause of, or resulted in, the failure of the Merger to be consummated on or before that date.

          (c) By Duriron, if:

             (i) The Board of Directors of Durametallic (or any committee of such Board of Directors) withdraws or changes in a manner adverse to Duriron its recommendation to the shareholders of Durametallic to approve this Agreement and the Merger, or such Board (or such committee) recommends, approves or authorizes any Durametallic Change of Control Transaction.

             (ii) The shareholders of Durametallic fail to approve this Agreement and the Merger at the Durametallic Meeting.

             (iii) Durametallic enters into, or announces its intention to enter into, an agreement, letter of intent or agreement in principle regarding a Durametallic Change of Control Transaction, or a Durametallic Change of Control Transaction occurs.

             (iv) Events occur that render one or more of the conditions to the obligations of Duriron and Merger Sub set forth in Article VII impossible of satisfaction, and such condition or conditions is not waived by Duriron and Merger Sub.

             (v) A material breach by Durametallic of any representation, warranty, covenant or agreement in this Agreement occurs and is not cured as soon as reasonably practicable after written notice thereof is given to Durametallic.

             (vi) The average of the closing sale prices of a share of Duriron Common Stock during the first 10 of the last 15 trading days immediately preceding the date of the Durametallic Meeting, as reported on the NASDAQ National Market, exceeds $31.225.

             (vii) Any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Duriron or any of its affiliates, shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 40% of the Durametallic Common Shares (on either a primary or fully diluted basis).

             (viii) Any change shall occur or any condition shall exist which, individually or in the aggregate and irrespective of any disclosure (historical or anticipatory) on any schedule or otherwise, has, at any time prior to the Effective Time, a Material Adverse Effect on Durametallic.

          (d) By Durametallic, if:

             (i) The Board of Directors of Duriron (or any committee of such Board of Directors) withdraws or changes in a manner adverse to Durametallic its recommendation to the shareholders of Duriron to approve this Agreement and the Merger.

             (ii) The shareholders of Duriron fail to approve this Agreement or the Merger at the Duriron Meeting.

             (iii) Duriron enters into, or announces its intention to enter into, an agreement, letter of intent or agreement in principle regarding a Duriron Change of Control Transaction, or Duriron enters into a formal written confidentiality agreement in connection with and for the purpose of pursuing a Duriron Change of Control Transaction, or a Duriron Change of Control Transaction occurs.

             (iv) Events occur that render one or more of the conditions to the obligations of Durametallic as set forth in Article VII impossible of satisfaction, and such condition or conditions is not waived by Durametallic.

             (v) A material breach by Duriron or Merger Sub of any representation, warranty, covenant or agreement in this Agreement occurs and is not cured as soon as reasonably practicable after written notice thereof is given to Duriron or Merger Sub, as the case may be.

             (vi) The average of the closing sale prices of a share of Duriron Common Stock during the first 10 of the last 15 trading days immediately preceding the date of the Durametallic Meeting, as reported on the NASDAQ National Market, is less than $21.225.

             (vii) Following withdrawal, under circumstances permitted by
        Section 6.8, by the Durametallic Board of Directors of its recommendation to the shareholders of Durametallic to approve this Agreement and the Merger, Durametallic enters into, or publicly announces its intention to enter into, an agreement, letter of intent or agreement in principle regarding a Durametallic Change of Control Transaction; provided, however, that Durametallic's right to terminate pursuant to this paragraph (vii) is subject to and conditioned upon Durametallic's compliance with the termination fee provisions of Section 9.3.

             (viii) Any person (other than Durametallic or any affiliate of Durametallic or any person acting in concert with Durametallic or any affiliate of Durametallic) shall have become the beneficial owner of more than 15% of the outstanding shares of Duriron Common Stock and such person shall have expressly stated that the shares were acquired for the purpose of changing or influencing the control of Duriron.

             (ix) Any change shall occur or any condition shall exist which, individually or in the aggregate and irrespective of any disclosure (historical or anticipatory) on any schedule or otherwise, has, at any time prior to the Effective Time, a Material Adverse Effect on Duriron.

If either Duriron or Durametallic terminates this Agreement, notice of such action shall be given promptly to the other party.

     9.2 Liabilities in Event of Termination. In the event of the termination of this Agreement and abandonment of the Merger, this Agreement shall be void and have no effect, and Duriron, Merger Sub, and Durametallic and their respective directors, officers and shareholders shall have no obligation or liability to each other, except as provided in Sections 6.4 and 9.3.

     9.3 Termination Fee; Expenses. (a) Durametallic shall pay to Duriron a termination fee of $3,000,000 under any of the following circumstances:

          (i) This Agreement is terminated by Duriron pursuant to Section 9.1(c)(i) or (iii), or by Durametallic pursuant to Section 9.1(d)(vii).

          (ii) This Agreement is terminated by Duriron pursuant to Section 9.1(c)(v), but only if the breach of representation or warranty by Durametallic is knowing or the breach of covenant or agreement by Durametallic is intentional.

     (b) Duriron shall pay to Durametallic a termination fee of $3,000,000 under any of the following circumstances:

          (i) This Agreement is terminated by Durametallic pursuant to Section 9.1(d)(i).

          (ii) This Agreement is terminated by Durametallic pursuant to Section 9.1(d)(v), but only if the breach of representation or warranty by Duriron or Merger Sub is knowing or the breach of covenant or agreement by Duriron or Merger Sub is intentional.

     (c) Durametallic shall pay to Duriron a termination fee of $5,250,000 (reduced by the amount of any termination fee paid or payable to Duriron pursuant to Section 9.3(a)) if any of the following circumstances occurs and, within 365 days after termination of this Agreement, Durametallic consummates a Durametallic Change of Control Transaction yielding consideration per Durametallic Common Share greater than the Merger Consideration per Durametallic Common Share:

          (i) A termination fee becomes payable to Duriron under Section 9.3(a).

          (ii) This Agreement is terminated by Duriron pursuant to Section 9.1(c)(vii), and the person or group referred in such Section (or an affiliate of such person or group) shall be a party to such Durametallic Change of Control Transaction.

          (iii) The shareholders of Durametallic fail to approve this Agreement and the Merger at the Durametallic Meeting and, at the time of such failure, there shall have been publicly announced a Durametallic Change of Control Transaction or any director or officer of Durametallic shall be in receipt of a written proposal for a Durametallic Change of Control Transaction (whether or not such Durametallic Change of Control Transaction is the Durametallic Change of Control Transaction entered into by Durametallic within 365 days after termination of this Agreement).

     (d) If the Merger becomes effective, Duriron, Durametallic and Merger Sub shall pay their respective expenses (including, without limitation, fees and disbursements of counsel, investment bankers and accountants) separately incurred in connection herewith. If the Merger does not become effective or is abandoned, Duriron, Merger Sub, and Durametallic each shall pay its own expenses (including, without limitation, fees and disbursements of counsel, investment bankers and accountants) incurred in connection herewith, except as provided in
Section 9.3(e). Printing expenses relating to the Registration Statement and the Joint Proxy

Statement/Prospectus shall be deemed to have been incurred one-half by Duriron and one-half by Durametallic.

     (e) If Duriron or Merger Sub on the one hand, or Durametallic on the other, terminates this Agreement pursuant to Section 9.1, and if such termination by the terminating party (the "Non-Defaulting Party") is based upon a material breach of any representation, warranty, covenant or agreement by the other party (the "Defaulting Party"), the Defaulting Party shall pay and reimburse the Non-Defaulting Party for all of the Non-Defaulting Party's documented out-of-pocket expenses incurred in connection with this Agreement, the negotiation of this Agreement and the transactions contemplated hereby, including, without limitation, its due diligence expenses and the fees and expenses of its professional advisors (collectively "Transaction Expenses"). If Durametallic terminates this Agreement pursuant to Section 9.1(d)(iii), then Duriron shall pay and reimburse Durametallic for Transaction Expenses. Reimbursement under this Section 9.3(e) shall not exceed $600,000 and shall not be available to any party receiving a termination fee pursuant to this Section 9.3.

     (f) Fees and expenses payable by any party pursuant to this Section 9.3 shall be paid within 10 days after receipt of written demand therefor, except that $2,250,000 of the $5,250,000 fee payable pursuant to Section 9.3(c) shall not be payable earlier than the date of consummation of the Durametallic Change of Control Transaction.
                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Employee Matters; Durametallic Headquarters. It is the intention of Duriron that (i) the Surviving Corporation will provide its key employees with total compensation no less favorable than that provided under Durametallic's past practices, taking into account all forms of incentive compensation and fringe benefits, and (ii) Durametallic's corporate headquarters will be maintained in Kalamazoo, Michigan. The foregoing constitutes only a nonbinding statement of intention, is subject to change at any time, and shall not create rights in favor of or be relied upon by any party.

     10.2 Non-Survival of Representations and Warranties. The representations and warranties contained in this Agreement (or in any certificate or letter delivered pursuant hereto) shall expire with, and be terminated and extinguished by, the effectiveness of the Merger and shall not survive the Effective Time.

     10.3 Waiver. Either Duriron and Merger Sub on the one hand, or Durametallic on the other, may, by written notice to the other, (a) extend the time for performance of any of the obligations or other actions of such other party(ies) under this Agreement, (b) waive any inaccuracies in the representations or warranties of such other party(ies) contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of such other party(ies) contained in this Agreement, or (d) waive or modify performance of any of the obligations of such other party(ies) under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement. The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     10.4 Amendment. Subject to applicable law, this Agreement may be amended or supplemented by the parties hereto, by and only by written instrument executed pursuant to authorization by their respective Boards of Directors, at any time before or after approval of this Agreement by the shareholders of Duriron and Durametallic; provided, however, that any such amendment or supplement to this Agreement made subsequent to the approval of this Agreement by the shareholders of Duriron or Durametallic shall not, except with the requisite vote of such shareholders, (a) alter the amount or change the form of the Merger Consideration, or (b) alter or change any of the terms of this Agreement if such alteration or change would adversely affect such shareholders.

     10.5 Entire Agreement. This Agreement, including the schedules hereto and the agreements, documents and instruments referred to herein, embodies the entire agreement and understanding of the parties with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters.

     10.6 Governing Law. Except with respect to matters controlled by the Michigan BCA, this Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, as applicable to agreements executed and entirely performed in such state.

     10.7 Interpretation. The headings contained in this Agreement are for convenience of reference only and shall in no way affect the meaning or interpretation of this Agreement. Unless the context of this Agreement expressly otherwise indicates, any singular term in this Agreement will include the plural, and any plural term will include the singular.

     10.8 Notices. All notices, requests, demands and other communications pursuant to this Agreement will be in writing, will be deemed to have been effectively given on the date of actual receipt by the recipient party, and shall be either (i) delivered personally, (ii) transmitted by facsimile transmission, (iii) mailed by registered or certified mail, postage prepaid, or
(iv) delivered by a recognized commercial carrier, as follows:

          If to Duriron or Merger Sub:

        The Duriron Company, Inc.
        3100 Research Boulevard
        Dayton, Ohio 45420
        Telecopy: (513) 476-6247
        Attn: Ronald F. Shuff, Esq.

        With a required copy to:

        Thompson, Hine and Flory
        2000 Courthouse Plaza N.E.
        Dayton, Ohio 45401-8801
        Telecopy: (513) 443-6635
        Attn: J. Michael Herr, Esq.

        If to Durametallic:

        Durametallic Corporation
        2100 Factory Street
        Kalamazoo, Michigan 49001
        Telecopy: (616) 382-8726
        Attn: Mr. Clark D. Hurlbert

        With a required copy to:

        Warner, Norcross & Judd
        900 Old Kent Building
        111 Lyon Street N.W.
        Grand Rapids, Michigan 49503-2489
        Telecopy: (616) 459-2170
        Attn: Alex J. DeYonker, Esq.

Any party or other recipient may from time to time change its address and telecopy number for purposes of this Agreement by giving notice of such change as provided herein.

     10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

     10.10 Parties in Interest; Assignment. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither this Agreement nor any of the rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub's rights and obligations can be assigned and assumed by another Duriron Subsidiary.

     10.11 Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as, and only so long as, the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto or to the shareholders of Duriron or Durametallic. Upon any determination that any provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer(s), all as of the day and year first written above.

                                          THE DURIRON COMPANY, INC.

                                          By /s/ WILLIAM M. JORDAN
                                            William M. Jordan
                                            President and Chief Executive
                                             Officer

                                          WOLVERINE ACQUISITION CORP.

                                          By /s/ WILLIAM M. JORDAN
                                            William M. Jordan
                                            President

                                          DURAMETALLIC CORPORATION

                                          By /s/ JAMES S. WARE
                                            James S. Ware
                                            Chairman and Chief Executive Officer

                                                                       EXHIBIT A

                         POOLING-OF-INTERESTS AGREEMENT

     THIS AGREEMENT is made as of           , 1995, among THE DURIRON COMPANY,
INC., a New York corporation ("Duriron"), DURAMETALLIC CORPORATION, a Michigan
corporation ("Durametallic"), and                     ("Affiliate"), under the
following conditions:

        A. Duriron, Durametallic, and Wolverine Acquisition Corp., a Michigan corporation ("Merger Sub"), have entered into an Agreement and Plan of Merger dated September 11, 1995 (the "Merger Agreement"), which provides for the merger (the "Merger") of Merger Sub into Durametallic, which will be the surviving corporation in the Merger, and the conversion of the outstanding shares of Durametallic's Common Stock, $5.00 par value per share ("Durametallic Common Shares"), into shares of Duriron's Common Stock, $1.25 par value per share ("Duriron Common Stock"), upon the terms and subject to the conditions set forth in the Merger Agreement.

          B. The Merger Agreement provides that, as a condition to the obligation of the parties to proceed with the Merger, the Merger must be accounted for as a "pooling-of-interests" under Accounting Principles Board Opinion No. 16 which, under the interpretations thereof set forth in the Securities and Exchange Commission's Accounting Series Releases No. 130 and No. 135, precludes certain transactions involving Durametallic Common Shares or Duriron Common Shares before and after the Merger by persons who were affiliates of Durametallic prior to the Merger.

          C. Affiliate is entering into this Agreement as an inducement to Duriron and Durametallic to consummate the Merger and in satisfaction of a condition to Duriron's obligations under the Merger Agreement.

     NOW, THEREFORE, the parties hereby agree as follows:

     Section 1. Restrictions on Transfer. During the Restriction Period (as defined in Section 4), Affiliate shall not, without the prior written consent of Duriron and, prior to the Effective Time (as defined in the Merger Agreement), the prior written consent of Durametallic, transfer, sell, assign, convey, pledge, encumber or grant an option with respect to or any other right to acquire (or agree to do any of the foregoing) any shares of Duriron Common Stock or any Durametallic Common Shares held by Affiliate on the date of this Agreement or hereafter acquired by Affiliate in any manner whatsoever (collectively, the "Covered Securities"), other than (in the case of Durametallic Common Shares) pursuant to the Merger Agreement.

     Section 2. Representations and Warranties of Affiliate. Affiliate hereby represents and warrants to Duriron and Durametallic as of the date of this Agreement as follows:

          (a) Affiliate, if an individual, has the full right, power, authority and legal capacity or, if a corporation, has the full right, corporate power and authority, to execute, deliver and perform this Agreement.

          (b) This Agreement has been duly executed by Affiliate and is a legal, valid and binding obligation of Affiliate, enforceable against Affiliate in accordance with its terms.

          (c) Affiliate has no plan or intention to transfer, sell, assign, convey or otherwise dispose of the Duriron Common Stock to be received by Affiliate in the Merger that would result in a reduction of the ownership of Duriron Common Stock by the former holders of Durametallic Common Shares to a number of shares which have a value, as of the Effective Time, of less than 50% of the value of all of the Durametallic Common Shares outstanding immediately prior to the Effective Time.

     Section 3. Stop Transfer Instructions; Restrictive Legend. Duriron and Durametallic shall be entitled to notify their respective transfer agent (or officer responsible for maintaining stock transfer records) that the Covered Securities are subject to the restrictions set forth in this Agreement. Duriron and Durametallic also shall be entitled to place a restrictive legend reflecting the restrictions set forth in this Agreement on the certificate or certificates representing any shares of Duriron Common Stock or Durametallic Common Shares,

                                     Ex. A-1
as the case may be, acquired by Affiliate after the date of this Agreement and prior to the expiration of the Restriction Period. Any such restrictive legend shall be removed, at Affiliate's request, after expiration of the Restriction Period.

     Section 4. Restriction Period. Affiliate's obligations under Section 1 of this Agreement shall commence on the date of this Agreement and shall continue through the period (the "Restriction Period") ending on the earlier of (i) the date, prior to the Effective Time, of the expiration or termination of the Merger Agreement in accordance with Article IX of the Merger Agreement, or (ii) the date, after the Effective Time, on which quarterly financial results (including a quarterly earnings report that includes combined sales and net income) covering at least 30 days of post-Merger combined operations of Duriron and Durametallic have been published by Duriron. Duriron agrees to cause such quarterly financial results to be published promptly after the same become available.

     Section 5. Injunctive Relief. Affiliate acknowledges that performance of its obligations under this Agreement is necessary to protect the value of this Agreement and the Merger Agreement to Duriron and Durametallic; that a breach of such obligations may result in irreparable and continuing damage to Duriron and Durametallic; and that money damages would not adequately compensate either Duriron or Durametallic for any such breach and, therefore, that Duriron and Durametallic would not have any adequate remedy at law for any such breach. Affiliate hereby waives its right to assert, in any action or proceeding instituted to enforce any provision of this Agreement, any claim or defense to the effect that there is an adequate remedy at law available. In addition to any and all remedies at law, Duriron and Durametallic each shall have the right, without posting bond or other security, to an injunction, both temporary and permanent, specific performance and/or other equitable relief to prevent the violation by Affiliate of any of its obligations under this Agreement. The remedies of Duriron and Durametallic for any breach of this Agreement shall be cumulative, and seeking or obtaining injunctive or other equitable relief shall not preclude the making of a claim for damages or other relief.

     Section 6. Severability. If any provision of this Agreement, as applied to any person or to any circumstance, is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.

     Section 7. Amendment. This Agreement shall not be modified or amended except in a writing duly executed by the party to be bound thereby.

     Section 8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

     Section 9. Waiver. The failure of Duriron or Durametallic to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     Section 10. Governing Law. This Agreement shall be construed in accordance with, and the legal relations between the parties shall be governed by, the laws of the State of Ohio as applicable to agreements executed and fully performed in the State of Ohio.

                                     Ex. A-2

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

                                          THE DURIRON COMPANY, INC.

                                          By

                                          --------------------------------------
                                              Name:
                                            Title:

                                          DURAMETALLIC CORPORATION

                                          By

                                          --------------------------------------
                                              Name:
                                            Title:

                                          "Affiliate"

                                          --------------------------------------
                                          Name:

                                     Ex. A-3

                                                                       EXHIBIT B

                    TAX OPINION OF THOMPSON, HINE AND FLORY

     (1) The Merger constitutes a "reorganization" within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(E), and Durametallic, Merger Sub and Duriron are parties to such reorganization.

     (2) Except for cash received in lieu of fractional shares of Duriron Common Stock, any Durametallic shareholder whose Durametallic Common Shares are converted solely into shares of Duriron Common Stock pursuant to the Merger does not recognize gain or loss.

     (3) No gain or loss is recognized by Durametallic on the merger of Merger Sub into Durametallic pursuant to the Plan of Merger.

     (4) No gain or loss is recognized by Duriron in connection with the conversion of the Merger Sub shares into Durametallic Common Shares or the conversion of the Durametallic Common Shares into shares of Duriron Common Stock pursuant to the Merger.

     (5) No gain or loss is recognized by Merger Sub on its Merger into Durametallic pursuant to the Plan of Merger.

     (6) The aggregate tax basis of the shares of Duriron Common Stock to be received by a holder of Durametallic Common Shares is the same as the aggregate tax basis of the Durametallic Common Shares to be converted in exchange therefor.

     (7) The holding period of the shares of Duriron Common Stock to be received by the Durametallic shareholders (including fractional share interests deemed received) includes the holding period during which the Durametallic Common Shares were held, provided such Durametallic Common Shares were held as a capital asset on the date of the exchange.

     (8) Any cash received by a shareholder of Durametallic in lieu of a fractional share of Duriron Common Stock is treated as if a fractional share is distributed as part of the exchange and then a cash distribution is received in redemption of such fractional share qualifying for capital gain treatment, provided that the Durametallic Common Shares exchanged were held as a capital asset on the date of the exchange.

     (9) Any cash received by the dissenting shareholders of Durametallic is treated as received in a taxable distribution in redemption of their shares of Durametallic and is subject to Code Section 302 (if dissenters' rights are applicable).

     (10) Duriron's tax basis in the Durametallic Common Shares immediately following the Plan of Merger is an amount equal to either (a) the cash and tax basis of assets held by Durametallic immediately following the Merger less Durametallic's outstanding liabilities immediately following the Merger or (b) the tax basis of the Durametallic Common Shares transferred pursuant to the Merger, as provided in Section 1.358-6(c) of the Treasury Department Proposed Federal Income Tax Regulations.

     If the liabilities of Durametallic immediately following the Merger exceed the cash and tax basis of the assets held by Durametallic immediately following the Merger and the approach in (a) of this paragraph (10) is used to determine Duriron's tax basis in the Durametallic Common Shares, Proposed Federal Income Tax Regulations provide that the tax basis of the Durametallic Common Shares held by Duriron immediately following the Merger is a negative number (i.e., an excess loss account is established) equal to such excess. The section of the applicable Proposed Federal Income Tax Regulations on this point is effective only if the Merger occurs after such regulations are issued in final form.

     (11) No gain or loss is recognized by the holders of nonqualified stock options to purchase Durametallic Common Shares upon the conversion of such options into nonqualified options to purchase shares of Duriron Common Stock.

     Such firm's opinion that the Merger will qualify as a tax-free reorganization will be based on the position that the Durametallic shareholders will (a) be treated as the "historic shareholders" of Durametallic and

                                     Ex. B-1

(b) retain a "continuing interest" in Duriron through the ownership of shares of Duriron Common Stock. In order for the Plan of Merger to qualify as a tax-free reorganization, both of these component parts of the continuity of interest requirement must be met.

     The historic shareholder component requires that Durametallic shareholders who participate in the Plan of Merger have held their interest in Durametallic Common Shares for a substantial period of time prior to the execution of the Plan of Merger. The continuing interest component as applied by the Internal Revenue Service requires that the historic Durametallic shareholders as a group receive shares of Duriron Common Stock which are equal in value to at least 50 percent of the value of the outstanding Durametallic Common Shares immediately prior to the Merger and that such shares of Duriron Common Stock will be retained by the former historic Durametallic shareholders for a significant period of time.

     Such firm's opinion with respect to the continuity of interest requirement will be based on the representation of Durametallic that over 50 percent of the total outstanding Durametallic Common Shares have been held by the same Durametallic shareholders for the five-year period preceding the Merger and the representation of Durametallic and Duriron that they have no knowledge of any plan or intention by the Durametallic shareholders to sell or otherwise dispose of shares of Duriron Common Stock. No representation to this effect will be requested from the approximately 250 shareholders of Durametallic.

     The Internal Revenue Service has not issued specific guidance as to how to apply the continuity of interest requirement in a situation where the shares of a corporation, like Durametallic, are held by many shareholders each holding a relatively small interest. Such firm's opinion will be based on the premise that the Durametallic shareholders will act in a manner consistent with the representations given by Durametallic and Duriron with respect to the continuity of interest requirement.

                                     Ex. B-2

                                                                       EXHIBIT C

                       OPINION OF WARNER NORCROSS & JUDD

     1. Each of Durametallic and the domestic Durametallic Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to own its properties and assets and to carry on its business as described in the Registration Statement and the Joint Proxy Statement/Prospectus. Except as otherwise set forth in Durametallic Schedule 4.2 or Durametallic Schedule 4.5, Durametallic and each domestic Durametallic Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of property or the nature of the business conducted by it, as the same is know to such counsel, makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Durametallic.

     2. The authorized capital stock of Durametallic is as set forth in Section
4.4 of the Agreement. To such counsel's knowledge, none of the outstanding capital stock of Durametallic or the domestic Durametallic Subsidiaries was issued in violation of any preemptive rights of any shareholder, and, to such counsel's knowledge, all such outstanding capital stock is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Durametallic Schedule 4.4 or Durametallic Schedule 4.5, to such counsel's knowledge, there are no outstanding Durametallic Stock Options or other Rights to Purchase with respect to any capital stock of Durametallic or any Durametallic Subsidiary.

     3. Durametallic has the requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Durametallic.

     4. The Agreement has been duly executed and delivered by Durametallic and constitutes a valid and binding obligation of Durametallic, enforceable against Durametallic in accordance with its terms, except as such enforceability may be limited by (i) insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity.)

     5. The Agreement complies with the requirements of the Michigan BCA with respect to the Merger and, upon filing the Certificate of Merger with the Department of Commerce of the State of Michigan, the Merger will become effective in accordance with the Michigan BCA.

     6. Except as set forth on Durametallic Schedule 4.7, neither the execution and delivery of the Agreement by Durametallic nor the consummation by Durametallic of the transactions contemplated hereby will:

          (a) conflict with or result in any breach of any provision of Durametallic's Articles of Incorporation or By-laws;

          (b) to such counsel's knowledge, violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Durametallic or any Durametallic Subsidiary under, any Durametallic Contract;

          (c) to such counsel's knowledge, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Durametallic, any Durametallic Subsidiary, or any of their respective properties or assets; or

          (d) give rise to dissenters' rights on behalf of shareholders of Durametallic.

     7. All requisite corporate action has been taken by the directors and shareholders of Durametallic under the laws of the State of Michigan to enable Durametallic to legally consummate the Merger.

                                     Ex. C-1

     8. All consents, approvals, and authorizations of any governmental authority required under the laws of the State of Michigan in order for Durametallic to consummate the merger and the transactions contemplated by the Agreement have been obtained. To such counsel's knowledge, all other consents, approvals, and authorizations by any governmental authority required in order for Durametallic to consummate the Merger and the transactions contemplated by the Agreement have also been obtained.

     9. Except as disclosed in Durametallic Schedule 4.13, to such counsel's knowledge, there is no litigation, action, arbitration or proceeding pending or threatened against or affecting Durametallic or any Durametallic Subsidiary, which is having, or insofar as reasonably can be foreseen will have, a Material Adverse Effect on Durametallic.

     10. With respect to information relating to Durametallic and the Durametallic Subsidiaries and their business, properties, management, shareholders or securities provided by Durametallic in writing ("the Durametallic Information"): (i) the Joint Proxy Statement/Prospectus, as of the date of mailing or other delivery to the shareholders of Durametallic, appeared on its face to comply as to form in all material respects with the requirements of the Securities Act, and (ii) such counsel has participated in the preparation of the Joint Proxy Statement/Prospectus and nothing has come to the attention of such counsel to cause them to believe that the Joint Proxy Statement/Prospectus, at the time the Registration Statement became effective, on the date of mailing or other delivery or at the Effective Time contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as it relates to the Durametallic Information (it being understood that such counsel is not requested to and has not and will not make any comment in this paragraph with respect to the financial statements, supporting schedules, and other financial and statistical information contained in the Registration Statement or the Joint Proxy Statement/Prospectus or the information covering Duriron contained in the Registration Statement or the Joint Proxy Statement/Prospectus).

     In giving the opinions above with respect to the laws of any jurisdiction other than Michigan, such counsel may rely on opinions of local and special counsel, satisfactory in form and substance to such counsel, provided that Duriron also is entitled to rely thereon.

     Whenever the opinion of such counsel with respect to the existence or absence of facts is indicated to be based upon such counsel's knowledge or awareness, such counsel is referring to the actual knowledge of Warner Norcross & Judd LLP attorneys who shall have given substantive attention to matters concerning the Agreement and the Merger during such counsel's limited representation of Durametallic. Except as otherwise expressly provided, it is acknowledged that such counsel has not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to the knowledge of such counsel concerning such facts should be drawn from such counsel's representation.

                                     Ex. C-2

                                                                       EXHIBIT D

                      OPINION OF THOMPSON, HINE AND FLORY

     1. Duriron and Merger Sub each is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to own its properties and assets and to carry on its business as described in the Registration Statement and the Joint Proxy Statement/Prospectus. Duriron is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of property or the nature of the business conducted by it, as the same is known to such counsel, makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Duriron.

     2. The authorized capital stock of Duriron and Merger Sub is as set forth in Section 5.4 of the Agreement. To such counsel's knowledge, none of the outstanding capital stock of Duriron or the domestic subsidiaries of Duriron was issued in violation of any preemptive rights of any shareholder and, to such counsel's knowledge, all of the outstanding capital stock of Duriron and Merger Sub is duly authorized, validly issued, fully paid and nonassessable.

     3. Duriron and Merger Sub each has the requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate action on the part of Duriron and Merger Sub.

     4. The Agreement has been duly executed and delivered by Duriron and Merger Sub and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity.)

     5. Neither the execution and delivery of the Agreement by Duriron and Merger Sub nor the consummation by Duriron and Merger Sub of the transactions contemplated thereby will:

          (i) conflict with or result in any breach of any provision of their respective Articles of Incorporation or By-laws;

          (ii) to such counsel's knowledge, violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Duriron or Merger Sub under, any note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument or obligation to which Duriron or Merger Sub is a party or to which either of them or any of their respective properties may be subject; or

          (iii) to such counsel's knowledge, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Duriron or Merger Sub or any of their respective properties or assets.

     6. All requisite corporate action has been taken by the directors and shareholders of Duriron and Merger Sub to enable Duriron and Merger Sub to legally consummate the Merger.

     7. To such counsel's knowledge, all consents, approvals, and authorizations of any governmental authority required in order for Duriron to consummate the Merger or the transactions contemplated by the Agreement have been obtained.

     8. Except as disclosed in Duriron Schedule 5.9, to the best of such counsel's knowledge there is no litigation, action, arbitration or proceeding pending or threatened against or affecting Duriron or Merger Sub which is having, or insofar as reasonably can be foreseen will have, a Material Adverse Effect on Duriron.

                                     Ex. D-1

     9. With respect to information relating to Duriron and Merger Sub and their business, properties, management, shareholders or securities provided by Duriron in writing ("the Duriron Information"): (i) the Joint Proxy Statement/Prospectus, as of the date of mailing or other delivery to the shareholders of Duriron, appeared on its face to comply as to form in all material respects with the requirements of the Securities Act, and (ii) such counsel has participated in the preparation of the Joint Proxy Statement/Prospectus and nothing has come to the attention of such counsel to cause them to believe that the Joint Proxy Statement/Prospectus, at the time the Registration Statement became effective, on the date of mailing or other delivery to the shareholders of Duriron or at the Effective Time contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as it relates to the Duriron Information (it being understood that such counsel is not requested to and has not and will not make any comment in this paragraph with respect to the financial statements, supporting schedules, and other financial and statistical information contained in the Registration Statement or the Joint Proxy Statement/Prospectus or the information covering Durametallic or any of the Durametallic Subsidiaries contained in the Registration Statement or the Joint Proxy Statement/Prospectus).

     In giving the opinions above with respect to the laws of any jurisdiction other than Ohio, such counsel may rely on opinions of local and special counsel, satisfactory in form and substance to such counsel, provided that Durametallic also is entitled to rely thereon.

     Whenever the opinion of such counsel with respect to the existence or absence of facts is indicated to be based upon such counsel's knowledge or awareness, such counsel is referring to the actual knowledge of Thompson, Hine and Flory attorneys who shall have given substantive attention to matters concerning the Agreement and the Merger during such counsel's representation of Duriron. Except as otherwise expressly provided, it is acknowledged that such counsel has not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to the knowledge of such counsel concerning such facts should be drawn from such counsel's representation.

                                     Ex. D-2

                                                                         ANNEX B

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                            September 9, 1995

Board of Directors
The Duriron Company, Inc.
3100 Research Boulevard
Dayton, OH 45420

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to The Duriron Company, Inc. (the "Company") and its shareholders of the consideration to be paid by the Company in connection with the merger ("Merger") contemplated by the Agreement and Plan of Merger to be dated as of September 11, 1995, between the Company and Durametallic Corporation ("Durametallic") (the "Agreement").

     Pursuant to the Agreement, the terms of which are more fully described in the Joint Proxy Statement/Prospectus described below to be furnished to the shareholders of both Duriron and Durametallic (the "Joint Proxy"), each share of common stock of Durametallic will be converted into such number of shares of common stock, $1.25 par value per share, of the Company, as specified in accordance with the Agreement.

     In arriving at our opinion, we have reviewed the September 7, 1995 draft Agreement and the September 8, 1995 draft of the Joint Proxy, as proposed to be filed with the Securities and Exchange Commission. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Durametallic, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Durametallic for the period beginning January 1, 1995 and ending December 31, 2000 prepared by the management of Durametallic, as submitted to the Company's management, and certain financial projections of the Company for the period beginning January 1, 1995 and ending December 31, 2000 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Durametallic with various other companies whose securities are graded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided by the Company and Durametallic and their respective representatives, and that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of Durametallic. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the Company and Durametallic as to the future operating and financial performance of the Company and Durametallic. We have not assumed any responsibility for making any independent evaluation of Durametallic's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied on the advice of counsel to the Company as to all legal matters, and in particular as to the analysis and evaluation of the risks of litigation against Durametallic. We have relied on the advice of Ernst & Young to the Company as to the fact that the Merger will qualify for pooling accounting treatment.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, review or reaffirm this opinion. We are expressing no opinion as to the prices at which the Company's common stock will actually trade at any time. Except with regard to the fairness of the Company and its shareholders from a financial point of view of the consideration to be paid by the Company pursuant to the Transaction, our opinion does not address the relative merits of the Merger, nor does it address the Board's decision to proceed with the Merger. Our opinion is not intended as a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

     Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with the mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has in the past published research reports and recommendations with regard to the stock of the Company. In addition, DLJ has from time to time traded in and made a market in the stock of the Company.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be paid by the Company pursuant to the Agreement is fair to the Company and its shareholders from a financial point of view.

                                            Very truly yours,

                                            DONALDSON, LUFKIN & JENRETTE
                                              SECURITIES CORPORATION

                                            By /s/ HERALD L. RITCH
                                             Herald L. Ritch
                                             Managing Director

                                                                         ANNEX C

                            WILLIAM BLAIR & COMPANY
                             222 West Adams Street
                            Chicago, Illinois 60606

                                            September 9, 1995

CONFIDENTIAL

Board of Directors
Durametallic Corporation
Kalamazoo, MI 49001

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Durametallic Corporation (the "Company") of the consideration to be paid such shareholders in the transaction (as hereinafter defined) pursuant to the Agreement and Plan of Merger dated September 11, 1995 (the "Agreement") among The Duriron Company, Inc. ("Duriron") and its subsidiary and the Company. Pursuant to the terms of the Agreement, a Duriron subsidiary will merge into the Company (the "Merger"), with such Duriron subsidiary surviving the Merger. The Agreement provides, among other things, that each share of Common Stock of the Company will be converted into that number of shares of Duriron Common Stock equal to the quotient arrived at by dividing $85.30 by the market value of Duriron Common Stock (as defined in the Agreement), such quotient being the "Conversion Ratio", provided that the Conversion Ratio shall be no more than 3.6728 and no less than 2.9187.

     We have acted as financial advisor to the Company in connection with the Merger. In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the financial terms and conditions of the Merger as set forth in the Agreement and in a final draft of the Joint Proxy Statement/Prospectus of Duriron and the Company; (b) audited financial statements of the Company for each of the four fiscal years ended December 31, 1994; (c) audited financial statements included in the annual report of Form 10-K of Duriron for each of the four fiscal years ended December 31, 1994; (d) unaudited quarterly financial statements included in the quarterly reports on Form 10-K for Duriron for the periods ended March 31 and June 30, 1995; (e) certain internal financial analyses and forecasts for the Company prepared by the management of the Company; (f) certain internal financial information and the 1995 budget of Duriron; and (g) certain other publicly available information on the Company and Duriron. We have also held discussions with members of the senior management of the Company and Duriron to discuss the foregoing and have considered other matters which we have deemed relevant to our inquiry.

     In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including (a) historical revenue, operating earnings, net income, dividend capacity and capitalization, as to the Company, as to Duriron and as to certain publicly held companies in businesses we believe to be comparable to the Company; (b) the current and prospective financial position and results of operations of the Company and Duriron; (c) the historical market prices and trading volume of the Common Stock of Duriron; (d) financial information concerning selected business combinations which we believe to be relevant; and
(e) the general condition of the securities markets.

     We have assumed the accuracy and completeness of all information provided to us by the Company and have not attempted to verify independently any of such information, nor have we made or obtained an independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to financial forecasts and budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the Company's management. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof.

     William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee, a significant portion of which is contingent upon consummation of the Merger, and will indemnify us against certain liabilities. William Blair & Company has provided investment banking and financial advisory services to the Company and to Duriron in the past for which we have received customary compensation.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of September 10, 1995, the consideration to be paid to the shareholders of the Company in the Merger is fair, from a financial point of view, to such shareholders.

                                            Very truly yours,

                                            WILLIAM BLAIR & COMPANY

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 721 through 726 of Article 7 of the New York Business Corporation Law ("NYBCL") set forth the statutory scheme for indemnification of directors and officers. Section 721 states that the statutory provisions are not exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification; provided, however, that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were, in either case, material to the action being adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) permits indemnification of a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by him in connection with an action other than an action by or in the right of the corporation if the director or officer acted in good faith for a purpose which he reasonably believed to be in or not opposed to the best interests of the corporation and, in addition, in criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful.
Section 722(c) permits indemnification of a director or officer against amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by him in connection with an action by or in the right of the corporation if such director or officer acted in good faith for a purpose which he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification under Section 722(c) shall be made in respect of
(i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless, and only to the extent that, the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Unless a director or officer has been successful in the defense of an action or proceeding or a court orders indemnification to be made, indemnification under the statute is permissive and is to be granted only if a quorum of disinterested directors finds such director or officer has met the applicable standard of conduct or, if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, indemnification may be granted (i) by the Board based upon the written opinion of independent legal counsel that the applicable standard of conduct has been met by the director or officer, or (ii) by the shareholders upon finding that the standard of conduct has been met.

     In 1988, the Board of Directors adopted an amendment to the By-Laws of the Company (the "By-Law Amendment") providing for indemnification of directors and officers and authorizing the Company, subject to shareholder approval, to enter into indemnification agreements (the "Indemnification Agreements") with directors and officers. At the 1988 Annual Meeting of Shareholders, the shareholders of the Company ratified the By-Law Amendment and approved the form of Indemnification Agreements. The By-Law Amendment (i) provides for mandatory indemnification of directors and officers to the maximum extent permitted by law, and (ii) authorizes the Company to enter into the Indemnification Agreements with present and future directors and officers. The Indemnification Agreements, which were adopted pursuant to the provisions of Section 721 of the NYBCL, expand the indemnification rights granted by the statute. The Indemnification Agreements require mandatory indemnification and advancement of expenses, and in addition to certain other procedural advantages, also provide directors and officers of the Company with the benefit of a rebuttable presumption that they have met the applicable standard of conduct. The Company has entered into Indemnification Agreements with all persons currently serving as directors and officers.

     Under Section 726, a corporation has the power to purchase and maintain insurance to indemnify directors and officers in instances in which they might not otherwise be entitled to indemnification by the corporation under the NYBCL provided the contract of insurance provides, in a manner acceptable to the Superintendent of Insurance, for a retention amount and for co-insurance; however, no insurance may provide for any payment, other than cost of defense, to or on behalf of any director or officer if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     The Company maintains a Directors and Officers Liability and Corporation Reimbursement Insurance Policy providing combined coverage for both the Company and its directors and officers for each policy year to the maximum liability limits of the policy subject to a self-insured specified retention amount by the Company and a self-insured retention amount for any director or officer for each loss.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See Exhibit Index at Page II-5.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of either of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the other Items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of registration statement though the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on the 9th day of September, 1995.

                                            THE DURIRON COMPANY, INC.

                                            By: /s/     WILLIAM M. JORDAN
                                                --------------------------------
                                                William M. Jordan, President and
                                                    Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               NAME                                 TITLE                         DATE
              -------                              --------                      ------
 /s/     WILLIAM M. JORDAN           President, Chief Executive Officer   September 9, 1995
-----------------------------------  and Director (principal executive
         William M. Jordan           officer)

 /s/      BRUCE E. HINES             Senior Vice President and Chief      September 9, 1995
-----------------------------------  Administrative Officer (principal
          Bruce E. Hines             financial and accounting officer)

          *HUGH K. COBLE             Director                             September 9, 1995
-----------------------------------
           Hugh K. Coble

         *ROBERT E. FRAZER           Director                             September 9, 1995
-----------------------------------
         Robert E. Frazer

           *ERNEST GREEN             Director                             September 9, 1995
-----------------------------------
           Ernest Green

         *JOHN S. HADDICK            Director                             September 9, 1995
-----------------------------------
          John S. Haddick


-----------------------------------  Director                             September  , 1995
          Diane C. Harris

         *RICHARD L. MOLEN           Director                             September 9, 1995
-----------------------------------
         Richard L. Molen


-----------------------------------  Director                             September  , 1995
          James F. Schorr

         *KEVIN E. SHEEHAN           Director                             September 9, 1995
-----------------------------------
         Kevin E. Sheehan


-----------------------------------  Director                             September  , 1995
          R. Elton White

     *The undersigned, by signing his name hereto, executes this registration statement on behalf of each of the above-named directors of the registrant pursuant to powers of attorney executed by the above-named persons and filed with the Securities and Exchange Commission.

                                             /s/       RONALD F. SHUFF
                                            ------------------------------------
                                            RONALD F. SHUFF, ATTORNEY-IN-FACT


                                 EXHIBIT INDEX

EXHIBIT                                                                                  PAGE
-------                                                                                  ----
   (2)      Plan of Acquisition, Reorganization, Arrangement, Liquidation or
            Successor
            2.1 Agreement and Plan of Merger dated as of September 11, 1995 among The
                Duriron Company, Inc., Wolverine Acquisition Corp. and Durametallic
                Corporation [included as Annex A to the Joint Proxy
                Statement/Prospectus constituting part of this Registration
                Statement]. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Agreement and Plan of Merger to the
                Commission upon request.
   (3)      Instruments Defining the Rights of Security Holders, Including Indentures
            4.1 Restated Certificate of Incorporation of The Duriron Company, Inc.
                (as amended).........................................................
            4.2 By-Laws of The Duriron Company, Inc. (as amended)....................
            4.3 Form of Rights Agreement dated as of August 1, 1986 between The
                Duriron Company, Inc. and Bank One, Indianapolis, National Association,
                as Rights Agent [filed as an exhibit to the Company's Form 8-A dated
                August 13, 1986]*
   (5)      Opinion re Legality
            5.1 Opinion of Thompson, Hine and Flory..................................
   (8)      Opinion re Tax Matters
            8.1 Opinion of Thompson, Hine and Flory..................................
  (23)      Consents of Experts and Counsel
            23.1 Consent of Ernst & Young LLP........................................
            23.2 Consent of KMPG Peat Marwick LLP....................................
            23.3 Consent of Thompson, Hine and Flory is included in Exhibits 5.1 and
                 8.1
            23.4 Consent of Donaldson, Lufkin & Jenrette Securities Corporation......
            23.5 Consent of William Blair & Company .................................
  (24)      Powers of Attorney
            24.1 Powers of attorney of each person whose signature on this registration statement was signed by another pursuant to a power of attorney............................................................
  (99)      Additional Exhibits
            99.1 Form of Proxy to be used by The Duriron Company, Inc................
            99.2 Form of Proxy to be used by Durametallic Corporation................
            99.3 Durametallic Corporation Financial Statement Schedule -- Valuation
                 and Qualifying Accounts.............................................

---------------
* Incorporated by reference to a document previously filed with the Securities and Exchange Commission.
